As filed with the United States Securities and Exchange Commission on April 20 , 2006

Registration No. 333-131913

UNITED STATES SECURITIES
AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

Amendment No. 2
to

FORM S-1

REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

Maverick Oil and Gas, Inc.
(Name of Registrant as specified in its charter)

Nevada	1040	98-0377027
(State or other jurisdiction of incorporation or organization)	(primary standard industrial classification code number)	(IRS Employer Identification No.)

888 East Las Olas Boulevard, Suite 400
Fort Lauderdale, Florida 33301
(954) 463-5707
(Address and telephone number of principal executive offices and principal place of business)

V. Ray Harlow
Chief Executive Officer
Maverick Oil and Gas, Inc.
888 East Las Olas Boulevard, Suite 400
Fort Lauderdale, FL 33301
(954) 463-5707
(Name, address and telephone number of agent for service)

Copies to:

Stephen M. Cohen, Esq. 1835 Market Street, Suite 1500 Philadelphia, PA 19103 (215) 568-4891	Brian North, Esq. Buchanan Ingersoll PC 1835 Market Street, 14th Floor Philadelphia, PA 19103 (215) 665-8700

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If the delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the United States Securities and Exchange Commission, acting pursuant to said section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS

Subject to Completion, Dated April 20 , 2006

Maverick Oil and Gas, Inc.

77,847,023 shares of common stock

The selling shareholders identified in this prospectus may offer and sell up to an aggregate of 77,847,023 shares of our common stock which we have issued to them, or which we may issue to them upon the exercise of certain warrants or upon the conversion or redemption of, or the payment of interest on, or the principal of, certain convertible debentures issued to them. All of the shares, convertible debentures and warrants were issued to the selling shareholders in private placement transactions completed prior to the filing of the registration statement of which this prospectus is a part.

The selling shareholders may sell all or a portion of their shares through public or private transactions at prevailing market prices or at privately negotiated prices.

We are not selling any shares of our common stock in this offering and will not receive any proceeds from this offering. We may receive proceeds on exercise of outstanding warrants for shares of common stock covered by this prospectus if the warrants are exercised for cash. If the warrants are exercised by means of “cashless exercise,” we will not receive any additional proceeds. In addition, our obligation to pay amounts otherwise due under the convertible debentures will be reduced as a result of the issuance of our common stock in conversion or redemption of, or the payment of the principal of, or interest on, the convertible debentures.

The selling shareholders may offer the shares covered by this prospectus at fixed prices, at prevailing market prices at the time of sale, at varying prices or negotiated prices, in negotiated transactions, or in trading markets for our common stock. We will bear all costs associated with this registration.

Our common stock trades on the OTC Bulletin Board under the symbol “MVOG.OB” The closing price of our common stock on the OTC Bulletin Board on April 17, 2006, was $1.32 per share.

You should consider carefully the risk factors beginning on page 3 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved these securities or determined that this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is April     , 2006.

TABLE OF CONTENTS

ABOUT THIS PROSPECTUS	1
PROSPECTUS SUMMARY	1
RISK FACTORS	3
FORWARD-LOOKING STATEMENTS	11
AVAILABLE INFORMATION	12
USE OF PROCEEDS	12
MARKET FOR COMMON STOCK AND RELATED SHAREHOLDER MATTERS	12
SELECTED FINANCIAL DATA	13
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	14
CHANGE OF ACCOUNTANTS	21
QUANTITATIVE AND QUALITATIVE DISCLOSURE ABOUT MARKET RISK	21
BUSINESS	22
LEGAL PROCEEDINGS	28
DESCRIPTION OF PROPERTY	28
DIRECTORS AND EXECUTIVE OFFICERS	31
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS	33
EXECUTIVE COMPENSATION	34
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	37
SELLING SHAREHOLDERS	40
PLAN OF DISTRIBUTION	42
DESCRIPTION OF SECURITIES	44
INTEREST OF NAMED EXPERTS	50
LEGAL MATTERS	50
INDEMNIFICATION OF DIRECTORS AND OFFICERS	50
CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS	51
FINANCIAL STATEMENTS	52
INFORMATION NOT REQUIRED IN PROSPECTUS	II-1

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement we filed with the Securities and Exchange Commission. You should rely only on the information provided in this prospectus and incorporated by reference in this prospectus. We have not authorized anyone to provide you with information different from that contained in or incorporated by reference into this prospectus. The selling shareholders are offering to sell, and seeking offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted. The information in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of common stock. The rules of the Securities and Exchange Commission may require us to update this prospectus in the future.

PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this prospectus. It is not complete and may not contain all of the information that is important to you. To understand this offering fully, you should read the entire prospectus carefully. Investors should carefully consider the information set forth under the heading “Risk Factors.” In this prospectus, the terms “Maverick” “we,” “us,” and “our” refer to Maverick Oil and Gas, Inc.

Our Company

We are an early stage independent energy company engaged in oil and gas exploration, exploitation, development and production. We currently participate in these activities through the interests we hold in oil and gas exploration and development projects in Arkansas, Texas and Colorado. Our strategy is to continue the development of our current exploration projects and to expand our operations by acquiring additional exploration opportunities and properties with existing production, taking advantage of the industry experience of our management team and modern techniques such as horizontal drilling and 3D seismic analysis.

Our operations are focused on identifying and evaluating prospective oil and gas properties and contributing capital to projects that we believe have the potential to produce oil or gas in commercial quantities. Over time, as we complete the exploration and development stage of a project, our primary focus for that project will gradually shift to drilling and production.

We participate in projects directly, as well as indirectly as equity participants in our subsidiaries and other investees. Until recently, we have not been involved as the operator of the projects in which we participate. Instead, we have relied on others for drilling, delivering any gas or oil reserves we discover, and negotiating all sales contracts. Recently, however we have become the operator of two of our existing projects, and we expect to act as the operator of certain of the projects in which we participate in the future. Such operatorship will be a key component of our strategy to increase our reserves and production.

Consistent with our efficient operating model, we intend to rely on leading third party sources of outsourced drilling and field management services, as necessary. We expect that this will allow us to achieve significant cost savings and operational efficiencies by outsourcing an appropriate level of the capital-intensive aspects of our business. We believe that our business model will permit us to maximize the use of our otherwise limited resources, reduce the risk of unsuccessful drilling efforts, and capitalize on the experience of our management team and consultants.

Our development efforts have initially focused on six projects; four of which are in Texas, one in Colorado and one in Arkansas. These regions are characterized by potentially long-lived reserves with predictable and relatively low production depletion rates, lower service costs than in more competitive or remote areas, a favorable regulatory environment that encourages drilling efforts, and limited federal land or land access impediments.

Preliminary drilling results and comprehensive technical evaluations have suggested that at least two of the four Texas projects, the Colorado and the Arkansas project could contain substantial reserves that could be extracted at commercially attractive prices. However, drilling has only recently commenced on certain of the Texas and Colorado properties, and we are still in the lease acquisition phase in Arkansas. As a result, we cannot be sure that our expectations will be realized. Estimates of oil and gas reserves are developed through a subjective process that depends upon many assumptions, and some or all of those assumptions may not be realized.

Our current projects are focused on low-risk exploratory drilling and development. Each project is screened on available geologic and engineering data, surrounding production from similar wells, and proximity to infrastructure. We utilize a risk-based economic evaluation that compares various production and price scenarios to rank projects for investment. Our overall business plan employs the same technique for price and production.

Our primary objectives are to build reserves, production, cash flow and earnings per share by acquiring oil and gas properties, exploring for new oil and gas reserves, and optimizing production and value from existing oil and gas properties. We have crafted a business model specifically designed to exploit the unique opportunities currently available to small companies in the oil and gas industry.

We are managed by a small highly experienced team of employees and some retained consultants focused on finding and structuring attractive oil and gas investment opportunities and then extracting the maximum value from them. Our management team, lead by our Chief Executive Officer, Mr. V. Ray Harlow, joined us in connection with our March 10, 2005, acquisition of Hurricane Energy, an early-stage independent oil and gas business founded in 2003 that targeted the acquisition of producing, development, and exploitation reserves principally in the U.S. Gulf Coast region.

Our goal is to create long-term value for our investors by building a significant oil and natural gas reserve base. We seek to acquire and exploit properties with the following characteristics:

• locations within or close to areas with an established production history and infrastructure

• multiple productive sands and reservoirs

• current production levels with significant identified proven and potential reserve upside opportunities

• the opportunity to obtain a significant interest as well as operatorship

We believe significant competitive opportunities are available to us primarily because large energy companies continue to focus their attention and resources on the discovery and development of large oil and gas fields, while divesting themselves of lower producing mature fields. Also, the recent economics of the oil and gas market have improved as prices have risen substantially. Given these conditions and our efficient operating model, we believe that we have the opportunity, as a small independent energy company, to successfully compete in our chosen market.

Our principal offices are located at 888 East Las Olas Boulevard, Suite 400, Fort Lauderdale, Florida 33301. Our telephone number is (954) 463-5707.

The Offering

Common stock outstanding:	99,022,565 shares as of April 7, 2006
Common stock that may be offered by selling shareholders:	Up to 77,847,023 shares, representing 2,200,000 shares of common stock issued to the selling shareholders in private placement transactions, 2,533,276 shares of common stock issuable upon the exercise of warrants that were issued to the selling shareholders, 31,518,184 shares of common stock issuable upon conversion or redemption, or the payment of the principal of, or interest on, $20 million of Secured Convertible Debentures issued by us on January 5, 2006, and 41,595,563 shares of common stock issuable upon the exercise of warrants issued by us to the purchasers of the Secured Convertible Debentures in that transaction. We are contractually obligated to register not less than 130% of the shares issuable upon the conversion of, and payment of interest on, our Senior Secured Debentures and associated warrants. This prospectus includes 200,000 shares being offered by certain directors and officers pursuant to contractual registration rights.
Total proceeds raised by offering:	We will not receive any proceeds from the resale or other disposition of the shares covered by this prospectus by any selling shareholder. We will receive proceeds from exercise of the warrants for shares of common stock are covered by this prospectus if those warrants are exercised for cash. If the warrants are exercised by means of “cashless exercise,” we will not receive any additional proceeds. In addition, our obligation to pay amounts otherwise due under the Secured Convertible Debentures, will be reduced as a result of the issuance of our common stock in conversion or redemption of, or the payment of the principal of, or interest on, our Secured Convertible Debentures.
Risk factors:	There are significant risks involved in investing in our company. For a discussion of risk factors you should consider before buying our common stock, see “Risk Factors” beginning on page 3.

RISK FACTORS

Our business and an investment in our securities are subject to a variety of risks. The following risk factors could result in a material adverse effect upon our business, financial condition, and results of operations, our ability to implement our business plan, and the market price for our securities. Many of these events are outside of our control.

Risks Relating to Our Business

Our future performance depends on our ability to find, acquire and develop oil and gas properties.

Our future performance depends upon our ability to find, acquire, and develop oil and gas reserves that are economically recoverable. Without successful exploration, exploitation or acquisition activities, we will not be able to develop reserves or generate revenues. No assurance can be given that we will be able to find, acquire or develop reserves on acceptable terms, or that commercial quantities of oil and gas deposits will be discovered sufficient to enable us to recover our exploration and development costs or sustain our business.

The successful acquisition and development of oil and gas properties requires an assessment of recoverable reserves, future oil and gas prices and operating costs, potential environmental and other liabilities and other factors. Such assessments are necessarily inexact and their accuracy inherently uncertain. In addition, no assurance can be given that our exploitation and development activities will result in the discovery of any reserves. Our operations may be curtailed, delayed or canceled as a result of a lack of adequate capital and other factors, such as title problems, weather, compliance with governmental regulations or price controls, mechanical difficulties, or unusual or unexpected formations, pressures and/or work interruptions. In addition, the costs of exploitation and development may materially exceed initial estimates.

We can provide no assurance that oil and gas will be discovered in commercial quantities in any of our present properties or in properties we may acquire the future. Our success will depend upon our ability to acquire working and revenue interests in properties upon which gas and oil reserves are ultimately discovered in commercial quantities. Although our new management team has significant industry experience, we do not have an established history of locating and developing properties that have oil and gas reserves.

Our business plan is subject to risks inherent in the oil and gas industry.

Our oil and gas interests are subject to the economic risks typically associated with exploration, development and production activities, including the necessity of significant expenditures to locate and acquire properties and to drill exploratory wells. In addition, the cost and timing of drilling, completing and operating wells is often uncertain. In conducting exploration and development activities, the presence of unanticipated pressure or irregularities in formations, miscalculations or accidents may cause exploration, development and production activities to be unsuccessful. This could result in a total loss of our investment in a particular property. If exploration efforts are unsuccessful in establishing proved reserves and exploration activities cease, the amounts accumulated as unproved costs will be charged against earnings as impairments.

Development of our current projects and expansion of our operations will require significant capital expenditures which we may be unable to fund.

Our business plan contemplates developing our current exploration properties and expanding our business by acquiring additional oil and gas properties. Our plan of operations for the next twelve months anticipates capital spending of approximately $37 million. We plan to obtain the funding we need through the debt and equity markets. The terms of our January 6, 2006 Secured Convertible Debentures, however limit the amount of additional senior debt we may incur to $5 million, and place additional limitations on the timing and pricing of any subsequent rounds of equity financing. These limitations could impair our ability to secure the full amount of capital required by our plan of operations, absent the consent of the holders of our Secured Convertible Debentures. There is no assurance that such additional financing will be available to us or, if it is, whether we will be able to complete such financing in light of the restrictions of this recent transaction.

We need additional capital

We have either spent or allocated most of the proceeds from our recent sale of the Secured Convertible Debentures, and as we expected, our current capital resources will not be sufficient to fund all development and drilling of our existing projects, or to fund the acquisition of all additional oil and gas properties, as discussed above. Furthermore, although our current capital resources, together with our expected cash flow from operations, are likely to be sufficient to maintain our operations over the course of the next twelve months (just including, for this purpose, payment of our anticipated overhead expenses), they will not be sufficient to cover the approximate $3.1 million of interest and current portion of our long-term debt due within the next twelve months. We will, therefore, continue to seek additional capital over the next 12 months to finance the development of our existing projects and to fund our future growth and exploration activities. This may take the form of either debt-based financing, or sale of equity securities. In the shorter term, if we are unable to obtain additional funds when we need them or if we cannot obtain funds on terms favorable to us, we may need to delay, scale back, or eliminate plans for further development efforts. A longer term inability to secure additional funds would require us to consider a sale of certain assets or otherwise incur a risk of default upon our Secured Convertible Debenutures.

The funding of our Fayetteville Project relies upon liquidity of our partners

Our Maverick Woodruff County, LLC subsidiary, is a 45% project participant in the development of our leasehold acreage in Woodruff and surrounding counties within Eastern Arkansas. Our 45% partner is an early-stage public company which recently experienced liquidity concerns and during our second quarter became delinquent in its funding to the project by approximately $3.5 million. Although this partner has recently completed a financing and become current in its funding obligations, we cannot be certain that it will have sufficient capital resources to maintain its funded contributions to the project. A failure by this partner, or any other project partner, to maintain its prorata funding of the project, could impair the project’s ability to acquire and develop the acreage as expected.

Short-term need to increase authorized capital stock

We are authorized to issue 200,000,000 shares of common stock, almost all of which have been issued or reserved for issuance to cover the potential exercise of outstanding options and warrants, and upon conversion of our January 6, 2006 issuance of $20,000,000 of Secured Convertible Debentures. Accordingly, we do not have sufficient authorized capital available to permit any material issuance of securities until our Articles of Incorporation are amended. This process could take several months to complete, pending an affirmative shareholder vote governed under Nevada law. Until this process is completed, if at all, our access to proceeds from one or more financing transactions could be limited.

We are an early stage company implementing a new business plan.

We are an early stage company with only a limited operating history upon which to base an evaluation of our current business and future prospects, and we have just begun to implement our business plan. Since our inception, we have suffered recurring losses from operations and have depended on external financing to sustain our operations. During the years ended August 31, 2004 and 2005, respectively, we reported losses of $155,731 and $29,142,004. We also reported a loss of $24,059,639 for the six months ended February 28, 2006.

We rely heavily upon reserve estimates when determining whether or not to invest in oil or gas properties.

The oil and gas reserve information that we use in evaluating oil and gas prospects is based on reserve estimates involving a great deal of uncertainty. Different reserve engineers may make different estimates of reserves and cash flows based on the same available data. Reserve estimates depend in large part upon the reliability of available geologic and engineering data, which is inherently imprecise. Geologic and engineering data are used to determine the probability that a reservoir of oil and natural gas exists at a particular location, and whether oil and natural gas are recoverable from a reservoir. Recoverability is ultimately subject to the accuracy of data including, but not limited to, geological characteristics of the reservoir, structure, reservoir fluid properties, the size and boundaries of the drainage area, reservoir pressure, and the anticipated rate of pressure depletion. The evaluation of these and other factors is based upon available seismic data, computer modeling, well tests and information obtained from production of oil and natural gas from adjacent or similar properties, but the probability of the existence and recoverability of reserves is less than 100% and actual recoveries of proved reserves can differ from estimates.

Reserve estimates also require numerous assumptions relating to operating conditions and economic factors, including the price at which recovered oil and natural gas can be sold, the costs of recovery, assumptions concerning future operating costs, severance and excise taxes, development costs and workover and remedial costs, prevailing environmental conditions associated with drilling and production sites, availability of enhanced recovery techniques, ability to transport oil and natural gas to markets and governmental and other regulatory factors, such as taxes and environmental laws. A negative change in any one or more of these factors could result in quantities of oil and natural gas previously estimated as proved reserves becoming uneconomic. For example, a decline in the market price of oil or natural gas to an amount that is less than the cost of recovery of such oil and natural gas in a particular location could make production commercially impracticable. The risk that a decline in price could have that effect is magnified in the case of reserves requiring sophisticated or expensive production enhancement technology and equipment, such as some types of heavy oil. Each of these factors, by having an impact on the cost of recovery and the rate of production, will also affect the present value of future net cash flows from estimated reserves.

In addition, the 10% discount factor, which is required by the Securities and Exchange Commission to be used to calculate discounted future net cash flows for reporting purposes, is not necessarily the most appropriate discount factor based on interests rates in effect from time to time and risks associated with us or the oil and gas industry in general.

Our ability to produce sufficient quantities of oil and gas from our properties may be adversely affected by a number of factors outside of our control.

The business of exploring for and producing oil and gas involves a substantial risk of investment loss. Drilling oil and gas wells involves the risk that the wells may be unproductive or that, although productive, that the wells may not produce oil and/or gas in economic quantities. Other hazards, such as unusual or unexpected geological formations, pressures, fires, blowouts, loss of circulation of drilling fluids or other conditions may substantially delay or prevent completion of any well. Adverse weather conditions can also hinder drilling operations. A productive well may become uneconomic due to pressure depletion, water encroachment, mechanical difficulties, etc, which impair or prevent the production of oil and/or gas from the well.

There can be no assurance that oil and gas will be produced from the properties in which we have interests. In addition, the marketability of any oil or gas that we acquire or discover may be influenced by numerous factors beyond our control. These factors include the proximity and capacity of oil and gas pipelines and processing equipment, market fluctuations of prices, taxes, royalties, land tenure, allowable production and environmental protection. We cannot predict how these factors may affect our business.

In addition, the success of our business depends upon the efforts of various third parties that we do not control. We rely upon various companies to assist us in identifying desirable oil and gas prospects to acquire and to provide us with technical assistance and services. We also rely upon the services of geologists, geophysicists, chemists, engineers and other scientists to explore and analyze oil and gas prospects to determine a method in which the oil and gas prospects may be developed in a cost-effective manner. In addition, we rely upon the owners and operators of oil and gas drilling equipment to drill and develop our prospects to production. Although we have developed relationships with a number of third-party service providers, we cannot assure you that we will be able to continue to rely on such persons. If any of these relationships with third-party service providers are terminated or are unavailable on commercially acceptable terms, we may not be able to execute our business plan.

Market fluctuations in the prices of oil and gas could adversely affect our business.

Prices for oil and gas tend to fluctuate significantly in response to factors beyond our control. These factors include, but are not limited to, the continued threat of war in the Middle East and actions of the Organization of Petroleum Exporting Countries and its maintenance of production constraints, the

U.S. economic environment, weather conditions, the availability of alternate fuel sources, transportation interruption, the impact of drilling levels on crude oil and natural gas supply, and the environmental and access issues that could limit future drilling activities for the industry.

Changes in oil and gas prices may significantly affect our capital resources, liquidity and expected operating results. Price changes directly affect revenues and can indirectly impact expected production by changing the amount of funds available to reinvest in exploration and development activities. Reductions in oil and gas prices not only reduce revenues and profits, but could also reduce the quantities of reserves that are commercially recoverable. Significant declines in prices could result in non-cash charges to earnings due to impairment. We do not currently engage in any hedging program to mitigate our exposure to fluctuations in oil and gas prices.

Changes in oil and gas prices may also significantly affect our ability to estimate the value of producing properties for acquisition and divestiture and often cause disruption in the market for oil and gas producing properties, as buyers and sellers have difficulty agreeing on the value of the properties. Price volatility also makes it difficult to budget for and project the return on acquisitions and development and exploitation of projects. We expect that oil and gas prices will continue to fluctuate significantly in the future.

Our business may be harmed if we are unable to retain our interests in leases.

All of our properties are held under interests in oil and gas mineral leases. If we fail to meet the specific requirements of each lease, the lease may be terminated or otherwise expire. We cannot assure you that we will be able to meet our obligations under each lease. The termination or expiration of our working interest relating to a lease could harm our business, financial condition and results of operations.

We will need significant additional funds to meet capital calls, drilling and other production costs in our effort to explore, produce, develop and sell the natural gas and oil produced by our leases. We may not be able to obtain any such additional funds on terms acceptable to us, or at all.

Title deficiencies could render our leases worthless.

The existence of a material title deficiency can render a lease worthless and can result in a large expense to our business. The Company has historically relied upon the judgment of oil and gas lease brokers or landmen who perform the field work in examining records in the appropriate governmental office before attempting to place under lease a specific mineral interest. This is customary practice in the oil and gas industry. However, we anticipate that we, or the person or company acting as operator of the wells located on the properties that we lease, will examine title prior to any well being drilled. Even after taking these precautions, deficiencies in the marketability of the title to the leases may still arise. Such deficiencies may render the lease worthless.

If we or our operators fail to maintain adequate insurance, our business could be materially and adversely affected.

Our operations will be subject to risks inherent in the oil and gas industry, such as blowouts, cratering, explosions, uncontrollable flows of oil, gas or well fluids, fires, pollution, earthquakes and other environmental risks. These risks could result in substantial losses due to injury and loss of life, severe damage to and destruction of property and equipment, pollution and other environmental damage, and suspension of operations. Any offshore operations that we engage in will be subject to a variety of operating risks peculiar to the marine environment, such as hurricanes or other adverse weather conditions, to more extensive governmental regulation, including regulations that may, in certain circumstances, impose strict liability for personal injuries, property damage, oil spills, discharge of hazardous materials, remediation and clean-up costs and other environmental damages. We could be liable for environmental damages caused by previous property owners. As a result, substantial liabilities to third parties or governmental entities may be incurred, the payment of which could have a material adverse effect on our financial condition and results of operations.

For projects in which we act as the operator, or in which we may act as the operator in the future, we would maintain insurance coverage for our operations with policy limits and retention liability customary in the industry, including limited coverage for sudden environmental damages and for existing contamination. We do not believe that insurance coverage for environmental damages that occur over time or insurance coverage for the full potential liability that could be caused by sudden environmental damages is available at a reasonable cost. As a result, we may be subject to liability or may lose substantial portions of our properties in the event of certain environmental damages.

In the projects in which we are not the operator, the operator will be required to maintain insurance of various types to cover our operations with policy limits and retention liability customary in the industry. We believe the operators of our projects have obtained commercially reasonable insurance coverage for those projects and, therefore, have not acquired our own insurance coverage for such prospects. The occurrence of a significant adverse event on such prospects that is not fully covered by insurance could result in the loss of all or part of our investment in a particular prospect which could have a material adverse effect on our financial condition and results of operations.

We are not obligated to follow any particular criteria for the acquisition of additional oil and gas properties.

Even though we now employ general criteria for the acquisition of oil and gas properties, we are not obligated to follow any specific criteria and may change our criteria from time to time. Our shareholders will not have the opportunity to evaluate or approve any changes in the criteria we use or how we apply those criteria in pursuing the acquisition of additional oil and gas properties.

Complying with environmental and other government regulations could be costly and could negatively impact our production.

Our business is governed by numerous laws and regulations at various levels of government. These laws and regulations govern the operation and maintenance of our facilities, the discharge of materials into the environment and other environmental protection issues. The laws and regulations may, among other potential consequences, require that we acquire permits before commencing drilling, restrict the substances that can be released into the environment with drilling and production activities, limit or prohibit drilling activities on protected areas such as wetlands or wilderness areas, require that reclamation measures be taken to prevent pollution from former operations, require remedial measures to mitigate pollution from former operations, such as plugging abandoned wells and remediating contaminated soil and groundwater, and require remedial measures to be taken with respect to property designated as a contaminated site.

Under these laws and regulations, we could be liable for personal injury, clean-up costs and other environmental and property damages, as well as administrative, civil and criminal penalties. We maintain limited insurance coverage for sudden and accidental environmental damages as well as environmental damage that occurs over time. However, we do not believe that insurance coverage for the full potential liability of environmental damages is available at a reasonable cost. Accordingly, we could be liable, or could be required to cease production on properties, if environmental damage occurs.

The costs of complying with environmental laws and regulations in the future may harm our business. Furthermore, future changes in environmental laws and regulations could occur that result in stricter standards and enforcement, larger fines and liability, and increased capital expenditures and operating costs, any of which could have a material adverse effect on our financial condition or results of operations.

We intend to rely on certain third party vendors for outsourced services.

To maximize the use of our otherwise limited capital and human resources, we intend to rely on third party vendors for outsourced drilling, exploration and other operational services. While we expect that this will allow us to achieve cost savings and operational efficiencies, the use of outsourced resources could expose us to greater risk should we be unable to source critical vendors on a cost budgeted and timely basis. Furthermore, the use of outsourced resources could minimize our ability to control the work product and accountability of such vendors.

The oil and gas industry is highly competitive.

The oil and gas industry is highly competitive. We compete with oil and natural gas companies and other individual producers and operators, many of which have longer operating histories and substantially greater financial and other resources than we do, as well as companies in other industries supplying energy, fuel and other needs to consumers. Many of these companies not only explore for and produce crude oil and natural gas, but also carry on refining operations and market petroleum and other products on a worldwide basis. Our larger competitors, by reason of their size and relative financial strength, can more easily access capital markets than we can and may enjoy a competitive advantage in the recruitment of qualified personnel. They may be able to absorb the burden of any changes in laws and regulation in the jurisdictions in which we do business and handle longer periods of reduced prices of gas and oil more easily than we can. Our competitors may be able to pay more for productive oil and natural gas properties and may be able to define, evaluate, bid for and purchase a greater number of properties and prospects than we can. Our ability to acquire additional properties in the future will depend upon our ability to conduct efficient operations, evaluate and select suitable properties, implement advanced technologies and consummate transactions in a highly competitive environment.

Risks Relating to our Stock and this Offering

Our common stock is traded on the OTC Bulletin Board and could be subject to extreme volatility.

Our common stock is currently quoted on the OTC Bulletin Board, which is characterized by low trading volume. Because of this limited liquidity, stockholders may be unable to sell their shares. The trading price of our shares has from time to time fluctuated widely and may be subject to similar fluctuations in the future. The trading price of our common stock may be affected by a number of factors, including events described in the risk factors set forth in this prospectus, as well as our operating results, financial condition, announcements of drilling activities, general conditions in the oil and gas exploration and development industry, and other events or factors. In recent years, broad stock market indices, in general, and smaller capitalization companies, in particular, have experienced substantial price fluctuations. In a volatile market, we may experience wide fluctuations in the market price of our common stock. These fluctuations may have a negative effect on the market price of our common stock.

We will seek to raise additional funds in the future, and such additional funding may be dilutive to shareholders or impose operational restrictions.

We expect to seek to raise additional capital in the future to help fund our acquisition, development, and production of oil and natural gas reserves. Additional equity financing may be dilutive to our shareholders and debt financing, if available, may involve restrictive covenants which may limit our operating flexibility. If additional capital is raised through the issuance of equity securities, the percentage ownership of our shareholders will be reduced. These shareholders may experience additional dilution in net book value per share and any additional equity securities may have rights, preferences and privileges senior to those of the holders of our common stock.

The influx of additional shares of our common stock onto the market may create downward pressure on the trading price of our common stock.

The initial sale or secondary resale of substantial amounts of our common stock in the public markets could have an adverse effect on the market price of our common stock and make it more difficult for us to sell our equity securities in the future at prices which we deem appropriate. This prospectus covers the resale of approximately 78 million shares of our common stock, including 2.2 million shares that are already outstanding, and 75.7 million shares that may be issued in the future upon the conversion or redemption of, or the payment of the principal of, or interest on, our Secured Convertible Debentures and upon the exercise of outstanding common stock purchase warrants. Due to the significance of the number of shares being registered, as compared to our presently outstanding shares, the entry of those shares into the public market, or the mere expectation of the entry of those shares into the market, could adversely affect the market price of our common stock and could impair our ability to obtain capital through securities offerings.

In addition to the shares covered by this prospectus, we have issued another prospectus during the Summer of 2005 covering the resale of 17,317,565 shares and 7,360,250 shares issuable upon the exercise of investment warrants issued by us principally during early 2005.

Substantial Voting Power Concentrated in the hands of our Principal Stockholders.

Our three largest principal beneficial stockholders already own and control over fifty percent of our outstanding common stock. The two holders of our Secured Convertible Debentures and associated warrants, although they are unrelated, have the right to acquire in excess of 55 million shares of our Common Stock should they convert all of their Secured Convertible Debentures into our shares, should we issue shares for all interest due thereunder, and should they exercise all of their Warrants and hold the shares of common stock received upon such conversion and exercise. This would equate to approximately 40% of our outstanding common stock, after giving effect to such issuance. With respect to the holders of our Secured Convertible Debentures and associated warrants, the foregoing determination has been made irrespective of limitations contained within the terms of the Secured Convertible Debentures and associated warrants, which prohibit the holders thereof from converting the convertible debentures or exercising the warrants, on less than sixty days notice, to the extent such conversion or exercise would cause such holder to beneficially own in excess of 4.99% of our outstanding common stock.

We depend on the continued service of certain executive officers. We can not assure you that we will be able to retain these persons.

Because of their collective industry knowledge, marketing skills and industry relationships, for the foreseeable future, our success will depend largely on the continued services of our three executive officers. They became our executive management team in connection with our March 10, 2005 purchase of Hurricane Energy. We have employment agreements with each of these individuals which contain a non-competition covenant which survives their actual term of employment. Nevertheless, should any of these individuals leave the Company, it could have a material adverse effect on our future results of operations.

The exercise or conversion of our outstanding convertible securities, options and warrants will result in the dilution of the ownership interests of our existing shareholders and may create downward pressure on the trading price of our common stock.

We may in the future issue up to 84,524,528 additional shares of our common stock upon exercise or conversion of existing outstanding convertible securities as of April 17 , 2006, in accordance with the following schedule:

Number of Shares
• Upon exercise of options granted under our Stock Option Plan	4,130,000
• Upon exercise of Non-Plan Options	450,000
• Upon exercise of Warrants	22,210,010
• Upon conversion of the principal and interest under Secured Convertible Debentures issued on January 5, 2006(1)	24,244,757
• Upon exercise of Warrants issued in conjunction with the Secured Convertible Debentures(1)	31,996,587
• Upon exercise of Placement Agent Warrants issued in conjunction with Secured Convertible Debentures	1,493,174

TOTAL	84,524,528

(1) With respect to the holders of our Secured Convertible Debentures and associated warrants, the foregoing determination has been made irrespective of limitations contained within the terms of the Secured Convertible Debentures and associated warrants, which prohibit the holders thereof from converting the convertible debentures or exercising the warrants, on less than sixty days notice, to the extent such conversion or exercise would cause such holder to beneficially own in excess of 4.99% of our outstanding common stock.

The accounting treatment for our secured convertible debentures and related warrants may create volatility in our reporting earnings

Our secured convertible debentures contain an embedded conversion feature, pursuant to which all or part of the debt owed to the holders may be converted into shares of our common stock at a negotiated conversion price, and the warrants we issued to the purchasers of our secured convertible debentures provide them with the right to purchase our common stock at negotiated exercise prices. As a result of the terms of our agreement to register the resale of the shares of common stock issuable upon conversion or exercise of these instruments, we are required under applicable accounting rules to treat the conversion feature of the secured convertible debenture and the warrants as liabilities, rather than as equity instruments. This classification as liabilities also requires that we account for them at fair value and include changes in fair value as a component of other income (expense) for so long as the warrants remain classified as liabilities. Changes in fair value are based upon the market price of our common stock and are calculated using the Black Scholes method of valuation. As a result, as the market price of our common stock increases, our other expense increases, and as the market price of our common stock decreases, our other income increases. This accounting treatment could result in wide swings of our other income (expense) and net income in the future.

We may issue shares of preferred stock with greater rights than our common stock.

Although we have no current plans or agreements to issue any preferred stock, our articles of incorporation authorize our board of directors to issue shares of preferred stock and to determine the price and other terms for those shares without the approval of our shareholders. Any such preferred stock we may issue in the future could rank ahead of our common stock, in terms of dividends, liquidation rights, and voting rights.

We are not subject to certain of the corporate governance provisions of the Sarbanes-Oxley Act of 2002

Since our common stock is not listed for trading on a national securities exchange, we are not subject to certain of the corporate governance requirements established by the national securities exchanges pursuant to the Sarbanes-Oxley Act of 2002, including, without limitation, their rules relating to independent directors, director nominations, audit committees, and the adoption of a codes of ethics. Although we have voluntarily elected to adopt certain of these corporate governance requirements, until our securities are listed for trading on a National Securities Exchange, we may modify or revoke certain of these governance provisions. If that occurs, the advantages offered by those corporate governance provisions will not exist with respect to the Company.

We do not anticipate paying dividends.

We have not paid any cash dividends on our common stock since our inception and we do not anticipate paying cash dividends in the foreseeable future. Negative covenants in certain of our existing debt and equity instruments prohibit the payment of dividends. In the event we are not contractually restricted from paying dividends in the future, such dividends would be at the discretion of our board of directors and would depend on our future earnings, regulatory considerations, our financial requirements and other similarly unpredictable factors. For the foreseeable future, we anticipate that we will retain any earnings which we may generate from our operations to finance and develop our growth and that we will not pay cash dividends to our stockholders.

FORWARD-LOOKING STATEMENTS

Most of the matters discussed within this registration statement include forward-looking statements on our current expectations and projections about future events. In some cases you can identify forward-looking statements by terminology such as “may,” “should,” “potential,” “continue,” “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” and similar expressions. These statements are based on our current beliefs, expectations, and assumptions and are subject to a number of risks and uncertainties. Actual results and events may vary significantly from those discussed in the forward-looking statements.

These forward-looking statements may include, among other things, statements relating to the following matters:

• the level of oil and gas reserves that can be extracted at any of our projects

• our ability to extract reserves at commercially attractive prices

• our ability to realize significant cost savings by outsourcing much of the capital-intensive aspects of our business to others

• the likelihood that our new management team will increase our profile in the industry and create new acquisition and development opportunities for us

• our ability to compete against companies with much greater resources than us

These forward-looking statements are made as of the date of this prospectus, and we assume no obligation to explain the reason why actual results may differ. In light of these assumptions, risks, and uncertainties, the forward-looking events discussed in this prospectus might not occur.

AVAILABLE INFORMATION

We file annual, quarterly and special reports, as well as proxy statements and other information with the Securities and Exchange Commission. You may read and copy any document we file with the Commission at their Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain further information about the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. Our Commission filings are also available to the public over the Internet at the Commission’s web site at http://www.sec.gov, which contains reports, proxy statements and other information regarding registrants like us that file electronically with the Commission.

USE OF PROCEEDS

We will not receive any proceeds from sale of the shares of common stock covered by this prospectus by the selling shareholders. We will, however, receive proceeds on exercise of outstanding warrants for shares of common stock covered by this prospectus if the warrants are exercised for cash. If the warrants are exercised in a “cashless exercise,” we will not receive any additional proceeds for the exercise of the warrants. Furthermore, the warrants may expire without having been exercised. Even if some or all of these warrants are exercised, we cannot predict when they will be exercised and when we would receive the proceeds. We intend to use any proceeds we receive upon exercise of the warrants for general working capital and other corporate purposes.

In addition, our obligation to pay amounts otherwise due under the convertible debentures will be reduced as a result of the issuance of our common stock in conversion or redemption of, or the payment of the principal of, or interest on, the Secured Convertible Debentures. We intend to use any proceeds we receive upon exercise of the warrants for general working capital and other corporate purposes.

MARKET FOR COMMON STOCK AND RELATED SHAREHOLDER MATTERS

Market Information

Our common stock currently trades on the OTC Bulletin Board under the symbol “MVOG.OB.” The first reported trade in our common stock occurred on August 3, 2004. The following table states the range of the high and low bid-prices per share of our common stock for each of the calendar quarters since the first reported trade, as reported by the OTC Bulletin Board. These quotations represent inter-dealer prices, without retail mark-up, markdown, or commission, and may not represent actual transactions. The last price of our common stock as reported on the OTC Bulletin Board on April 17, 2006 was $1.32 per share.

	High	Low
FISCAL YEAR ENDED AUGUST 31, 2004
Quarter ended August 31, 2004	$1.50	$1.05
FISCAL YEAR ENDED AUGUST 31, 2005
Quarter ended November 30, 2004	$2.15	$1.40
Quarter ended February 28, 2005	$2.10	$1.10
Quarter ended May 31, 2005	$3.56	$1.36
Quarter ended August 31, 2005	$1.99	$1.00
FISCAL YEAR ENDED AUGUST 31, 2006
Quarter ended November 30, 2005	$1.20	$0.85
Quarter ended February 28, 2006	$1.55	$0.78
Quarter ended May 31, 2006 (through April 17, 2006)	$1.45	$1.09

Holders

As of March 31, 2006, there were 135 shareholders of record of our common stock. However, based upon broker-inquiry recently conducted in conjunction with our 2006 Annual Meeting of Stockholders, we believe that we have over approximately 14,000 additional beneficial shareholders.

Dividend Policy

On June 15, 2004, the Company approved a 22 for 1 forward stock split, effected in the form of a stock dividend. We have not paid any cash dividends on our common stock to date, and we have no intention of paying cash dividends in the foreseeable future. Negative covenants in our Secured Convertible Debentures prohibit the payment of dividends. Whether we will declare and pay dividends in the future will be determined by our board of directors at their discretion, subject to certain limitations imposed under Nevada corporate law. The timing, amount and form of dividends, if any, will depend on, among other things, our results of operations, financial condition, cash requirements and other factors deemed relevant by our board of directors.

SELECTED FINANCIAL DATA

The following selected financial data as of and for the dates indicated have been derived from our consolidated financial statements. You should read the following selected financial data together with the consolidated financial statements and related footnotes of the Company and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

The selected consolidated statement of operations data of the Company for each of the years in the two year period ended August 31, 2005 and the consolidated balance sheet data of the Company as of August 31, 2005 and 2004 are derived from the Company’s consolidated financial statements that have been audited by Malone & Bailey, PC and are included in this prospectus. The selected consolidated statement of operations data of the Company for the year ended August 31, 2003 are derived from the Company’s consolidated financial statements that have been audited by Morgan & Company and are included in this prospectus. The consolidated balance sheet data of the Company as of August 31, 2003 is derived from the Company’s audited consolidated financial statements which are not included in this prospectus. The selected consolidated statement of operations data of the Company for the six months ended February 28, 2006 and the consolidated balance sheet data of the Company as of February 28, 2006 are derived from the unaudited consolidated financial statements included in this prospectus. The unaudited consolidated financial statements include, in our opinion, all adjustments, consisting of normal recurring adjustments necessary for a fair presentation. The historical results are not necessarily indicative of the operating results to be expected in the future.

	Six Months Ended February 28,		Year Ended August 31,
Consolidated Statement of Operations Data: (In Thousands, Except Per Share Amounts)	2006	2005	2005	2004	2003
Total revenue	$1,173	$—	$284	$—	$—
Operating expenses	(10,230)	(4,850)	(28,671)	(160)	(28)

Loss before minority interest	(9,057)	(4,850)	(28,387)	(160)	(28)
Minority interest	(54)	495	1,354	5	—

Loss from operations	(9,111)	(4,355)	(27,034)	(155)	(28)
Other income (expense):
Change in fair value of derivatives	(13,559)
Interest income and other	53	—	50	(1)	—
Interest Expense	(1,443)	—	(2,159)	—	—

Other income (expenses)	(14,949)	—	(2,108)	(1)	—

Net Loss to common stockholders	(24,060)	(4,355)	(29,142)	(156)	(28)

Basic and diluted loss per common share	$(0.25)	$(0.07)	$(0.36)	$(0.00)	$(0.00)

Basic and diluted weighted average common shares outstanding	98,006,267	65,459,144	80,741,335	58,678,904	58,520,000

Consolidated Balance Sheet Data: (In Thousands)
		August 31,
	February 28, 2006	2005	2004	2003
Cash and cash equivalents	$3,907	$3,009	$597	$32
Working capital	$2,879	929	(1,660)	30
Total assets	34,119	17,072	4,229	32
Stockholders’ equity (Deficit)	$(3,599)	$12,702	$1,774	$30

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

This discussion is intended to further the reader’s understanding of our financial condition and results of operations and should be read in conjunction with our consolidated financial statements and related notes included elsewhere herein. This discussion also contains statements that are forward-looking. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of the risks and uncertainties set forth elsewhere in this prospectus and in our other SEC filings. Readers are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date hereof.

Overview

We are an early stage independent energy company engaged in oil and gas exploration, exploitation, development and production. We currently participate in these activities through the interests we hold in oil and gas exploration and development projects in Arkansas, Texas and Colorado. Our strategy is to continue the development of our current exploration projects and to expand our operations by acquiring additional exploration opportunities and properties with existing production, taking advantage of the industry experience of our management team and modern techniques such as horizontal drilling and 3D seismic analysis.

Our operations are focused on identifying and evaluating prospective oil and gas properties and contributing capital to projects that we believe have the potential to produce oil or gas in commercial quantities. Over time, as we complete the exploration and development stage of a particular project, our primary focus for that project will gradually shift to drilling and production.

We participate in projects directly, as well as indirectly as equity participants in subsidiaries and investees. Until recently, we have not been involved as the operator of the projects in which we participate. Instead, we have relied on others for drilling, delivering any gas or oil reserves we discover, and negotiating all sales contracts. Recently, however, we have become the operator of two of our existing projects, and we expect to act as the operator of certain of the projects in which we participate in the future. Operatorship will be a key component of our strategy to increase our reserves and production.

We seek to create shareholder value by building oil and gas reserves, production revenues and operating cash flow. We believe that building oil and gas reserves and production, on a cost-effective basis, is an important indicator of performance success for an independent oil and gas company such our company. We seek to build oil and gas reserves, production, and cash flow through a balanced program of capital expenditures involving acquisition, exploitation and exploration activities. We intend to place primary emphasis on issuances of public and private debt and equity to finance our business.

Our ability to generate future revenues and operating cash flow will depend on the successful exploration, exploitation and/or acquisition of oil and gas producing properties, development of our inventory of capital projects, the volume and timing of our production, as well as commodity prices for oil and gas. Such pricing factors are largely beyond our control, and may result in fluctuations in our earnings.

We believe significant opportunities are available to us primarily because we can effectively compete with large energy companies who continue to focus their attention and resources on the discovery and development of large oil and gas fields, while divesting themselves of less productive mature fields. Also, the recent economics of the oil and gas market have improved as prices have risen substantially.

Given these conditions, the significant experience of our management team and our efficient operating model, we believe that we have the opportunity, as an early stage independent energy company, to successfully compete in our chosen market.

Results of Operations.

Six months ended February 28, 2006 compared to six months ended February 28, 2005

As we have remained in the early stages of development, our revenues from operations only recently commenced during the third quarter of fiscal 2005. We realized revenues from operations of $1,173,488 for the six month period ended February 28, 2006, compared to no revenue for the comparable prior year period.

We incurred a net loss of $24,059,639 for the six month period ended February 28, 2006 compared to a net loss of $4,354,816 for the six month period ended February 28, 2005. Non-cash charges of $20,291,647 were the largest component of our 2006 losses. Our loss from operations for the six month period ended February 28, 2006 was $9,111,147, compared to a loss from operations of $4,354,816 for the comparable prior year period.

Expenses were $25,232,636 for the six month period ended February 28, 2006 as compared to $4,850,144 for the six month period ended February 28, 2005. General and administrative expenses were $3,726,498 for the six month period ended February 28, 2006, as compared to $751,158 for the six month period ended February 28, 2005. The year to year increase in general and administrative expenses is reflective of establishing the proper level of professional staff to run the Company and professional fees associated with a high level of financing and regulatory reporting activity. Non-cash expenses of $20,291,647 for the six month period ended February 28, 2006 included $5,223,778 of share based compensation, $905,474 of depletion, depreciation and amortization, and $13,559,429 for the mark to market of the conversion feature of the debentures and investment warrants primarily associated with the January $20,000,000 debenture financing and $602,966 interest expense recognized for the extinguishment of debt.

EITF 00-19 and FAS 133 require that certain financial instruments that meet certain conditions be treated as derivatives with embedded liabilities and must be established as a liability on the balance sheet and marked to market through the income statement on a regular basis. This is a non-cash accounting event and does not represent a current or future cash requirement of the Company and as such has no impact on liquidity. This convention will cause a non-cash expense to be realized during periods when our share price rises and non-cash income to be recognized when our share price falls. This accounting treatment does not impact operating income.

Year ended August 31, 2005 compared to year ended August 31, 2004

As we have remained in the early stages of development, our revenues only recently commenced during the third quarter of fiscal 2005, and totaled $283,785 for the full year ended August 31, 2005. We had no revenues during the fiscal year ended August 31, 2004.

We incurred operating expenses of $28,671,108 during the year fiscal ended August 31, 2005. The majority of these expenses were associated with projects we no longer participate in, an abandoned acquisition attempt, and the accounting treatment of acquiring Hurricane Energy and bringing on its management team. These costs include exploration expenses and asset impairment of $10,450,046, loss on earnest money deposit (associated with our attempted acquisition of Camden Resources, Inc.) of $4,250,000 and share based compensation expense of $9,982,798. General and administrative expense for the fiscal year ended August 31, 2005 was $3,680,202. Depletion, depreciation and amortization expense for the year ended August 31, 2005 was $153,409. Lease operating expense of $154,653 for the year reflects the start up production in some of our projects, but also includes the cost of projects we are exiting.

During 2005, we evaluated the commercial viability of all our development projects. Two of these projects, Maverick Basin and Turner La Escalera, were deemed non commercial and we decided to cease participation in the future development of these fields. Accordingly, we recognized $4,739,630 of exploration expense and $5,710,416 of impairment costs.

A significant component of our operating expenses during the year ended August 31, 2005 constitute non- cash charges related to the acquisition of Hurricane Energy. Since Hurricane Energy remained an early stage company at the time of acquisition, and since at that time its management team constituted its principal asset, the transaction was accounted for as a purchase of net assets and not as a business combination. Accordingly, for accounting purposes, we have recognized non-cash compensation expense of $9.1 million associated with the aggregate value of our shares and warrants issued to the former Hurricane management team (now our senior management team).

Our fiscal 2005 results were also adversely affected by a charge of $4.25 million associated with an October 2005 settlement of our dispute with Camden Resources, Inc. During the third quarter of fiscal 2005, we instituted litigation to recover a $5,000,000 earnest money deposit paid in connection with our attempted purchase of the shares of Camden Resources, Inc. During October 2005, we entered into a settlement of the dispute and recovered $750,000 of the earnest money deposit. Accordingly, our 2005 financial statements reflect a charge of $4,250,000.

Liquidity and Capital Resources

As of August 31, 2005, we had a positive net working capital balance of $911,350, compared to a net working capital deficit of $1,660,427 at year end August 31, 2004. The increase in our working capital position was primarily attributable to net cash from financing activities received during fiscal 2005 and the conversion of a note issued to Trident Growth Fund, LP in 2004.

Net cash used in operations was $2,205,091 for the year ended August 31, 2005. The primary use of cash in operating activities was to fund our net loss. Net cash used in investing activities for the year was $23,576,885 and primarily consisted of the purchase of oil and gas interests, drilling programs, and the deposit for the Camden Resources transaction, compared to $3,121,344 of investing activities for the year ended August 31, 2004.

Net cash provided by financing activities during the fiscal year ended August 31, 2005 was $28,194,082, compared to $3,641,500 of cash provided for the year ended August 31, 2004. This cash was provided during our second fiscal quarter of 2005, when we received gross proceeds of $28,435,000 from the private sale of 14,217,500 investment units at $2.00 per unit. Each unit consisted of two shares of our common stock and a three-year warrant to purchase one share of our common stock at an exercise price of $2.00 per share.

Net working capital increased by $1,950,015 as of February 28, 2006 to a surplus of $2,879,365, as compared to the surplus of $929,350 as of August 31, 2005. This increase is attributed to the equity and convertible debenture financings during the second quarter which increased cash and provided funds to settle the $1,500,000 payable to Reichmann Petroleum and for the purchase of an additional interest in RBE, LLC. This increase in working capital was partially offset by a $2,131,058 increase in prepaid expense and advances to operators.

Net cash used by operating activities during the six month period ended February 28, 2006 was $7,336,326, as compared to net cash used of $1,672,290 during the six months ended February 28, 2005. The primary use of cash in operating activities for the current period was to fund the net loss, reduce payables and prepay drilling costs. Of our prepaid drilling costs, $1,692,600 was used to secure the services of a dedicated drilling rig for the Fayetteville Shale project for at least 24 months. This cost will be assigned to the wells drilled over that period.

Net cash used in investing activities for the six month period ended February 28, 2006 was $13,258,296, as compared to $8,944,535 used for investing activities during the six months ended February 28, 2005. For the six month period ended February 28, 2006, the majority of our net cash used for investing activities primarily consisted of acquiring leasehold interests in the Fayetteville Shale play in eastern Arkansas, with the balance used for the drilling of the Portwood 1-H well in the Barnett Shale project.

Net cash provided by financing activities during the six months ended February 28, 2006 was $21,492,390, compared to $26,737,291 of cash provided for the six months ended February 28, 2005. The primary sources of this funding came from the issuance of debt of $21,154,850, and proceeds from the issuance of common stock of $1,860,000, net of repayment of debt of $2,011,457 .

Our working capital position was affected by the following transactions during the six-month period ending February 28, 2006. During October 2005, we sold convertible debentures and warrants to purchase 500,000 shares of our common stock to Trident Growth Fund, LP for gross proceeds of $2,000,000. The convertible debentures had a principal amount of $2,000,000 and bore interest at an annual rate of 12%. The convertible debentures were repaid in full on January 6, 2006.

The warrants have a term of five years and an exercise price of $1.00 per share The exercise price of the warrants is subject to customary anti-dilution adjustments and a “full ratchet” adjustment in the event of the issuance of common stock or common stock equivalents for a price less than the then exercise price of the warrants. By application of these anti-dilution adjustments, the exercise price of the warrants was reduced to $.9376 per share following the January 6, 2006 issuance of the $20 million secured convertible debentures and warrants referred to below.

Also in October 2005, our subsidiary, Maverick Woodruff County, LLC, borrowed $1,000,000 to finance lease acquisitions in the Fayetteville Shale project. The loan was secured by a pledge of the membership interests of Maverick Woodruff County, LLC. However, the loan automatically converted into shares of the common stock of one of our Fayetteville project participants in February 2006 when we acquired and distributed to this participant its prorata interest in 50,000 leasehold acres.

During November 2005, we sold 200,000 investment units at a price of $10 per unit to Millenium Global Investments, Ltd. Each unit consisted of ten (10) shares of our common stock and a thirty (30) month warrant to purchase four (4) shares of our common stock at an exercise price of $1.70 per share. The Millenium warrants were restructured following our January 6, 2006 issuance of secured convertible debentures and warrants. As restructured, Millenium surrendered warrants to purchase 800,000 shares of our common stock at an exercise price of $1.70 per share, in exchange for warrants to purchase 2,000,000 shares of our common stock; of which 1,000,000 have an exercise price of $.9376 per share; 500,000 have an exercise price of $1.50 per share; and 500,000 have an exercise price of $2.00 per share.

On January 6, 2006, we sold for $20 million, secured convertible debentures (the “Secured Convertible Debentures”) and five-year warrants to purchase up to 31,996,587 shares of our common stock (the “Warrants”). The Secured Convertible Debentures have an aggregate principal amount of $20 million, bear interest at 7.5% per annum, and have a maturity date on the third anniversary of their issuance, subject to the right of the holders to extend the maturity date for a period of up to three years. Interest payments are scheduled to commence on a quarterly basis during March 2006, with principal payments due in twenty-four equal monthly installments commencing in January 2007. Under limited circumstances, interest and principal payments may be made in shares of our common stock priced at an agreed upon discount to market. The Secured Convertible Debentures are convertible into shares of our common stock at an initial conversion price of approximately $0.9376 per share, subject to full-ratchet anti-dilution adjustments which reduce the conversion price to any lower price at which the Company issues any common stock, or is obligated to issue common stock pursuant to options, warrants, or convertible securities in the future, except for the issuance of certain excluded securities. Also, under limited circumstances, the Company has the right to force the holders to convert certain partial amounts due under the Secured Convertible Debentures, upon payment of certain additional warrants. The Company’s obligations under the Secured Convertible Debentures are secured by a security interest in all of the Company’s assets. The terms of the Secured Convertible Debentures preclude the Company from incurring any other indebtedness, subject to limited carve-outs for trade payables, other forms of operating indebtedness and up to $5 million in senior debt. Of the Warrants, 21,331,059 have an initial exercise price of $0.9376 per share, 5,332,764 have an initial exercise price of $1.50 per share, and the remaining 5,332,764 have an initial exercise price of $2.00 per share. The exercise prices of the Warrants are subject to anti-dilution adjustments which reduce the exercise price to any lower price at which the Company issues any common stock, or is obligated to issue common stock pursuant to options, warrants, or convertible securities, in the future, except for the issuance of certain excluded securities. Upon adjustment of the exercise price of the Warrants, the number of shares issuable upon exercise of the Warrants will be correspondingly adjusted.

As part of this transaction, the Company filed a registration statement with the Securities and Exchange Commission of which this prospectus is a part for the purpose of registering the resale of the shares of common stock issuable pursuant to the Secured Convertible Debentures and exercise of the Warrants. The registration statement was filed on a timely basis (within 45 days of the closing). However, it must be declared effective by the Commission within 120 days of the closing, and must remain effective for a predetermined period subject to certain “grace periods”. If the Company fails to meet the deadlines for the initial or continued effectiveness of the registration statement, it will be required to pay liquidated damages of two percent of the aggregate purchase price of the Secured Convertible Debentures and Warrants on the date of such failure and on every 30th day thereafter until such failure is cured.

From inception of our Barnett Shale project through October 19, 2005, Reichmann Petroleum Corp served as the managing partner of RBE and as the operator of a 1,942 acre portion of the project. Dyke Ferrell, the principal shareholder of Reichmann Petroleum, owned an approximate 13% interest in RBE. During October 2005, we acquired the 13% interest in RBE from Mr. Ferrell in consideration for the purchase price of $1,750,000 and 250,000 shares of our common stock. Of the purchase price, $250,000 was paid during October 2005 and the balance of $1,500,000 was paid in January 2006 upon completion by us of a financial audit of all relevant financial and other data relating to the operation of RBE by Reichmann Petroleum. In connection with this purchase, we became the managing member of RBE and operator of the 1,942 acre portion of the project.

Our plan of operation for the next twelve months is to continue to conduct oil and gas exploration, development, drilling and production operations on our existing projects as well as any new projects we may identify during the year. In this regard, our capital spending plan for the next twelve months, excluding potential acquisitions, and after application of the net proceeds from our recent sale of Secured Convertible Debentures, contemplates the expenditure of approximately $37 million across all of our various projects, with the greatest concentration in the Fayetteville Shale and Barnett Shale projects. Our capital spending plan, however, relies upon a number of assumptions including: (i) our ability to secure additional financing; (ii) our shareholders’ approval of an amendment to our corporate charter to increase the number of shares of capital stock available for future issuance; (iii) the geology of the various projects validating our expectations as to reserve levels and supporting the drilling of multiple well locations; (iv) the commercial viability of the overall projects, and (v) all such other assumptions referenced in the in this report under the caption “Forward-Looking Statements.”

As a result of our recent financing transactions during fiscal 2005 and the first six months fiscal 2006, we have made significant progress in our development efforts, including, among other things, increasing our ownership interest in the Barnett Shale project, completing the Portwood 1H well, securing the use of a drilling rig for, and commencing our first well in, the Fayetteville Shale project, and acquiring approximately 100,000 gross acres in the Fayetteville Shale play. However, we have either spent or allocated most of the proceeds from our recent sale of the Secured Convertible Debentures, and as we expected, our current capital resources will not be sufficient to fund all development and drilling of our existing projects, or to fund the acquisition of all additional oil and gas properties, as discussed above. Furthermore, although our current capital resources, together with our expected cash flow from operations, are likely to be sufficient to maintain our operations over the course of the next twelve months (just including, for this purpose, payment of our anticipated overhead expenses), they will not be sufficient to cover the approximate $3.1 million of interest and current portion of our long-term debt due within the next twelve months. We will, therefore, continue to seek additional capital over the next 12 months to finance the development of our existing projects and to fund our future growth and exploration activities. This may take the form of either debt-based financing, or sale of equity securities. Any sale of equity securities would require an amendment to our corporate charter (to increase the number of shares of capital stock available for issuance), which, in turn, would require shareholder approval under Nevada law. In the shorter term, if we are unable to obtain additional funds when we need them or if we cannot obtain funds on terms favorable to us, we may need to delay, scale back, or eliminate plans for further development efforts. A longer term inability to secure additional funds would require us to consider sale of certain assets or otherwise incur a risk of default upon our Secured Convertible Debentures.

Critical Accounting Policies

Our financial statements are prepared in accordance with accounting principles generally accepted in the United States. The preparation of our financial statements requires us to make estimates and judgments that affect the reported amount of assets, liabilities, revenues and expenses. These estimates are based on information that is currently available to us and on various other assumptions that we believe to be reasonable under the circumstances. Actual results could vary significantly from those estimates under different assumptions and conditions.

Critical accounting policies are defined as those significant accounting policies that are most critical to an understanding of a company’s financial condition and results of operation. We consider an accounting estimate or judgment to be critical if (i) it requires assumptions to be made that were uncertain at the time the estimate was made, and (ii) changes in the estimate or different estimates that could have been selected could have a material impact on our results of operations or financial condition.

Our recent entry into the oil and gas business subjects us to new accounting policies that we were not previously subject to. We believe that the following significant accounting policies will be most critical to an evaluation of our future financial condition and results of operations.

In accordance with the interpretive guidance in EITF Issue No. 00-19, “Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock”, we valued the conversion feature of the debentures and warrants we issued in our January 2006 financing transaction as a derivative liability. We must make certain periodic assumptions and estimates to value the derivative liability. Factors affecting the amount of this liability include changes in our stock price, the computed volatility of our stock price and other assumptions. The change in value is reflected in our statements of operations as non-cash income or expense, and the changes in the carrying value of derivatives can have a material impact on our financial statements. For the six months ended February 28, 2006, we recognized a non-cash charge of $13,559,429 upon revaluation of the instruments that are subject to this accounting treatment. The derivative liability associated with these instruments is reflected on our balance sheets as a long-term liability. This liability will remain until the debentures are converted, exercised, or repaid and until the warrants are exercised, expire, or other events occur to cause the termination of the derivative accounting, the timing of which may be outside our control.

Our secured convertible debentures contain an embedded conversion feature, pursuant to which all or part of the debt owed to the holders may be converted into shares of our common stock at a negotiated conversion price, and the warrants we issued to the purchasers of our secured convertible debentures provide them with the right to purchase our common stock at negotiated exercise prices. As a result of the terms of our agreement to register the resale of the shares of common stock issuable upon conversion or exercise of these instruments, we are required under applicable accounting rules to treat the conversion feature of the secured convertible debenture and the warrants as liabilities, rather than as equity instruments. This classification as liabilities also requires that we account for them at fair value and include changes in fair value as a component of other income (expense) for so long as the warrants and the conversion feature of the secured convertible debentures remain classified as liabilities. Changes in fair value are based upon the market price of our common stock and are calculated using the Black Scholes method of valuation. As a result, as the market price of our common stock increases, our other expense increases, and as the market price of our common stock decreases, our other income increases. This accounting treatment could result in wide swings of our other income (expense) and net income in the future.

Proved Oil and Natural Gas Reserves

Proved reserves are defined by the SEC as the estimated quantities of crude oil, condensate, natural gas and natural gas liquids that geological and engineering data demonstrate with reasonable certainty are recoverable in future years from known reservoirs under existing economic and operating conditions. Prices include consideration of changes in existing prices provided only by contractual arrangements, but not on escalations based upon future conditions. Prices do not include the effect of derivative instruments, if any, entered into by the Company.

Proved developed reserves are those reserves expected to be recovered through existing equipment and operating methods. Additional oil and gas expected to be obtained through the application of fluid injection or other improved recovery techniques for supplementing the natural forces and mechanisms of primary recovery are included as proved developed reserves only after testing of a pilot project or after the operation of an installed program has confirmed through production response that increased recovery will be achieved.

Proved undeveloped oil and gas reserves are reserves that are expected to be recovered from new wells on non-drilled acreage, or from existing wells where a relatively major expenditure is required for re-completion. Reserves on non-drilled acreage are limited to those drilling units offsetting productive units that are reasonably certain of production when drilled. Proved reserves for other non-drilled units are claimed only where it can be demonstrated with certainty that there is continuity of production from the existing productive formation.

Volumes of reserves are estimates that, by their nature, are subject to revision. The estimates are made using all available geological and reservoir data as well as production performance data. There are numerous uncertainties in estimating crude oil and natural gas reserve quantities, projecting future production rates and projecting the timing of future development expenditures. Oil and gas reserve engineering must be recognized as a subjective process of estimating underground accumulations of oil and gas that cannot be measured in an exact way and estimates of engineers that we use may differ from those of other engineers. The accuracy of any reserve estimate is a function of the quantity of available data and of engineering and geological interpretation and judgment. Accordingly, future estimates are subject to change as additional information becomes available.

Successful Efforts Accounting

The Company utilizes the successful efforts method to account for our crude oil and natural gas operations. Under this method of accounting, all costs associated with oil and gas lease acquisition costs, successful exploratory wells and all development wells are capitalized and amortized on a unit-of-production basis over the remaining life of proved developed reserves and proved reserves on a field basis. Unproved leasehold costs are capitalized pending the results of exploration efforts. Exploration costs, including geological and geophysical expenses, exploratory dry holes and delay rentals, are charge to expense when incurred.

Impairment of Properties

We review our proved properties at the field level when management determines that events or circumstances indicate that the recorded carrying value of the properties may not be recoverable. Such events include a projection of future oil and natural gas reserves that will be produced from a field, the timing of this future production, future costs to produce the oil and natural gas, and future inflation levels. If the carrying amount of an asset exceeds the sum of the undiscounted estimated future net cash flows, we recognize impairment expense equal to the difference between the carrying value and the fair value of the asset which is estimated to be the expected present value of future net cash flows from proved reserves, utilizing a risk-free rate of return. The Company cannot predict the amount of impairment charges that may be recorded in the future. Unproved leasehold costs are reviewed periodically and a loss is recognized to the extent, if any, that the cost of the property has been impaired.

Asset Retirement Obligations

The Company is required to make estimates of the future costs of the retirement obligations of its producing oil and gas properties. This requirement necessitates that the Company make estimates of its property abandonment costs that, in some cases, will not be incurred until a substantial number of years in the future. Such cost estimates could be subject to significant revisions in subsequent years due to changes in regulatory requirements, technological advances and other factors that may be difficult to predict.

Income Taxes

The Company is subject to income and other related taxes in areas in which it operates. When recording income tax expense, certain estimates are required by management due to timing and the impact of future events on when income tax expenses and benefits are recognized by the Company. The Company will periodically evaluate its tax operating loss and other carryforwards to determine whether a gross deferred tax asset, as well as a related valuation allowance, should be recognized in its financial statements.

CHANGE OF ACCOUNTANTS

On December 10, 2004, the Board of Directors of the Company engaged Malone & Bailey, PC as its independent accountant and dismissed Morgan & Co., as its independent accountant. During the fiscal years ended August 31, 2004 and 2003, the Company did not consult Malone & Bailey, PC regarding the application of accounting principles to a specific completed or contemplated transaction or regarding the type of audit opinion that might be rendered by Malone & Bailey, PC on the Company’s financial statements, and Malone & Bailey, PC did not provide any written or oral advice that was an important factor considered by the Company in reaching a decision as to any such accounting, auditing or financial reporting issue.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

Interest Rate and Credit Rating Risk

As of February 28, 2006, we had approximately $3,906,622 in cash and cash equivalents, and short term investments. At February 28, 2006, approximately $682,631 was held in our operating accounts to be used for general corporate purposes, and $3,223,991 was invested in overnight repurchase agreements, 100% collateralized with AAA rated US Government Securities. Based on sensitivity analysis performed on the financial instruments held as of February 28, 2006, an immediate 10% change in interest rates is not expected to have a material effect on our near term financial condition or results.

Commodity Risk

Our major commodity price risk exposure is to the prices received for our natural gas and oil production. Realized commodity prices received for our production are the spot prices applicable to natural gas and crude oil. Prices received for natural gas and oil are volatile and unpredictable and are beyond our control. For the quarter ended February 28, 2006, a 10% fluctuation in the prices for natural gas and oil production would have had an approximate $0.1 million impact on our revenues.

BUSINESS

GENERAL

We are an early stage independent energy company engaged in oil and gas exploration, exploitation, development and production. We currently participate in these activities through the interests we hold in oil and gas exploration and development projects in Arkansas, Texas and Colorado. Our strategy is to continue the development of our current exploration projects and to expand our operations by acquiring additional exploration opportunities and properties with existing production, taking advantage of the industry experience of our management team and modern techniques such as horizontal drilling and 3D seismic analysis.

Our operations are focused on identifying and evaluating prospective oil and gas properties and contributing capital to projects that we believe have the potential to produce oil or gas in commercial quantities. Over time, as we complete the exploration and development stage of a project, our primary focus for that project will gradually shift to drilling and production.

We participate in projects directly, as well as indirectly as equity participants in our subsidiaries and other investees. Until recently, we have not been involved as the operator of the projects in which we participate. Instead, we have relied on others for drilling, delivering any gas or oil reserves we discover, and negotiating all sales contracts. Recently, however we have become the operator of two of our existing projects, and we expect to act as the operator of certain of the projects in which we participate in the future. Such operatorship will be a key component of our strategy to increase our reserves and production.

Our management team, lead by our Chief Executive Officer, Mr. V. Ray Harlow, joined us in connection with our March 10, 2005, acquisition of Hurricane Energy, an early-stage independent oil and gas business founded in 2003 that targeted the acquisition of producing, development, and exploitation reserves principally in the U.S. Gulf Coast region.

Consistent with our efficient operation model, we intend to rely on leading third party sources of outsourced drilling and field management services, as necessary. We expect that this will allow us to achieve significant cost savings and operational efficiencies by outsourcing an appropriate level of the capital-intensive aspects of our business. We believe that our business model will permit us to maximize the use of our otherwise limited resources, reduce the risk of unsuccessful drilling efforts, and capitalize on the experience of our management team and consultants.

Our development efforts have initially focused on six projects; four of which are in Texas, one in Colorado and one in Arkansas. These regions are characterized by potentially long-lived reserves with predictable and relatively low production depletion rates, lower service costs than in more competitive or remote areas, a favorable regulatory environment that encourages drilling efforts, and limited federal land or land access impediments.

Preliminary drilling results and comprehensive technical evaluations have suggested that at least two of the four Texas projects, the Colorado and the Arkansas project could contain substantial reserves that could be extracted at commercially attractive prices. However, drilling has only recently commenced on certain of the Texas and Colorado properties, and we are still in the lease acquisition phase in Arkansas. As a result, we cannot be sure that our expectations will be realized. Estimates of oil and gas reserves are developed through a subjective process that depends upon many assumptions, and some or all of those assumptions may not be realized.

Our current projects are focused on low-risk exploratory drilling and development. Each project is screened on available geologic and engineering data, surrounding production from similar wells, and proximity to infrastructure. We utilize a risk-based economic evaluation that compares various production and price scenarios to rank projects for investment. Our overall business plan employs the same technique for price and production.

Our primary objectives are to build reserves, production, cash flow and earnings per share by acquiring oil and gas properties, exploring for new oil and gas reserves, and optimizing production and value from existing oil and gas properties. We have crafted a business model specifically designed to exploit the unique opportunities currently available to small companies in the oil and gas industry.

We are managed by a small highly experienced team of employees and some retained consultants focused on finding and structuring attractive oil and gas investment opportunities and then extracting the maximum value from them. Our goal is to create long-term value for our investors by building a significant oil and natural gas reserve base. We seek to acquire and exploit properties with the following characteristics:

• locations within or close to areas with an established production history and infrastructure

• multiple productive sands and reservoirs

• current production levels with significant identified proven and potential reserve upside opportunities

• the opportunity to obtain a significant interest as well as operatorship

We believe significant competitive opportunities are available to us primarily because large energy companies continue to focus their attention and resources on the discovery and development of large oil and gas fields, while divesting themselves of lower producing mature fields. Also, the recent economics of the oil and gas market have improved as prices have risen substantially. Given these conditions and our efficient operating model, we believe that we have the opportunity, as a small independent energy company, to successfully compete in our chosen market.

Our principal offices are located at 888 East Las Olas Boulevard, Suite 400, Fort Lauderdale, Florida 33301. Our telephone number is (954) 463-5707.

Projects

Fayetteville Shale

In September 2005, through our wholly-owned subsidiary, Maverick Woodruff County, LLC, we initiated efforts to develop oil and gas properties located within the Fayetteville Shale play in Arkansas and commenced actively acquiring acreage in Northeastern Arkansas. Pursuant to a joint operating agreement with our two project partners, we are the operator of, and have a 45% working interest in, the project.

We have set a target for Maverick Woodruff County, LLC to acquire 150,000 net mineral acres (67,500 net acres to Maverick). As of the date of this prospectus, we have fully executed leases on approximately 100,000 acres and have another 57,000 acres under contract pending title work for a total of 157,000 acres committed to date.

We anticipate the total cost to Maverick to secure the target level of leased acreage to be approximately $18 million. We commenced our initial drilling operations during the first quarter of 2006, and we plan to drill an initial series of six to eight test wells. Following full interpretation of data gathered during this operation, we expect to initiate a full development program by mid-year 2006.

Barnett Shale

We also hold a 63% membership interest in RBE LLC, a Delaware limited liability company (“RBE”), that was formed to explore for oil and gas in the Barnett Shale area of North Texas. We acquired a 50% interest in RBE during August 2004 from Ferrell RBE Holdings, LLC (“Ferrell RBE”) for $2 million, of which $1 million was paid to Ferrell RBE and the balance represents our assumption of Ferrell RBE’s obligation to make a $1 million capital contribution to RBE.

RBE owns a working interest of 50% in approximately 10,400 leasehold acres in Wise County, Texas operated by Devon Energy. It also owns a working interest of 100% in approximately 1,942 leasehold acres in Wise County, Texas, that until recently was operated by Reichmann Petroleum and is now operated by us. The interests acquired are subject to a 25% royalty. Drilling is complete on the initial test well within the 1,942 acre tract, the Pauline Cook #1, and this well is flowing to sales. RBE must drill another well by July 2006 to retain its leasehold rights on the 1,942 acre tract. The Portwood 4H well was recently drilled on the Devon operated portion of the project and started flowing to sales in December 2005. This allowed RBE to retain its leasehold rights with respect to the 10,400 acres.

From inception of the project through October 19, 2005, Reichmann Petroleum Corp served as the managing partner of RBE and as the operator of the 1,942 acre portion of the project. Dyke Ferrell, the principal shareholder of Reichmann Petroleum, owned an approximate 13% interest in RBE. During October 2005, we acquired the 13% interest in RBE from Mr. Ferrell in consideration for the purchase price of $1,750,000 and 250,000 shares of our common stock. In connection with this purchase, we became the managing member of RBE and operator of the 1,942 acre portion of the project.

The RBE operating agreement provides that cash distributions by RBE are to be made first to us until the aggregate distributions equal $1,000,000 and then to members in proportion to their ownership interests.

Whitewater

On February 1, 2005, Maverick Whitewater, LLC, a subsidiary that we formed to explore for oil and gas in Colorado, paid $5,600,000 to South Oil, Inc. (including $2,000,000 of prepaid drilling costs) to acquire a 30% interest in approximately 42,197.52 gross and 40,463.84 net mineral acres in Mesa and Delta Counties in Colorado. The conveyance also included two shut-in gas wells and a pipeline tap. The interest was acquired subject to a 12.5% carried working interest, proportionately reduced in favor of prior parties in interest. To date, eleven exploration/ delineation wells have been drilled. In March 2006, we assumed operatorship of this project from South Oil and have begun to assess test results and formulate a field development plan, including plans to connect to the Trans Colorado pipeline.

Maverick Whitewater has two separate classes of ownership interest, Class A and Class B. We acquired all of the Class A interests. South Oil, Inc. acquired all of the Class B interests. We serve as the manager of Maverick Whitewater and so are responsible for making all decisions and taking all actions regarding Maverick Whitewater’s business. The operating agreement provides that cash distributions are to be made first to us as the Class A member until the aggregate distributions to us equal our initial capital contribution, and then 85% to us as the Class A member and 15% to the Class B member.

Zapata County

We acquired a 19.8% limited partnership interest in PHT Resendez Partners, L.P. on October 5, 2004 in return for an initial capital contribution of $1,000,000. PHT Resendez has a 67% working leasehold interest on approximately 1,248 acres located in Zapata County, Texas. This results in the Company having a 13.3% working interest (10.002 % net revenue interest) in this acreage. The initial test well, known as Resendez #1 has been drilled and completed and production facilities and sales pipelines have been installed. Gas production and sales commenced during April 2005. We also acquired a

31.25% working interest in the La Duquesa project on approximately 1,248 acres in Zapata County, Texas. The initial well on this project has been successfully completed and gas production and sales commenced during August 2005.

Turner/LaEscalera

On February 14, 2005, Maverick Turner Escalera, L.L.C., a wholly owned subsidiary that we formed to explore for oil and gas in West Texas., paid $1,200,000 to South Oil, Inc. to acquire a 9.625% interest in 17,800.07 option acres with drill-to-earn terms in Tom Green County, Texas, and a 17.5% interest in 1631.25 leasehold acres in Pecos County, Texas. We subsequently acquired 605.5 acres in Pecos County, Texas, subject to a 12.5% carried working interest and a 12.5% back-in after payout to prior parties in interest.

Seven wells have been drilled on the Turner Ranch portion of the project in Tom Green County resulting in six marginal producers and one dry hole with production rates in all wells less than expected. Of the six wells that have been tested, only one has been deemed capable of producing at commercial levels. We have ceased participating in development activities in the Turner Ranch portion of this project.

The two test wells on the La Escalera portion of the project in Pecos County were unsuccessful. Accordingly, we have ceased participating in development activities in the La Escalera portion of the project.

Maverick Basin

On July 28, 2004, we acquired a 74.25% Class A membership interest in Maverick Basin Exploration, LLC, a Delaware limited liability company (“MBE”). MBE is an oil and gas exploration and production company that entered into an exploration and joint operating agreement with Blue Star Operating, Inc., an oil and gas exploration and production company based in Dallas, Texas (“Blue Star”). This operating agreement gave MBE the right to drill four wells in order to secure a 10,240-acre parcel in the Maverick Basin in Texas, which is located adjacent to the Mexican border.

We acquired our interest in MBE in August 2004 in exchange for assuming an obligation to make capital contributions to MBE totaling $4,000,000. We paid these capital contributions in full during the second quarter of our 2005 fiscal year. In addition, we incurred $2.5 million of drilling and other expenses during fiscal 2005 related to this project.

There have been 3 wells drilled to date. These wells have not tested at commercial rates. As a result, we have ceased participating in development activities for this project, and, in March 2006, we terminated our interest in this project and surrendered our interest to Blue Star in consideration for Blue Star’s agreement to fulfill well abandonment obligations.

Company Background

We were incorporated under the laws of the State of Nevada on June 18, 2002 as Waterloo Ventures Inc. From our inception through April 2004, we were engaged in acquiring and exploring mineral properties. We actively maintained an option to acquire an interest in the “East Red Rock” mineral claim in Ontario, Canada until April 2004, when, in conjunction with a change of control, we elected to suspend all further payments and exploration work needed to maintain the claim in good standing. Accordingly, as of April 2004, we suspended all mineral exploration activities, commenced our oil and gas business, and, by virtue of a merger with a wholly owned subsidiary, changed our name to Maverick Oil and Gas, Inc.

Sales And Marketing

The principal target customers for our crude oil production are expected to be refiners, remarketers and other companies, some of which are expected to have pipeline facilities near the producing properties we acquire. In the event pipeline facilities are not conveniently available, we intend to truck or barge crude oil to storage, refining or pipeline facilities.

The principal target customers for our gas production are expected to be pipelines, utilities, gas marketing firms, industrial users and local distribution companies. We intend to use existing gathering systems and interstate and intrastate pipelines to consummate gas sales and deliveries.

We intend to sell our oil and natural gas production under both short-term (less than one year) and long-term (one year or more) agreements at prices negotiated with third parties. Under both short-term and long-term contracts, typically either the entire contract (in the case of short-term contracts) or the price provisions of the contract (in the case of long-term contracts) are renegotiated from intervals ranging in frequency from daily to annually.

We have not yet adopted any specific sales and marketing plans. However, as production levels increase, the need to hire sales and marketing personnel will be addressed.

Title To Properties

We believe that the title to our leasehold properties is good and defensible in accordance with standards generally acceptable in the oil and gas industry, subject to exceptions that are not so material as to detract substantially from the use of such properties. Our leasehold properties are subject to royalty, overriding royalty and other outstanding interests customary in the industry. The properties may be subject to burdens such as liens incident to operating agreements and current taxes, development obligations under oil and gas leases and other encumbrances, easements and restrictions. We do not believe any of these burdens will materially interfere with our use of these properties.

As is customary in the oil and gas industry, a preliminary title examination is conducted at the time that we acquire properties believed to be suitable for drilling operations. We rely upon the brokers of the properties to conduct the title examination. We will perform necessary curative work with respect to any significant defects in title prior to proceeding with operations.

Competition

The oil and natural gas business is highly competitive. We compete with private and public companies in all facets of the oil and natural gas business, including suppliers of energy and fuel to industrial, commercial and individual customers. Numerous independent oil and gas companies, oil and gas syndicates and major oil and gas companies actively seek out and bid for oil and gas prospects and properties as well as for the services of third-party providers, such as drilling companies, upon which we rely. Many of these companies not only explore for, produce and market oil and natural gas, but also carry out refining operations and market the resultant products on a worldwide basis. A substantial number of our competitors have longer operating histories and substantially greater financial and personnel resources than we do.

Competitive conditions may be substantially affected by various forms of energy legislation and/or regulation considered from time to time by the government of the United States and other countries, as well as factors that we cannot control, including international political conditions, overall levels of supply and demand for oil and gas, and the markets for synthetic fuels and alternative energy sources. Intense competition occurs with respect to marketing, particularly of natural gas.

Government And Environmental Regulation

Domestic development, production and sale of oil and gas are extensively regulated at both the federal and state levels. Legislation affecting the oil and gas industry is under constant review for amendment or expansion, frequently increasing the regulatory burden. Also, numerous departments and agencies, both federal and state, have issued rules and regulations binding on the oil and gas industry and its individual members, compliance with which is often difficult and costly and some of which carry substantial penalties for failure to comply. State statutes and regulations require permits for drilling operations, drilling bonds and reports concerning wells. Texas and other states in which we intend to conduct operations also have statutes and regulations governing conservation matters, including the unitization or pooling of oil and gas properties and establishment of maximum rates of production from oil and gas wells.

Our operations are subject to extensive and developing federal, state and local laws and regulations relating to environmental, health and safety matters; petroleum; chemical products and materials; and waste management. Permits, registrations or other authorizations are required for the operation of certain of our facilities and for our oil and gas exploration and production activities. These permits, registrations or authorizations are subject to revocation, modification and renewal. Governmental authorities have the power to enforce compliance with these regulatory requirements, the provisions of required permits, registrations or other authorizations, and lease conditions, and violators are subject to civil and criminal penalties, including fines, injunctions or both. Failure to obtain or maintain a required permit may also result in the imposition of civil and criminal penalties. Third parties may have the right to sue to enforce compliance.

Some risk of costs and liabilities related to environmental, health and safety matters is inherent in our operations, as it is with other companies engaged in similar businesses, and there can be no assurance that material costs or liabilities will not be incurred. In addition, it is possible that future developments, such as stricter requirements of environmental or health and safety laws and regulations affecting our business or more stringent interpretations of, or enforcement policies with respect to, such laws and regulations, could adversely affect us. To meet changing permitting and operational standards, we may be required, over time, to make site or operational modifications at our facilities, some of which might be significant and could involve substantial expenditures. There can be no assurance that material costs or liabilities will not arise from these or additional environmental matters that may be discovered or otherwise may arise from future requirements of law.

Employees And Consultants

As we remain in the development stage, our staffing is limited. As of April 17, 2006, we had 17 employees, all of whom are full-time employees. We employ a Chief Executive Officer, Chief Financial Officer and Controller, staff accountant, and two clerical/administrative personnel in our Fort Lauderdale, Florida headquarters. In addition, at our field offices in Dallas and Arkansas, we employ senior geology, land management, petroleum engineering and administrative personnel. We also utilize certain outsourced third parties to provide operational, technical and certain administrative services. As production levels increase, we may find the need to hire additional personnel. None of our employees are represented by a union. We have never experienced an interruption in operations from any kind of labor dispute and we consider the working relationship among our staff to be excellent.

LEGAL PROCEEDINGS

NONE

DESCRIPTION OF PROPERTY

Our executive offices consist of approximately 4355 feet of leased office space located at 888 East Las Olas Boulevard, Suite 400, Fort Lauderdale, Florida. In addition, we have an operations office in suburban, Dallas, Texas consisting of approximately 4,072 feet of leased office space, and we have recently purchased a small office building in McCrory, Arkansas to house the operations personnel and consultants working for our Fayetteville Shale Project.

Oil and Gas Properties

The following table summarizes our gross and net developed and undeveloped oil and natural gas acreage under lease as of August 31, 2005.

	Gross	Net
Developed acreage
Zapata County	2,496.40	556.07
Turner/Escalera	560.00	53.90

Total	3,056.40	609.97

Undeveloped Acreage
Maverick Basin	10,240.00	3,801.60
Barnett Shale	12,081.50	3,521.30
Turner/Escalera	19,476.82	2,131.76
Whitewater	40,463.84	11,969.93

Total	82,262.16	21,424.59

A developed acre is considered to be an acre spaced or assignable to productive wells. A gross acre is an acre in which a working interest is owned. A net acre is the result that is obtained when our fractional ownership working interest is multiplied by gross acres. The number of net acres is the sum of the factional working interests owned in gross acres expressed as whole numbers and fractions thereof.

Undeveloped acreage is considered to be those lease acres on which wells have not been drilled or completed to a point that would permit the production of commercial quantities of oil or natural gas, regardless of whether that acreage contains proved reserves, but does not include undrilled acreage held by production under the terms of a lease. As is customary in the oil and gas industry, we can generally retain our interest in undeveloped acreage by drilling activity that establishes commercial production sufficient to maintain the leases or by paying delay rentals during the remaining primary term of leases.

The oil and gas leases in which we have an interest are for varying primary terms, and if production under a lease continues from our developed lease acreage beyond the primary term, we are entitled to hold the lease for as long as oil or natural gas is produced.

We do not have any obligations under existing contracts or agreements calling for the provision of fixed and determinable quantities of oil and gas over the next three years, and have therefore not filed any information or reports with any federal authority or agency containing estimates of total proved developed or undeveloped net oil or gas reserves. Our oil and gas properties consist primarily of oil and gas wells and our interests in leasehold acreage, both developed and undeveloped.

Reserves

Our estimates of oil and gas reserves are derived from reports prepared by Miller and Lents, Ltd., petroleum consultants. Proved reserves are the estimated quantities that geologic and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions. Due to the inherent uncertainties and the limited nature of reservoir data, such estimates are subject to change as additional information becomes available. The estimates of reserves, future cash flows and present value are based on various assumptions, including those prescribed by the SEC, and are inherently imprecise. Although we believe these estimates are reasonable, actual future production, cash flows, taxes, development expenditures, operating expenses and quantities of recoverable oil and natural gas reserves may vary substantially from these estimates. Also, the use of a 10% discount factor for reporting purposes may not necessarily represent the most appropriate discount factor, given actual interest rates and risks to which our business or the oil and natural gas industry in general are subject.

Based on reserve reports prepared by Miller and Lents, Ltd. dated August 31, 2005, we had estimated total proved reserves of 1,080 MMcfe of which 420 MMcfe were proved producing reserves. We have not reported our reserves to any federal authority or agency.

The following table sets forth certain information as of August 31, 2005 with respect to our estimated proved oil and gas reserves pursuant to SEC guidelines, present value of proved reserves and standardized measure of discounted future net cash flows.

The following table sets forth certain information as of August 31, 2005 regarding our proved oil and gas reserves in each of our principal producing areas:

Proved Reserves

	Oil(a) MBbls	Gas (MMcf)	Total Gas Equivalent (MMcfe)	Percent of Present Value of Proved Reserves	Present Value of Proved Reserves (in thousands)	Percent of Present Value of Proved Reserves
Whitewater	0	320	320	29.6%	977	18.5%
Zapata County	6	651	692	64.1%	3,843	72.9%
Other (b)	9	16	68	6.3%	456	8.6%

Total	15	987	1,080	100.0%	5,276	100.0%

(a) Includes natural gas liquids.
(b) Primarily West Texas

	Proved Developed		Proved Total
	Producing	Nonproducing	Undeveloped	Proved
	(Dollars in thousands)
Gas (MMcf)	346	322	319	987
Oil and natural gas liquids (MBbls)	12	3	—	15
Total (MMcfe)	420	341	319	1,080
Present value of proved reserves	$2,829	$1,470	$977	$5,276
Standardized measure of discounted future net cash flows	—	—	—	—

These calculations were prepared using standard geological and engineering methods generally accepted by the petroleum industry and in accordance with SEC financial accounting and reporting standards. The estimated present value of proved reserves does not give effect to indirect expenses such as general and administrative expenses, debt service and future income tax expense or to depletion, depreciation, and amortization.

In accordance with applicable financial accounting and reporting standards of the SEC, the estimates of our proved reserves and the present value of proved reserves set forth herein are made using oil and gas sales prices estimated to be in effect as of the date of such reserve estimates and are held constant throughout the life of the properties. Estimated quantities of proved reserves and their present value are affected by changes in oil and gas prices. The average prices utilized for the purpose of estimating our proved reserves and the present value of proved reserves as of August 31, 2005 were $65.45 per Bbl of oil and natural gas liquids and natural gas liquids and $10.88 per Mcf of gas.

Production

For the twelve months ended August 31, 2005, our total net production was approximately 1,399 barrels of oil and 31,687 Mcf of natural gas. The average prices received for our oil and gas sales were $51.35 per barrel and $6.67 per Mcf, respectively. Our average lifting cost per Mcfe was $3.38

We had no production for the twelve month periods ended August 31, 2003 and 2004.

Productive Wells and Acreage

As of August 31, 2005, we had 3 productive wells. One of these wells produces oil and two of the wells produce gas. We had total gross acreage of 85,319 acres, consisting of 3,056 developed acres and 82,262 undeveloped acres. We had total net acreage of 22,035 acres, consisting of 610 developed acres and 21,425 undeveloped acres.

Drilling Activity

The following table sets forth our drilling activity during the twelve month period ended August 31, 2005. We did not engage in any drilling activities in the twelve month periods ended August 31, 2003 and 2004.

2005
(Excludes wells in progress at the end of the period)
	Gross	Net
Development Wells:
Oil	0	0
Gas	0	0
Dry	0	0

Total	0	0

Exploratory Wells:
Oil	1	.1
Gas	8	2.0
Dry	9	1.9

Total	18	4.0

Total Wells:
Oil	1	.1
Gas	8	2.0
Dry	9	1.9

Total	18	4.0

The information contained in the foregoing table should not be considered indicative of future drilling performance, nor should it be assumed that there is any necessary correlation between the number of productive wells drilled and the amount of oil and gas that may ultimately be recovered by us.

We do not own any drilling rigs, and all of our drilling activities are conducted by independent drilling contractors.

Present Activities

A description of our present activities is contained in “BUSINESS—Projects,” beginning on page 23.

Delivery Commitments

At August 31, 2005, we had no delivery commitments with our purchasers.

DIRECTORS AND EXECUTIVE OFFICERS

Below is certain information regarding our directors and executive officers.

Name	Age	Position Held
V. Ray Harlow	53	Chief Executive Officer and Director
John A. Ruddy	58	Chief Financial Officer
James M. Parrish	51	Executive Vice-President—operations and business development
Lance E. Johnson	59	Director
David Preng	59	Director
Andrej Rucigaj	41	Director
Matthew Fitzgerald	48	Director

V. Ray Harlow has served as our Chief Executive Officer and a member of our board of directors since March 2005. Mr. Harlow has 32 years of experience in the industry, in particular in the area of upstream oil and gas exploration and development. From August 2003 until March 2005, he was chief executive officer and managing member of Hurricane Energy, LLC. Between October 1997 and August 2003, he was an independent energy consultant. From August 1987 until October 1997, he was with Sun Company, Inc. (doing business as Sunoco), then the largest independent refining and marketing company in the U.S. From May 1991 to October 1997, he was the chairman and managing director of Sun International Oil Company, the international subsidiary of Sunoco. Prior to his tenure at Sunoco, Mr. Harlow held executive management positions with Arco, Amoco and Transcontinental Oil.

John A. Ruddy has served as our Chief Financial Officer since March 2005. Mr. Ruddy has 27 years of experience in the oil and gas industry. From October 2003 until March 2005 he served as Chief Financial Officer of Hurricane Energy, LLC. From December 1996 to September 2003, Mr. Ruddy was the Chief Financial Officer of the Sunoco Marketing Division. From 1993 to 1996, he was the Chief Financial Officer for Sunoco’s International Exploration and Production division. Mr. Ruddy spent 25 years with Sunoco, Inc., the largest independent refining and marketing company in the U.S. Mr. Ruddy has extensive experience in acquisitions and divestments in both the upstream and downstream areas, having participated in transactions valued in excess of $1.5 billion during his career.

James M. Parrish has served as our Executive Vice-President since March 2005. His principal duties will be to oversee our field operations, act as liaison with any strategic partners, and manage our oil and gas hedging activities. From 2003 until March 2005, he was executive vice president of Hurricane Energy, LLC, where he was responsible for managing investor relations and relations with financial institutions, as well as developing strategic alliances with industry partners. From 2002 to 2003, he was a principal with Champion Group Capital, Inc., of Dallas, Texas, a commercial mortgage banker financing commercial real estate. From 1987 to 2002, he was a manager of Dillon Gage Capital Markets, of Dallas, Texas, and founded its capital markets group.

Lance E. Johnson joined our Board of Directors on August 10, 2005. Mr. Johnson is a veteran of 30 years in the energy industry. Following service of six years in the United States Air Force as an officer and pilot, Mr. Johnson joined Mobil Oil Corporation in 1975. Mr. Johnson held numerous senior management positions within Mobil Oil Corporation including Managing Director of Mobil Exploration Norway, General Manager of Production for Mobil U.S. Exploration and Production, Chairman and President of Mobil North Sea Ltd. In 1996, Mr. Johnson was appointed Executive Vice President of Mobil Oil Corporation for Supply, Trading and Transportation and in 1998 he assumed responsibility for worldwide New Exploration and Production Ventures. Coincident with the merger of

Exxon and Mobil in 1999, Mr. Johnson was appointed Vice President of ExxonMobil Production Company from which position he retired in June, 2002. He holds a B.S. in Mechanical Engineering from Tufts University and a Masters Degree in Industrial Management from Central Michigan University.

David Preng joined our Board of Directors on September 28, 2005. Mr. Preng has served as Chief Executive Officer and President of Preng and Associates since 1980. Preng and Associates is an international executive search firm specializing in placements within the oil and gas industry. Mr. Preng also serves as a member of the Board of Directors of Remington Oil and Gas, Inc., a publicly held oil and gas company, as well as the National Association of Corporate Directors - Houston Chapter, Community National Bank, and the International Advisory Board of Texas A&M University. He is also a Fellow for the Institute of Directors. He holds a B. S. in Business Administration from Marquette University and a Masters Degree in Business Administration from DePaul University.

Andrej Rucigaj joined our Board of Directors on September 28, 2005. Mr. Rucigaj has worked as a manager in the investment and finance fields for the last 10 years, with a focus on the energy sector. Since 2001, Mr. Rucigaj served as an investment manager of Aktiva Group, an Amsterdam based private investment fund. Aktiva is controlled by Darko Horvat, one of the principal beneficiaries of Line Trust Corporation Limited, a principal shareholder of the Company. From 1994 to 2001, Mr. Rucigaj worked as an officer of Arkada, an investment fund in Slovenia. Mr. Rucigaj holds a B.S. in Electrical Engineering from ETH (Swiss Federal Institute of Technology) and an MBA from INSEAD, The European Institute of Business Administration (Fountainebleau, France).

Matthew Fitzgerald joined our Board of Directors on January 27, 2006. Mr. Fitzgerald has been the Senior Vice President and Chief Financial Officer of Grant Prideco, Inc. since January 2004. Grant Prideco, Inc. is the world leader in drill stem technology development and drill pipe manufacturing, sales and service, a global leader in drill bit technology, manufacturing, sales and service, and a leading provider of high-performance engineered connections and premium tubular products and services. Prior to his current position with Grant Prideco, Inc., Mr. Fitzgerald served as Executive Vice President, Chief Financial Officer, and Treasurer of Veritas DGC, beginning in March 2001. Mr. Fitzgerald was employed by BJ Services Company from 1989 to 2001, where he served as Vice President and Controller from 1998 to 2001 and as Controller beginning in 1989. From 1988 to 1989, Mr. Fitzgerald was the Corporate Audit Director for Baker Hughes, Inc. Mr. Fitzgerald also was a senior manager with the accounting firm of Ernst & Whinney.

Directors’ Term of Office

Directors hold office until the next annual meeting of shareholders and the election and qualification of their successors. Our employment agreement with V. Ray Harlow requires that our board of directors nominate him for appointment to the board of directors for so long as he remains our chief executive officer. Officers are elected annually by our board of directors and serve at the discretion of the board of directors.

Board of Directors

During the fiscal year ending August 31, 2005, our Board took action, by consent resolution or at meetings, on nineteen (19) occasions. All meetings of the Board of Directors were attended by all then-current members and all consent resolutions were unanimous.

The Board of Directors created the Audit Committee at a meeting held on October 17, 2005. The Audit Committee is responsible for monitoring the integrity of the Company’s financial reporting standards and practices and its financial statements, overseeing the Company’s compliance with ethics and compliance policies and legal and regulatory requirements, and selecting, compensating, overseeing, and evaluating the Company’s independent auditors. The members of the Audit

Committee are Matthew Fitzgerald, Lance E. Johnson and Andrej Rucigaj. Each of these Audit Committee members is independent as defined in the listing standards of the American Stock Exchange and the rules of the Securities and Exchange Commission. Matthew Fitzgerald is the Chairman of the Audit Committee. The Board has determined that Mr. Fitzgerald is an “audit committee financial expert,” as that term is defined in the rules of the Securities and Exchange Commission.

Code of Ethics

During November 2005, we adopted a Code of Ethics that applies to our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. This had the effect of replacing and superceding our former Code of Ethics adopted during fiscal 2004. Our Code of Ethics is designed to deter wrongdoing and promote: (i) honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships; (ii) full, fair, accurate, timely and understandable disclosure in reports and documents that we file with, or submit to, the SEC and in our other public communications; (iii) compliance with applicable governmental laws, rules and regulations; (iv) the prompt internal reporting of violations of the code to an appropriate person or persons identified in the code; and (v) accountability for adherence to the code.

Section 16 Beneficial Ownership Reporting Compliance

Section 16(a) of the U.S. Securities and Exchange Act of 1934, as amended (the “Exchange Act”), requires our officers and directors and persons who own more than ten percent (10%) of our common stock to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock. Such officers, directors and ten percent (10%) stockholders are also required by applicable SEC rules to furnish the us copies of all forms filed with the SEC pursuant to Section 16(a) of the Exchange Act. Based solely on our review of copies of forms filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, as amended, and written representations from certain reporting persons, we believe that during fiscal 2005 all reporting persons timely complied with all filing requirements applicable to them, except for the following.

Line Trust Corporation Limited, The Atkiva Diversified Trust, and AltaFin, B.V. filed one Form 3 after the date such form was required to be filed. M.V. Oil and Gas Company, the beneficial owner of 20.73% of our outstanding Common Stock, has failed to file a Form 3.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Mr. Preng, one of our directors, is the Chief Executive Officer and principal shareholder of Preng and Associates, an international executive search firm specializing in the oil and gas industry. Preng and Associates was engaged by the Company during 2005 to conduct certain executive searches, for which it received fees of approximately $200,000.

Mr. Rucigaj, one of our directors, is an investment manager of Aktiva Group, an Amsterdam based private investment fund. Aktiva is controlled by Darko Horvat, one of the principal beneficiaries of Line Trust Corporation Limited (“Line Trust”). Line Trust is the independent sole trustee of the Aktiva Diversified Trust (the “Aktiva Trust”). On February 1, 2005, the Aktiva Trust purchased 9,000,000 investment units from the Company, consisting of 18,000,000 shares of common stock and warrants to purchase an additional 9,000,000 shares of common stock for an aggregate purchase price of $18,000,000. That purchase was made in a private placement by the Company of a total of 14,217,500 investment units and at the same price as the other purchasers in the private placement transaction. Line Trust is also the independent sole trustee of a trust that indirectly holds all of the shares of stock of AltaFin, B.V. (“AltaFin”) and of a trust that directly or indirectly holds all of the shares of AltaFin’s corporate managing director. On August 2, 2004, AltaFin purchased 1,000,000 investment units from the Company, consisting of 2,000,000 shares of common stock and warrants to purchase 1,000,000 additional shares of common stock, for an aggregate purchase price of $2,000,000.

EXECUTIVE COMPENSATION

The following table sets forth a summary of the compensation paid or accrued for the three fiscal years ended August 31, 2005 to or for the benefit of our Chief Executive Officer and our four most highly compensated executive officers whose total annual salary and bonus compensation exceeded $100,000 (the “Named Executive Officers”).

Summary Compensation Table

		Annual Compensation		Long-Term Compensation Awards
Name and Principal Position		Salary	Bonus	Restricted Stock Awards	Number of Options		All Other Compensation
V. Ray Harlow, Chief Executive Officer	2005	$143,375	$100,000	$82,000(2)	1,230,000	(3)	—
John A. Ruddy, Chief Financial Officer	2005	$102,752	$80,000	$65,600(2)	1,230,000	(3)	—
James M. Parrish, Executive Vice President	2005	$74,077	$100,000	$49,200(2)	1,230,000	(3)	—
Michael Garland, former Chief Executive Officer	2005	$120,000	—	—	—		—
	2004	$20,000	—	—	300,000	(4)	—

(1) During the periods reflected, certain of the officers named in this table received perquisites and other personal benefits not reflected in the amounts of their respective annual salaries or bonuses. The dollar amount of these benefits did not, for any individual in any year, exceed the lesser of $50,000 or 10% of the total annual salary and bonus reported for that individual in any year, unless otherwise noted.

(2) This column shows the market value of restricted stock awards granted subsequent to fiscal year 2005 for performance in that fiscal year as follows: Mr. Harlow, 100,000 shares; Mr. Ruddy, 80,000 shares; and Mr. Parish, 60,000 shares. One third of the restricted shares granted to each officer vest on each of the first three anniversaries of the date of the grant. No restricted shares were held by any of these officers as of August 31, 2005.

(3) The options have an exercise price of $2.395 per share. They vest 20% on March 10, 2006, the first anniversary of the date of grant, and 20% on each subsequent anniversary of the date of grant.

(4) Mr. Garland entered into an employment agreement with us on July 27, 2004. The employment agreement provided for a base salary of $10,000 per month and three year options to purchase 300,000 shares of our common stock at $1.50 per share. The agreement provided for a payment of six months severance from his resignation in March 2005.

On March 9, 2005, we entered into an employment agreement with V. Ray Harlow, our Chief Executive Officer. This agreement has a five-year term and requires us to pay Mr. Harlow a base annual salary of $300,000. Under this agreement, we granted Mr. Harlow an option to purchase up to 1,230,000 shares of our common stock at an exercise price of $2.395 per share, vesting in equal installments on each of the first five anniversaries of the date of his employment agreement. If we terminate Mr. Harlow’s employment without cause (as defined in the agreement) or by reason of his death or disability, we are required to pay Mr. Harlow his base salary and benefits, not including additional compensation, for a period of six months from the effective date of termination or until the term of the agreement expires, whichever period is shorter, and the options we granted Mr. Harlow in the agreement will continue to vest through this severance period. Under this agreement, we agreed to nominate Mr. Harlow to a position on our board of directors for so long as he remains our Chief Executive Officer.

On March 9, 2005, we entered into an employment agreement with John A. Ruddy, our Chief Financial Officer. This agreement has a five-year term and requires us to pay Mr. Ruddy a base annual salary of $215,000. Under this agreement, we granted Mr. Ruddy an option to purchase up to 1,230,000 shares of our common stock at an exercise price of $2.395 per share, vesting in equal installments on each of the first five anniversaries of the date of his employment agreement. If we terminate Mr. Ruddy’s employment without cause (as defined in the agreement) or by reason of his death or disability, we are required to pay Mr. Ruddy his base salary and benefits, not including additional compensation, for a period of six months from the effective date of termination or until the term of the agreement expires, whichever period is shorter, and the options we granted Mr. Ruddy in the agreement will continue to vest through this severance period.

On March 9, 2005, we entered into an employment agreement with James M. Parrish, our Executive Vice- President. This agreement has a five-year term and requires us to pay Mr. Parrish a base annual salary of $155,000. Under this agreement, we granted Mr. Parrish an option to purchase up to 1,230,000 shares of our common stock at an exercise price of $2.395 per share, vesting in equal installments on each of the first five anniversaries of the date of his employment agreement. If we terminate Mr. Parrish’s employment without cause (as defined in the agreement) or by reason of his death or disability, we are required to pay Mr. Parrish his base salary and benefits, not including additional compensation, for a period of six months from the effective date of termination or until the term of the agreement expires, whichever period is shorter, and the options we granted Mr. Parrish in the agreement will continue to vest through this severance period.

Change in Control Arrangements

Under the Company’s 2005 Stock Incentive Plan, the stock options held by Mr. Harlow, Mr. Ruddy, and Mr. Parrish were granted pursuant to the Company’s 2005 Stock Incentive Plan (the “Plan”). Under the terms of the Plan, if the Plan is terminated as a result of or following a “Change in Control,” all participants in the Plan are credited with an additional six months of service for vesting purposes.

Directors’ Compensation

Non-employee directors are paid $8,750 per quarter, provided such director has attended in person or by telephone at least 75% of meetings held during the quarter, and a fee of $1,250 for each Board meeting attended in person or telephonically. Upon joining our Board of Directors, each non-employee director received an award of options to purchase 80,000 shares of our common stock with an exercise price equal to the closing price of our common stock on the trading day prior to the date of grant. One half of each director’s options will vest upon the completion of one year of such director’s Board service and the remaining one half will vest upon the completion of two years of Board service.

Stock Options

The following table sets forth information on option grants in fiscal 2005 to the Named Executive Officers.

Option Grants in Last Fiscal Year

Name	Number of Options Granted		% of Total Options Granted to Employees in Fiscal-Year	Exercise Price	Market Price on Date of Grant	Expiration Date
V. Ray Harlow	1,230,000	(1)	31%	$2.395	$2.43	March 2015
John A. Ruddy	1,230,000	(1)	31	2.395	2.43	March 2015
James M. Parrish	1,230,000	(1)	31	2.395	2.43	March 2015
Michael Garland	—		—	—	—	—

      (1) These options vest 20% on March 10, 2006, the first anniversary of the date of grant, and 20% on each subsequent anniversary of the date of grant.

The following table sets forth information concerning year-end option values for fiscal 2005 for the Named Executive Officers. The value of the options was based on the closing price of our common stock on August 31, 2005 of $1.19.

Fiscal Year End Option Values

			Number of Unexercised Options at Fiscal Year End		Value of Unexercised In-The-Money Options at Fiscal Year End
	Shares Acquired on Exercise	Value Realized	Exercisable	Unexercisable	Exercisable	Unexercisable
V. Ray Harlow	—	—	—	1,230,000	$—	$—
John A. Ruddy	—	—	—	1,230,000	—	—
James M. Parrish	—	—	—	1,230,000	—	—
Michael Garland	—	—	300,000	—	—	—

Outstanding Stock Options

The 2005 Stock Incentive Plan, (the “Stock Incentive Plan”) covers 10,000,000 shares of common stock. Under its terms, employees, officers and directors of the Company and its subsidiaries are currently eligible to receive non-qualified stock options, restricted stock awards and incentive stock options within the meaning of Section 422 of the Code. In addition, advisors and consultants who perform services for the Company or its subsidiaries are eligible to receive non-qualified stock options under the Stock Incentive Plan. The Stock Incentive Plan is administered by the Board of Directors or a committee designated by the Board of Directors.

All stock options granted under the Stock Incentive Plan are exercisable for a period of up to ten years from the date of grant. The Company may not grant incentive stock options pursuant to the Stock Incentive Plan at exercise prices which are less than the fair market value of the common stock on the date of grant. The term of an incentive stock option granted under the Stock Incentive Plan to a stockholder owning more than 10% of the issued and outstanding common stock may not exceed five years and the exercise price of an incentive stock option granted to such stockholder may not be less than 110% of the fair market value of the common stock on the date of grant. The Stock Incentive Plan contains certain limitations on the maximum number of shares of the common stock that may be awarded in any calendar year to any one individual for the purposes of Section 162(m) of the Code.

In addition to the stock options covered by the Stock Incentive Plan, the Company has outstanding options to purchase 450,000 shares of common stock. Options granted under the plan have been granted subject to 20% annual vesting over a period of five years, contingent on continued service with our company. The following schedule identifies the vesting schedule associated with all our outstanding options as of March 31, 2006:

	Plan	Non-Plan	Total
Vested as of 8/31/05	—	450,000	450,000
To vest in Fiscal Year 2006	882,000	—	882,000
To vest in Fiscal Year 2007	922,000	—	922,000
To vest in Fiscal Year 2008	802,000	—	802,000
To vest in Fiscal Year 2009	762,000	—	762,000
To vest in Fiscal Year 2010	762,000	—	762,000

	4,130,000	450,000	4,580,000

These options were outstanding as of March 31, 2006 at the following exercise prices:

Number of Options
Plan	Non-Plan	Total	Range of Exercise Prices
320,000	450,000	690,000	$1.00 to $1.50
120,000	—	120,000	$1.50 to $2.00
3,690,000	—	3,690,000	$2.00 to $2.50

4,130,000	450,000	4,580,000

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table indicates how many shares of our common stock were beneficially owned as of April 7, 2006, by (1) each person known by us to be the owner of more than 5% of our outstanding shares of common stock, (2) our directors, (3) our executive officers, and (4) all our directors and executive officers as a group. In general, “beneficial ownership” includes those shares a director or executive officer has sole or shared power to vote or transfer (whether or not owned directly) and rights to acquire common stock through the exercise of stock options and warrants that are exercisable currently or become exercisable within 60 days. Except as indicated otherwise, the persons named in the table below have sole voting and investment power with respect to all shares shown as beneficially owned by them. We based our calculation of the percentage owned of 99,022,565 shares outstanding on April 7, 2006, and added shares that may be acquired within 60 days to the number of other shares that the person owns as well as to the number of shares outstanding. The address of each of the directors and executive officers listed below is c/o Maverick Oil and Gas, Inc., 888 Las Olas Boulevard, Suite 400, Fort Lauderdale, Florida 33301.

Name and Address	Number of Shares Beneficially Owned		Percent of Class
V. Ray Harlow...	1,322,539	(1)(2)	1.3%
John A. Ruddy...	1,416,000	(1)(3)	1.4%
James M. Parrish...	1,416,000	(1)(4)	1.4%
Lance E. Johnson...	63,948	(5)	*
David Preng...	40,300	(6)	*
Andrej Rucigaj...	0	(6)	0
Matthew Fitzgerald...	0	(7)	0
Line Trust Corporation Limited... 57/63 Line Wall Road P.O. Box 199 Gibraltar	31,734,500	(8)	29.1%
M.V. Oil and Gas Company... Box 751 Providenciales Turks & Caicos	20,000,000	(9)	20.2%
Millenium Global High Yield Fund Limited... 64 St. James Street London SW1A 1NF UK	11,250,000	(10)	10.9%
All officers and directors as a group (7 persons)...	4,258,787		4.3%

(*) Less than 1%

(1) These shares do not include 984,000 shares issuable upon exercise of stock options that were granted as part of the acquisition but are not currently exercisable. With respect to Mr. Harlow, this includes 2,012 shares held by Mr. Harlow’s wife.

(2) Also does not include 100,000 shares of restricted stock that were granted under our Stock Incentive Plan during February 2006, and vest in one-third annual increments commencing February 2007.

(3) Also does not include 80,000 shares of restricted stock that were granted under our Stock Incentive Plan during February 2006, and vest in one-third annual increments commencing February 2007.

(4) Also does not include 60,000 shares of restricted stock that were granted under our Stock Incentive Plan during February 2006, and vest in one-third annual increments commencing February 2007.

(5) Does not include options to purchase 80,000 shares of our common stock at an exercise price of $1.22 per share, fifty (50%) percent of which vest on August 10, 2006 and fifty (50%) percent of which vest on August 10, 2007 provided the named director remains on our Board of Directors through such vesting dates.

(6) Does not include options to purchase 80,000 shares of our common stock at an exercise price of $1.02 per share, fifty (50%) percent of which vest on September 26, 2006 and fifty (50%) percent of which vest on September 26, 2007, provided the named director remains on our Board of Directors through such vesting dates.

(7) Does not include options to purchase 80,000 shares of our common stock at an exercise price of $1.39 per share, fifty (50%) percent of which vest on February 3, 2007 and fifty (50%) percent of which vest on February 3, 2008, provided the named director remains on our Board of Directors through such vesting dates.

(8) Line Trust Corporation Limited (“Line Trust”), The Aktiva Diversified Trust (“Aktiva”), and AltaFin, BV (“AltaFin”) have filed a Schedule 13D (the “Schedule 13D”) as members of a “group” (as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934) with respect to these shares. Aktiva has the beneficial ownership of 27,000,000 of these shares (including 9,000,000 shares issuable upon the exercise of warrants) and AltaFin has the beneficial ownership of 4,734,500 of these shares (including 1,000,000 shares issuable upon the exercise of warrants). Line Trust is the independent sole trustee of Aktiva. Line Trust is also the independent sole trustee of a trust that owns all of the stock of AltaFin and of a trust that directly or indirectly holds all of the shares of AltaFin’s corporate managing director. Line Trust has disclaimed beneficial ownership of these shares, except to the extent of any indirect pecuniary interest therein. The foregoing information is based upon the Schedule 13D. The class of beneficiaries of the trusts described in this note currently includes Darko Horvat and his family members.

(9) Based upon information provided to us, we have been advised that these shares are beneficially owned indirectly by David Stevenson, c/o KDS Capital, 53 Davies Street, Mayfair, London W1K 5JH, U.K.

(10) Includes 3,500,000 shares issuable upon exercise of currently exercisable warrants. Millenium Global Investments Limited is the investment manager of Millenium Global High Yield Fund Limited, and as such has shared voting and dispositive power over the securities owned with Joseph Strubel, portfolio manager of Millenium Global High Yield Fund Limited. Other than the investments of Millenium Global High Yield Fund Limited in the Company’s securities, Millenium has not had any material relationship with the Company within the past three years.

The terms of the Secured Convertible Debenture and associated warrants issued to Castlerigg Master Investments (“Castlerigg”) prohibit Castlerigg from converting the debentures and/or exercising the warrants to the extent conversion and/or exercise would otherwise result in Castlerigg beneficially owning more than 4.99% of our shares after the conversion and/or exercise; provided, however, that Castlerigg may increase or decrease such percentage limitation (however, not in excess of 9.9%) upon more than 60 days notice. Accordingly, the foregoing table does not reflect the beneficial ownership of Castlerigg, although should it increase such percentage limitation, it is possible that Castlerigg could become a beneficial holder of more than 5% of the Company’s shares. Castlerigg is included as a Selling Shareholder in this prospectus.

The terms of the Secured Convertible Debenture and associated warrants issued to Kings Road Investments, Ltd. (“Kings Road”) prohibit Kings Road from converting the debentures and/or exercising the warrants to the extent conversion and/or exercise would otherwise result in Kings Road beneficially owning more than 4.99% of our shares after the conversion and/or exercise; provided, however, that Kings Road may increase or decrease such percentage limitation (however, not in excess of 9.9%) upon more than 60 days notice. Accordingly, the foregoing table does not reflect the beneficial ownership of Kings Road, although should it increase such percentage limitation, it is possible that Kings Road could become a beneficial holder of more than 5% of the Company’s shares. Kings Road is included as a Selling Shareholder in this prospectus.

Securities Authorized for Issuance under Equity Compensation Plans

      The following table sets forth information, as of April 17 , 2006, with respect to the Company’s stock option plan under which common stock is authorized for issuance, as well as other compensatory options granted outside of the Company’s stock option plan.

	(a)		(b)	(c)
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plan (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	4,130,000	(1)	$2.18	5,870,000 (3)
Equity compensation plans not approved by security holders	450,000	(2)	$1.50

Total	4,580,000		$2.12	5,870,000

(1) Includes 240,000 shares of our common stock issuable upon the exercise of options granted to our directors after August 31, 2005 under the Company’s 2005 Stock Incentive Plan. The 2005 Stock Incentive Plan was approved by the Company’s stockholders on January 27, 2006.

(2) Includes 450,000 shares of common stock issuable upon the exercise of options granted to our former chief executive officer and the former manager of our treasury and accounting functions prior to the adoption of the 2005 Stock Incentive Plan.

(3) Represents shares which may be issued under options available for award under the Company’s 2005 Stock Incentive Plan as of April 17 , 2006.

SELLING SHAREHOLDERS

The shares of common stock included in this prospectus (including shares issuable pursuant to the terms of outstanding convertible debentures or warrants) were issued in the following private placement transactions, each of which was exempt from the registration requirements of the Securities Act of 1933, as amended.

Transaction:	Covered Shares:
October 2005 private placement of a $2 million convertible note and warrants to purchase 533,276 shares of our common stock at an exercise price of $0.9376	533,276 shares issuable upon the exercise of warrants.
November 2005 private placement of 200,000 units (as amended during February 2006), each unit consisting of ten shares of our common stock and warrants to purchase ten shares of our common stock.	2,000,000 shares and warrants to purchase an additional 2,000,000 shares.
January 2006 private placement of $20 million principal amount of Secured Convertible Debentures and associated warrants to purchase shares of our common stock.	24,244,758 shares issuable upon conversion of or redemption of, or the payment of the principal of, or interest on, our Secured Convertible Debentures and warrants to purchase 31,996,587 shares of our common stock.
March 2005 acquisition of the membership interests of Hurricane Energy, LLC in which we issued an aggregate of 4.5 million shares of our common stock, options to purchase 3.69 million shares of our common stock and investment warrants to purchase 810,000 shares of our common stock.	An aggregate of 200,000 shares issued to the former Hurricane officers (our current executive officers).

The selling shareholders may sell all, some or none of their shares in this offering. See “Plan of Distribution.”

The table below lists the selling shareholders and other information regarding the beneficial ownership of the shares of Common Stock by each of the selling shareholders. The second column lists the number and percentage of shares of Common Stock beneficially owned by each selling shareholder, based on its ownership of shares, the Secured Convertible Debentures or warrants, as of February 10, 2006, assuming conversion of all Secured Convertible Debentures and exercise of the warrants held by the selling shareholders on that date, without regard to any limitations on conversion or exercise. The third column lists the shares of Common Stock being offered by this prospectus by the selling shareholders. Each selling shareholder’s percentage of ownership in the following table is based on 99,022,565 shares of common stock outstanding as of April 7, 2006.

Selling Shareholder	Shares owned prior to the offering				Number of common shares to be sold pursuant to this prospectus		Shares beneficially owned after the offering
	Number		Percent				Number	Percent
Millenium Global High Yield Fund Limited (1)	11,250,000		10.9		4,000,000	(2)	7,250,000	7.2%
Trident Growth Fund, L.P. (3)	976,586		(*	)	533,276	(4)	443,310	(*)
Castlerigg Master Investments Ltd. (5)	39,995,733	(6)	4.99		54,835,310	(7)	0	0%
Kings Road Investments Ltd. (8)	13,331,912	(9)	4.99		18,278,438	(10)	0	0%
V. Ray Harlow(11)	1,322,539		1.3		66,667		1,255,873	1.3%
John A. Ruddy(11)	1,416,000		1.4		66,666		1,349,334	1.4%
James M. Parrish (11)	1,416,000		1.4		66,666		1,349,334	1.4%

* Less than 1%

(1) Millenium Global Investments Limited is the investment manager of Millenium Global High Yield Fund Limited, and as such has shared voting and dispositive power over the securities owned with Joseph Strubel, portfolio manager of Millenium Global High Yield Fund Limited. Other than the investments of Millenium Global High Yield Fund Limited in the Company’s securities, Millenium has not had any material relationship with the Company within the past three years.

(2) Includes 2,000,000 shares and warrants to purchase an additional 2,000,000 shares.

(3) Trident Growth Fund, L.P. is a private investment fund over which Scott Cook, as the general partner, has voting and dispositive power over the securities owned.

(4) Includes shares issuable upon the exercise of warrants at $.9376 per share.

(5) Castlerigg Master Investments Ltd., a British Virgin Islands company (“Castlerigg Master Investments”), directly owns the Secured Convertible Debentures and Warrants. Sandell Asset Management Corp., a Cayman Islands company (“SAMC”), is the investment manager of Castlerigg Master Investments. Thomas Sandell is the controlling person of SAMC and may be deemed to share beneficial ownership of the shares beneficially owned by Castlerigg Master Investments and SAMC. Castlerigg International Ltd., a British Virgin Islands company (“Castlerigg International”), is the controlling shareholder of Castlerigg International Holdings Limited, a British Virgin Islands company (“Holdings”). Holdings is the controlling shareholder of Castlerigg Master Investments. Each of Holdings and Castlerigg International may be deemed to share beneficial ownership of the shares beneficially owned by Castlerigg Master Investments. SAMC, Mr. Sandell, Holdings and Castlerigg International each disclaims beneficial ownership of the securities owned or beneficially owned by Castlerigg Master Investments.

(6) Reflects an aggregate of 39,995,733 shares issuable to Castlerigg Master Investments upon: (i) the conversion of the principal under $15 million of our Secured Convertible Debentures; and (ii) the exercise of warrants to purchase shares of our common stock issued in conjunction with the Secured Convertible Debentures. The terms of the Secured Convertible Debentures and associated warrants prohibit the holder from converting the debentures and/or exercising the warrants to the extent conversion and/or exercise would result in the holder beneficially owning more than 4.99% of our shares after the conversion and/or exercise; provided, however, that the holder may increase or decrease such percentage limitation (however, not in excess of 9.9%) upon more than 60 days notice.

(7) Because the conversion price of the Secured Convertible Debentures and the exercise price of the warrants may be adjusted, the number of shares that will actually be issued may be more or less than the number of shares being offered by this prospectus. Accordingly, by contractual commitment, the shares being registered are reflected as 130% of the shares included in the first column of this table (inclusive for this purpose of shares that may be issued as interest under the Secured Convertible Debentures).

(8) Kings Road Investments Ltd. (“Kings Road”) is a wholly-owned subsidiary of Polygon Global Opportunities Master Fund (“Master Fund”). Polygon Investment Partners LLP and Polygon Investment Partners LP (the “Investment Managers”), Polygon Investments Ltd. (the “Manager”), the Master Fund, Alexander Jackson, Reade Griffith and Paddy Dear share voting and dispositive power of the securities held by Kings Road. The Investment Managers, the Manager, Alexander Jackson, Reade Griffith and Paddy Dear disclaim beneficial ownership of the securities held by Kings Road. Except for the ownership of the Secured Convertible Debentures and associated warrants, Kings Road has not had any material relationship with the Company within the past three years.

(9) Reflects an aggregate of 13,331,912 shares issuable to Kings Road upon: (i) the conversion of the principal under $5 million of our Secured Convertible Debentures; and (ii) the exercise of warrants to purchase shares of our common stock issued in conjunction with the Secured Convertible Debentures. The terms of the Secured Convertible Debentures and associated warrants prohibit the holder from converting the debentures and/or exercising the warrants to the extent conversion and/or exercise would result in the holder beneficially owning more than 4.99% of our shares after the conversion and/or exercise; provided, however, that the holder may increase or decrease such percentage limitation (however, not in excess of 9.9%) upon more than 60 days notice.

(10) Because the conversion price of the Secured Convertible Debentures and the exercise price of the warrants may be adjusted, the number of shares that will actually be issued may be more or less than the number of shares being offered by this prospectus. Accordingly, by contractual commitment, the shares being registered are reflected as 130% of the shares included in the first column of this table (inclusive for this purpose of shares that may be issued as interest under the Secured Convertible Debentures).

(11) Executive officer of the Company.

PLAN OF DISTRIBUTION

The selling shareholders identified in this prospectus may offer and sell up to an aggregate of 77,847,023 shares of our common stock which we have issued to them, or which we may issue to them upon the exercise of certain warrants or upon the conversion or redemption of, or the payment of interest on, or the principal of, certain convertible debentures issued to them. The selling shareholders may sell all or a portion of their shares through public or private transactions at prevailing market prices or at privately negotiated prices.

All of the shares, convertible debentures and warrants described above were previously issued in private placement transactions completed prior to the filing of the registration statement of which this prospectus is a part.

The selling shareholders may sell all or a portion of the shares of common stock beneficially owned by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the shares of common stock are sold through underwriters or broker-dealers, the selling shareholders will be responsible for underwriting discounts or commissions or agent’s commissions. The shares of common stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions,

• on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

• in the over-the-counter market;

• in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

• through the writing of options, whether such options are listed on an options exchange or otherwise;

• ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

• block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

• purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

• an exchange distribution in accordance with the rules of the applicable exchange;

• privately negotiated transactions;

• short sales;

• sales pursuant to Rule 144;

• broker-dealers may agree with the selling securityholders to sell a specified number of such shares at a stipulated price per share;

• a combination of any such methods of sale; and

• any other method permitted pursuant to applicable law.

If the selling shareholders effect such transactions by selling shares of common stock to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling shareholders or commissions from purchasers of the shares of common stock for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved). In connection with sales of the shares of common stock or otherwise, the selling shareholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the shares of common stock in the course of hedging in positions they assume. The selling shareholders may also sell shares of common stock short and deliver shares of common stock covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The selling shareholders may also loan or pledge shares of common stock to broker-dealers that in turn may sell such shares.

The selling shareholders may pledge or grant a security interest in some or all of the convertible notes or warrants or shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933, as amended, amending, if necessary, the list of selling shareholders to include the pledgee, transferee or other successors in interest as selling shareholders under this prospectus. The selling shareholders also may transfer and donate the shares of common stock in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The selling shareholders and any broker-dealer participating in the distribution of the shares of common stock may be deemed to be “underwriters” within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the shares of common stock is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount of shares of common stock being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling shareholders and any discounts, commissions or concessions allowed or reallowed or paid to broker-dealers.

Under the securities laws of some states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the shares of common stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that any selling shareholder will sell any or all of the shares of common stock registered pursuant to the shelf registration statement, of which this prospectus is a part.

The selling shareholders and any other person participating in such distribution will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, including, without limitation, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares of common stock by the selling shareholders and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the shares of common stock to engage in market-making activities with respect to the shares of common stock. All of the foregoing may affect the marketability of the shares of common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of common stock.

We have agreed to pay all expenses of the registration of the shares of common stock including, without limitation, Securities and Exchange Commission filing fees and expenses of compliance with state securities or “blue sky” laws; provided, however, that a selling shareholder will pay all underwriting discounts and selling commissions, if any. We will indemnify the selling shareholders against liabilities, including some liabilities under the Securities Act, in accordance with our agreement to register the shares, or the selling shareholders will be entitled to contribution. We may be indemnified by the selling shareholders against civil liabilities, including liabilities under the Securities Act, that may arise from any written information furnished to us by the selling shareholder specifically for use in this prospectus, in accordance with the related registration rights agreements, or we may be entitled to contribution.

Once sold under the shelf registration statement, of which this prospectus is a part, the shares of common stock will be freely tradable in the hands of persons other than our affiliates.

DESCRIPTION OF SECURITIES

Our authorized capital consists of 200 million shares of common stock, par value $0.001 per share, and 10 million shares of preferred stock, par value $0.001 per share. As of April 7, 2006, we had outstanding 99,022,565 shares of common stock and no shares of preferred stock.

Common Stock

Holders of shares of common stock have the right to cast one vote for each share of common stock in their name on the books of our company, whether represented in person or by proxy, on all matters submitted to a vote of holders of common stock, including election of directors. There is no right to cumulative voting in election of directors. Except where a greater requirement is provided by statute, by our articles of incorporation, or by our bylaws, the presence, in person or by proxy duly authorized, of one or more holders of a majority of the outstanding shares of our common stock constitutes a quorum for the transaction of business. The vote by the holders of a majority of outstanding shares is required to effect certain fundamental corporate changes such as liquidation, merger, or amendment of our articles of incorporation.

There are no restrictions in our articles of incorporation or bylaws that prevent us from declaring dividends. The Nevada Revised Statutes do, however, prohibit us from declaring dividends where, after giving effect to the distribution of the dividend (1) we would not be able to pay our debts as they become due in the usual course of business or (2) our total assets would be less than the sum of our total liabilities plus the amount that would be needed to satisfy the rights of shareholders who have preferential rights superior to those receiving the distribution.

We have not declared any dividends, and we do not plan to declare any dividends in the foreseeable future.

Holders of shares of our common stock are not entitled to preemptive or subscription or conversion rights, and no redemption or sinking fund provisions are applicable to our common stock. All outstanding shares of common stock sold in the offering are, or when issued pursuant to the terms of the Secured Convertible Debentures or warrants will be, fully paid and non-assessable.

We are authorized to issue 200,000,000 shares of common stock, almost all of which have been issued or reserved for issuance to cover the potential exercise of outstanding options and warrants, and upon conversion of our January 6, 2006 issuance of $20,000,000 of Secured Convertible Debentures. Accordingly, we do not have sufficient authorized capital available to permit any material issuance of securities until our Articles of Incorporation are amended. This process could take several months to complete, pending an affirmative shareholder vote governed under Nevada law. Until this process is completed, if at all, our access to proceeds from one or more financing transactions could be limited.

Secured Convertible Debentures

On January 5, 2006, we issued Secured Convertible Debentures in an aggregate principal amount of $20 million that are convertible into 21,331,059 shares of the Company’s Common Stock at an initial conversion price of approximately $0.9376 per share, subject to anti-dilution adjustments. The Secured Convertible Debentures have a maturity date on the third anniversary of their issuance, subject to the right of the holders to extend the date for the payment of any installment of principal described below. The Secured Convertible Debentures bear interest at the rate of 7.5% per annum, which rate is increased to 15% upon the occurrence of an event of default under the Secured Convertible Debentures. Our obligations under the Secured Convertible Debentures are secured by a security interest in all of our assets.

      Conversion

The Secured Convertible Debentures are convertible at the option of the holders into shares of our common stock at an initial conversion price of approximately $0.9376 per share, subject to anti-dilution adjustments. The anti-dilution adjustments include a “full ratchet” adjustment which reduces the conversion price to any lower price at which we issue any common stock, or are obligated to issue common stock pursuant to options, warrants, or convertible securities in the future, except for the issuance of certain excluded securities.

We may require the holders to convert the Secured Convertible Debentures after the registration statement of which this prospectus is a part has been declared effective and prior to January 5, 2009 if (1) the Equity Conditions described below are satisfied and (2) the closing sale price of our common stock equals or exceeds 125% of the initial conversion price of the Secured Convertible Debentures for any five consecutive trading days. Any such mandatory conversion can not exceed 25% of the dollar trading volume of our common stock for the 20 trading days before we deliver notice of our election to require the mandatory conversion. If we elect to require such mandatory conversion, we must issue warrants to the holders of the Secured Convertible Debentures to purchase the following percentages of the shares of common stock which are being issued upon such mandatory conversion, based upon the following arithmetic averages of the weighted average prince of our common stock for the five trading days preceding the date we deliver notice of such mandatory conversion (expressed as a percentage of the conversion price as of such date):

Warrant Coverage	Arithmetic Average
70%	125% - 175%
60%	175% - 225%
50%	225% - 300%
25%	300% +

      Payment of Interest

Interest on the Secured Convertible Debentures is payable quarterly during 2006 and monthly beginning in 2007, and may, at our option, if the Equity Conditions described below are satisfied, be paid by the issuance of common stock. Any shares of common stock used to pay interest will be valued at 82.5% of the arithmetic average of the weighted average price of the common stock for the five trading days preceding the interest payment date.

      Redemption

At any time on or after January 5, 2009, we may redeem the Secured Convertible Debentures, in whole or in part, by providing the holders of the Secured Convertible Debentures with 30 days’ written notice thereof, at a redemption price equal to 100% of the principal amount thereof, plus accrued and unpaid interest thereon and the issuance of warrants to purchase a number of shares of common stock equal to the number of shares then issuable upon conversion of the Secured Convertible Debentures.

      Equity Conditions

The Equity Conditions which must be satisfied include (1) on each day during the period commencing six months prior to the date the Company delivers notice of its intention to make a payment by issuing its common stock through the date of the payment (the “Equity Conditions Period”), the registration statement registering the common stock to be issued has been effective and available for the resale of the securities covered thereby or all such securities are eligible for sale without registration, (2) the Company’s common stock has been designated for quotation on the OTC Bulletin Board on each day during the Equity Conditions Period and shall not be subject to a threat of delisting or suspension, (3) for a period of one year prior to the date of determination the Company has timely delivered all shares of common stock upon conversion of the Secured Convertible Debentures and upon exercise of the warrants, (4) the shares of common stock to be issued may be issued without causing a holder’s beneficial ownership of the Common Stock to exceed 4.99% of the Company’s outstanding common stock and without violating the rules of the OTC Bulletin Board, (5) the Company shall have not failed to timely make any payment required to be made under the Secured Convertible Debentures, warrants, or related agreements within five business days after the date such payment is due, (6) during the Equity Conditions Period, there shall not have occurred an event of default, an event that with the passage of time or giving of notice would constitute an event of default, or a public announcement of a fundamental transaction involving the Company, (7) the Company shall have no knowledge of any fact that would cause the registration statement registering the common stock to be issued not to be effective and available for the sale of the securities covered thereby or any shares of common stock issuable upon conversion of the Secured Convertible Debentures or exercise of the warrants not to be eligible for resale pursuant to Securities and Exchange Commission Rule 144(k), and (8) the Company shall not have materially breached any provision or representation or warranty in the Secured Convertible Debentures, warrants, and related agreements.

Warrants

As of April 7, 2006, warrants to purchase 54,206,597 shares of Common stock were outstanding. Most of these warrants were granted in connection with investment-related transactions. These warrants entitle the holder to purchase the following number of shares at the following prices:

Number of Shares	Exercise Price
1,493,174	$0.9376
21,331,059(1)	0.9376	(2)
746,586(2)	0.9376	(2)
792,750	1.20
200,000	1.25
5,332,764(1)	1.50	(2)
300,000	1.50
405,000	1.75
405,000	1.925
15,867,500	2.00
5,332,764(1)	2.00	(2)
1,000,000	0.9376
500,000	1.50
500,000	2.00

54,206,597

Holders of our warrants have no voting rights, and therefore no right to participate in shareholder decisions, until such time as the warrants are exercised for shares of our common stock.

(1) Issued in conjunction with the Secured Convertible Debentures.

(2) The exercise price and the number of shares issuable upon exercise of these warrants are subject to “full-ratchet” anti-dilution adjustments which reduce the exercise price to any lower price at which we issue any common stock, or are obligated to issue common stock pursuant to options, warrants, or convertible securities in the future, except for the issuance of certain excluded securities. Upon adjustment of the exercise price of the warrants, the number of shares issuable upon exercise of the warrants will be correspondingly adjusted.

Registration Rights

This Prospectus has been prepared pursuant to the registration rights granted in connection with recent private placement transactions completed by us during 2005 and 2006.

We have also granted registration rights covering eighteen million shares of common stock and warrants to purchase ten million shares of common stock issued to Line Trust Corporation Limited, a principal shareholder.

The registration rights granted in connection with our recent issuance of Secured Convertible Debentures, requires us to file a registration statement for the resale of a number of shares of common stock equal to 130% of the number of shares issuable upon conversion of the Secured Convertible Debentures, the payment of interest on, and principal of, the Secured Convertible Debentures, and upon exercise of the associated warrants. The registration statement must be filed within 45 days of the closing date, must be declared effective by the Commission within 120 days of the closing date (or 70 days if there is no review of the registration statement by the Commission), and must remain effective and available for use until the earlier of the date the investors can sell all of the securities covered by the registration statement without restriction pursuant to Securities and Exchange Commission Rule 144(k) and the date all of such securities have been sold pursuant to the registration statement. If we fail to meet the deadlines for the filing or the effectiveness of the registration statement or, subject to certain “grace periods” periods of up to 20 consecutive days (but no more than 30 days in any 365-day period), if the registration is unavailable after it becomes effective, we will be required to pay liquidated damages of two percent of the aggregate purchase price of the Secured Convertible Debentures and Warrants on the date of such failure and on every 30th day thereafter until such failure is cured.

Preferred Stock

There are no shares of preferred stock outstanding.

Provisions having a possible Anti-Takeover Effect
Nevada General Corporation Law

Certain provisions of Nevada Law (contained in chapters 78 and/or 92A of the Nevada Revised Statutes (“NGCL”)) could be deemed to discourage takeover attempts of the Company that may be considered by some stockholders to be in their best interest. The effect of such provisions could delay or frustrate a merger, tender offer or proxy contest, the removal of incumbent directors, or the assumption of control by stockholders, even if such proposed actions would be beneficial to the Company’s stockholders. Such effect could cause the market price of our common stock to decrease or could cause temporary fluctuations in the market price of our common stock that otherwise would not have resulted from actual or rumored takeover attempts. While we have the right to amend our articles of incorporation and/or bylaws so as to not be subject to these provisions, our board of directors believes that being governed by these provisions is appropriate to protect the interests of the Company’s stockholders.

Combinations With Interested Stockholders

The NGCL generally prohibits a Nevada corporation with 200 or more stockholders of record (defined as a “resident domestic corporation” under the NGCL) that has a class of voting shares registered with the SEC under Section 12 of the Exchange Act from entering into any “combination” with an “interested stockholder” during the three-year period commencing on the date such person first became an interested stockholder, unless: (i) the combination or the transaction by which the person first became an interested stockholder is approved by the board of directors of the corporation before the person first became an interested stockholder, or (ii) the corporation’s articles of incorporation provide otherwise. If such approval by the board of directors is not obtained, then the combination may be consummated after the three-year period expires if: (i) the combination is approved by the stockholders representing a majority of the outstanding voting power owned by the disinterested stockholders at a meeting called for that purpose no earlier than three years after the date the person first became an interested stockholder, or (ii) the consideration to be paid by the interested stockholder exceeds certain thresholds set forth in the NGCL. An “interested stockholder” is a person that is: (i) the beneficial owner, directly or indirectly, of 10 percent or more of the voting power of the then outstanding shares of the corporation, or (ii) an affiliate or associate of the corporation that at any time during the three-year period immediately preceding the date in question was the beneficial owner, directly or indirectly, of 10 percent or more of the voting power of the then outstanding shares of the corporation. “Combination” is defined in the NGCL to encompass a wide variety of transactions with or caused by an interested stockholder, including certain mergers, acquisitions and dispositions of assets, issuances of securities, liquidations and dissolutions, and transactions in which the interested stockholder receives or could receive, directly or indirectly, a benefit on other than a pro-rata basis with the other stockholders of the corporation.

Acquisition of Controlling Interest

The NGCL governs any acquisition of a “controlling interest” in a Nevada corporation that has 200 or more stockholders of record, at least 100 or which are Nevada residents, and that does business in

Nevada directly or through an affiliated corporation, unless such corporation’s articles of incorporation or bylaws in effect on the tenth day following the acquisition provide otherwise. A person acquires a “controlling interest” whenever such person acquires shares of a subject corporation that, but for the application of these provisions, would enable that person to exercise, directly or indirectly: (i) one-fifth or more, but less than one-third, (ii) one-third or more, but less than a majority, or (iii) a majority or more, of all of the voting power of the corporation. If a person acquires shares in the corporation and such acquisition results in the person exceeding one of these thresholds, the shares that it acquired in the transaction pursuant to which it crossed the threshold and within the 90 days immediately preceding the date of such acquisition are deemed to be “control shares.” Control shares are entitled only to such voting rights as are conferred upon such shares by the disinterested stockholders of the corporation at a special or annual meeting of stockholders. In the event the disinterested stockholders confer such voting rights upon the control shares and the acquiror obtains a majority or more of all voting power of the corporation, any stockholder that did not vote in favor of conferring voting rights upon such shares may dissent and obtain the fair value of its shares.

The Company is not currently subject to the provisions of the NGCL governing the acquisition of a controlling interest because the Company has less than 100 stockholders of record that are Nevada residents and does not conduct business in Nevada.

Articles of Incorporation

Unissued Common Stock. We are authorized to issue 200,000,000 shares of common stock, almost all of which have been issued or reserved for issuance. We intend in the near term to seek to amend our articles of incorportion to permit the issuance or reservation of additional securities. When and if this occurs, we will have authorized but unissued common stock. This will enable our board of directors to render more difficult or to discourage an attempt to obtain control of our company by means of a tender offer, proxy contest, merger or otherwise, and thereby to protect the continuity of management. If our board of directors were to determine that a takeover proposal was not in the Company’s best interests, shares could be issued by the board of directors without stockholder approval in one or more private placements. Other transactions might prevent, or render more difficult or costly, completion of a takeover transaction by diluting the voting or other rights of the proposed acquirer or insurgent stockholder or stockholder group, by placing a substantial voting block in institutional or other hands that might support the position of the incumbent board of directors.

Undesignated Preferred Stock. Our undesignated preferred stock enables the board of directors to render more difficult or to discourage an attempt to obtain control of our company by means of a tender offer, proxy contest, merger or otherwise, and thereby to protect the continuity of management. The issuance of shares of the preferred stock pursuant to the board of directors’ authority described above may adversely affect the rights of the holders of common stock. For example, preferred stock issued by the Company may rank prior to the common stock as to dividend rights, liquidation preference or both, may have full or limited voting rights and may be convertible into shares of common stock. Accordingly, the issuance of shares of preferred stock may discourage bids for the Common Stock or may otherwise adversely affect the market price of the common stock.

Transfer Agent

We have retained Holladay Stock Transfer, Inc., 2939 North 67th Place, Scottsdale, AZ 85251, as our transfer agent.

INTEREST OF NAMED EXPERTS

No expert or counsel named in this registration statement as having prepared or certified any part of this statement or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis, or had, or will receive, in connection with the offering, a substantial interest, direct or indirect, in the registrant. Nor was any such person connected with the registrant as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

The audited financial statements as of August 31, 2004 and August 31, 2005 and for the years then ended were audited by Malone & Bailey, PC, an independent registered public accounting firm, to the extent set forth in its report and for the period from June 18, 2002 (date of inception) to August 31, 2003, have been audited by Morgan & Company, chartered accountants, and are included herein in reliance upon the authority of these firms as experts in accounting and auditing.

LEGAL MATTERS

The validity of our common stock offered hereby will be passed upon for us by Buchanan Ingersoll PC, Philadelphia, Pennsylvania.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

The Nevada Revised Statutes provide that a director or officer is not individually liable to the corporation or its stockholders or creditors for any damages as a result of any act or failure to act in his capacity as a director or officer unless it is proven that his act or failure to act constituted a breach of his fiduciary duties as a director or officer and his breach of those duties involved intentional misconduct, fraud or a knowing violation of law. The Articles of Incorporation or an amendment thereto may, however, provide for greater individual liability. Furthermore, directors may be jointly and severally liable for the payment of certain distributions in violation of Chapter 78 of the Nevada Revised Statutes.

This provision is intended to afford directors and officers protection against and to limit their potential liability for monetary damages resulting from suits alleging a breach of the duty of care by a director or officer. As a consequence of this provision, shareholders of our company will be unable to recover monetary damages against directors or officers for action taken by them that may constitute negligence or gross negligence in performance of their duties unless such conduct meets the requirements of Nevada law to impose such liability. The provision, however, does not alter the applicable standards governing a director’s or officer’s fiduciary duty and does not eliminate or limit the right of our company or any shareholder to obtain an injunction or any other type of non-monetary relief in the event of a breach of fiduciary duty.

The Nevada Revised Statutes also provide that under certain circumstances, a corporation may indemnify any person for amounts incurred in connection with a pending, threatened or completed action, suit or proceeding in which he is, or is threatened to be made, a party by reason of his being a director, officer, employee or agent of the corporation or serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, if such person (a) is not liable for a breach of fiduciary duty involving intentional misconduct, fraud or a knowing violation of law or such greater standard imposed by the corporation’s articles of incorporation; or (b) acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Additionally, a corporation may indemnify a director, officer, employee or agent with respect to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor, if such person (a) is not liable for a breach of fiduciary duty involving intentional misconduct, fraud or a knowing violation of law or such greater standard imposed by the corporation’s articles of incorporation; or (b) acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, however, indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court to be liable to the corporation or for amounts paid in settlement to the corporation, unless the court determines that the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper. To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to above, or in defense of any claim, issue or matter therein, the corporation shall indemnify him against expenses, including attorneys’ fees, actually and reasonably incurred by him in connection with the defense.

The Company’s By-laws provide in substance that every director and officer of the Company shall be entitled to indemnification against expense actually and necessarily incurred in any action suit or proceeding, in which he or she may be named as a party by reason of being or having been a director or officer of the Company, except to the extent that such officer is finally adjudicated to be liable for negligence or misconduct

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS

Malone & Bailey, PC completed the audit of our consolidated financial statements for the years ended August 31, 2004 and August 31, 2005. We had no disagreements with Malone & Bailey, PC (“Malone”) on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure. Morgan & Company (“Morgan”) completed the audit of our consolidated financial statements for the years ended August 31, 2003 and 2002. On December 13, 2004, we dismissed Morgan as our independent accounting firm and we engaged Malone as our independent accounting firm. The reports of Morgan on our financial statements for the years ended August 31, 2003 and August 31, 2002 did not contain an adverse opinion or a disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles, except that each report was modified to indicate that there was substantial doubt about our ability to continue as a going concern. The decision to terminate Morgan and the decision to retain Malone were both unanimously approved by our board of directors.

During the periods covered by the reports of Morgan, and the subsequent interim period through December 13, 2004, the Company had no disagreements with Morgan, whether or not resolved, on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Morgan, would have caused Morgan to make reference to the subject matter of the disagreement in connection with its reports.

Morgan has confirmed that they did not have any disputes or disagreements with our management regarding accounting principles or practices, financial disclosure or auditing scope of procedures.

FINANCIAL STATEMENTS

INDEX TO THE FINANCIAL STATEMENTS

As of, and for the years ended August 31, 2005 and August 31, 2004
Report of Malone & Bailey, PC	F-1
Report of Morgan & Company	F-2
Consolidated Balance Sheets	F-3
Consolidated Statements of Operations	F-4
Consolidated Statements of Stockholders’ Equity	F-5
Consolidated Statements of Cash Flows	F-6
Notes to Consolidated Financial Statements	F-7
For the six months ended February 28, 2006 and 2005 (unaudited)
Consolidated Balance Sheet (unaudited)	F-17
Consolidated Statements of Operations (unaudited)	F-18
Consolidated Statements of Cash Flows (unaudited)	F-19
Notes to Condensed Consolidated Financial Statements (unaudited)	F-20

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
Maverick Oil and Gas, Inc. and Subsidiaries

Fort Lauderdale, Florida

We have audited the accompanying consolidated balance sheets of Maverick Oil and Gas, Inc. and Subsidiaries as of August 31, 2005 and 2004 and the related consolidated statements of operations, changes in stockholders’ equity, and cash flows for the two years then ended. These financial statements are the responsibility of Maverick’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, consolidated financial statements referred to above present fairly, in all material respects, the financial position of Maverick Oil & Gas, Inc. and Subsidiaries, as of August 31, 2005 and 2004, and the results of its operations and its cash flows for the periods described in conformity with accounting principles generally accepted in the United States of America.

/s/ Malone & Bailey, PC
MALONE & BAILEY, PC
www.malone-bailey.com
Houston, Texas

November 23, 2005

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders
Waterloo Ventures Inc.
(An Exploration Stage Company)

We have audited the balance sheets of Waterloo Ventures Inc. (an exploration stage company) as at August 31, 2003 and the statements of operations, cash flows, and shareholders’ equity for the year ended August 31, 2003, and for the cumulative period from June 18, 2002 (date of inception) to August 31, 2003. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, these financial statements present fairly, in all material respects, the financial position of the Company as at August 31, 2003 and the results of its operations and cash flows for the periods indicated in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 1(c) to the financial statements, the Company incurred a net loss of $48,573 since inception, has not attained profitable operations and is dependent upon obtaining adequate financing to fulfill its exploration activities. These factors raise substantial doubt that the Company will be able to continue as a going concern. Management’s plans in regard to these matters are also discussed in Note 1(c). The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Vancouver, Canada
October 29, 2003

Morgan & Company Chartered Accountants
P.O. Box 10007 Pacific Centre
Suite 1488 - 700 West Georgia Street
Vancouver, Vd. V7Y 1A1

TEL: (604) 687-5841
Fax: (604) 687-0075
www.morgan-cas.com

MAVERICK OIL AND GAS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

ASSETS

	August 31, 2005	August 31, 2004
Current Assets:
Cash	$3,008,854	$596,748
Accounts receivable	881,410	—
Prepaid expenses and advances to operators	501,459	102,812

Total Current Assets	4,391,723	699,560
Property, Plant and Equipment:
Oil and natural gas properties, successful efforts method of accounting:
Proved properties, net	5,903,686	—
Unproved properties not being amortized, net of impairment	5,249,902	3,529,835
Furniture and equipment, net of accumulated depreciation of $18,199	221,285	—

Total Property, Plant and Equipment, Net	11,374,873	3,529,835
Other assets	342,768	—
Investments in limited partnership	962,199	—

Total Assets	$17,071,563	$4,229,395

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable and accrued expense	$3,078,657	$100,987
Payables for oil and gas interests	353,265	400,000
Notes payable	48,451	1,859,000

Total Current Liabilities	3,480,373	2,359,987
Minority Interest	889,475	95,212
Stockholders’ Equity:
Preferred stock, $.001 par value, authorized 10,000,000 shares; none issued and outstanding Common stock, $.001 par value, authorized 200,000,000 shares; 96,472,565 shares issued and outstanding at August 31, 2005 and 60,520,000 shares issued and outstanding at August 31, 2004	96,473	60,520
Additional paid-in capital	45,687,506	1,917,980
Deferred compensation	(3,735,956)	—
Deficit accumulated during development stage	(29,346,308)	(204,304)

Total Stockholders’ Equity	12,701,715	1,774,196

Total Liabilities and Stockholders’ Equity	$17,071,563	$4,229,395

See accompanying Notes to Consolidated Financial Statements.

MAVERICK OIL AND GAS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

	Years Ended August 31,
	2005	2004	2003
Revenues	$283,785	$—	$—

Expenses:
Lease operating expenses	154,653	—	—
Exploration costs	4,739,630	7,038	5,000
Share based compensation	9,982,798	—	—
Impairment of oil & gas properties	5,710,416	—	—
Loss on earnest money deposit	4,250,000	—	—
General and administrative	3,680,202	152,481	23,444
Depletion, Depreciation and Amortization	153,409	—	—

Total expenses	28,671,108	159,519	28,444

Loss before minority interest	(28,387,323)	(159,519)	(28,444)
Minority interest	1,353,751	4,788	—

Loss from operations	(27,033,572)	(154,731)	(28,444)
Other income (expenses):
Interest income and other	50,072	(1,000)	—
Note discount amortization	(2,158,504)	—	—

Other income (expenses)	(2,108,432)	(1,000)	—

Net loss to common stockholders	$(29,142,004)	$(155,731)	$(28,444)

Basic and diluted loss per common share	$(0.36)	$(0.00)	$(0.00)

Basic and diluted weighted average common shares outstanding	80,741,335	58,678,904	58,520,000

See accompanying summary of accouting policies and notes to financial statements.

MAVERICK OIL AND GAS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY (DEFICIT)

Years ended August 31, 2005 and 2004

	Common Stock
	Shares	Amount	Additional Paid-In Capital	Accumulated Deficit During Development Stage	Deferred Compensation	Total Stockholders’ Equity
Balance at August 31, 2003	58,520,000	$58,520	$19,980	$(48,573)	$—	$29,927
Issuance of Common Stock for Cash at $1.00 per share, net of issuance costs of $155,731	2,000,000	2,000	1,898,000	—	—	1,900,000
Net Loss	—	—	—	(155,731)	—	(155,731)

Balance at August 31, 2004	60,520,000	60,520	1,917,980	(204,304)		1,774,196
Discount on convertible debentures, net of minority interest portion of $300,116	—	—	1,755,576	—	—	1,755,576
Common Stock issued for cash	28,535,000	28,535	25,454,756	—	—	25,483,291
Common Stock issued for services	125,000	125	198,625	—	—	198,750
Purchase of Hurricane Energy, LLC with Common Stock	4,500,000	4,500	11,785,500	—	(11,790,000)	—
Amortization of deferred compensation related to the purchase of Hurricane Energy, LLC	—	—	—	—	8,054,044	8,054,044
Warrants issued for the purchase of Hurricane Energy, LLC	—	—	957,747	—	—	957,747
Options issued for the purchase of Hurricane Energy, LLC	—	—	76,107	—	—	76,107
Conversion of DDH promissory note to Common Stock	942,565	943	999,057	—	—	1,000,000
Conversion of Trident note to Common Stock	1,850,000	1,850	1,848,150	—	—	1,850,000
Issuance of options for services	—	—	418,500	—	—	418,500
Issuance of Warrants for services	—	—	275,508	—	—	275,508
Net Loss	—	—	—	(29,142,004)	—	(29,142,004)

Balance at August 31, 2005	96,472,565	$96,473	$45,687,506	$(29,346,308)	$(3,735,956)	$12,701,715

See accompanying Notes to Consolidated Financial Statements.

MAVERICK OIL AND GAS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years Ended August 31,
	2005	2004	2003
Cash Flows from Operating Activities:
Net loss	$(29,142,004)	$(155,731)	$(28,444)
Adjustments to reconcile net loss to net cash used in operating activities:
Share based compensation	9,982,798	—	—
Minority interest	(1,353,751)	95,212	—
Gain on equity investments	(12,199)	—	—
Depreciation, depletion and amortization	2,311,910	7,650	—
Impairment of oil and gas properties	5,710,416	—	—
Exploration costs	4,739,630	7,038	—
Loss on earnest money deposit	4,250,000	—	—
Changes in working capital:
Increase in accounts receivable	(881,410)	—	—
Increase (Decrease) in prepaid expenses, advances to operators and other	(723,416)	—	2,500
Increase in accounts payable and accrued expenses	2,912,935	90,796	700

Net cash provided by (used in) operating activities	(2,205,091)	44,965	(25,244)
Cash Flows from Investing Activities:
Purchase of oil and gas properties	(19,209,009)	(3,121,344)	—
Purchase of furniture and equipment	(167,876)	—	—
Camden acquisition deposit	(4,250,000)	—	—
Dividends received	50,000	—	—

Net cash used in investing activities	(23,576,885)	(3,121,344)	—
Cash Flows from Financing Activities:
Proceeds from issuance of common stock, net of issuance costs	25,364,936	1,900,000
Proceeds from issuance of debt	1,600,000	1,951,500	—
Proceeds from minority interest owner	1,847,899	—	—
Repayment of debt	(618,753)	(210,000)	—

Net cash provided by financing activities	28,194,082	3,641,500	—

Net Increase (Decrease) in Cash	2,412,106	565,121	(25,244)
Cash at the Beginning of Period	596,748	31,627	56,871

Cash at the End of Period	$3,008,854	$596,748	$31,627

Supplemental disclosure of cash flow information
Cash paid during the year for:
Interest	$515	$—	$—

Taxes	$—	$—	$—

See accompanying Notes to Consolidated Financial Statements.

MAVERICK OIL AND GAS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. NATURE OF OPERATIONS

Maverick Oil and Gas, Inc. (“Maverick”) was incorporated in Nevada on June 18, 2002. Maverick and its subsidiaries (collectively, the “Company”) is an early stage independent energy company engaged in oil and gas exploration, exploitation, development and production. We currently participate in these activities through the interests we hold in oil and gas exploration and development projects in Texas, Colorado and most recently, Arkansas. These regions are characterized by potentially long-lived reserves with predictable and relatively low production depletion rates, lower service costs than in more competitive or remote areas, a favorable regulatory environment that encourages drilling efforts, and limited federal land or land access impediments. Our strategy is to identify projects that fit our investment and production criteria, so as to enhance production and cash flow and optimize the use of our investment capital.

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Our financial statements are prepared in accordance with accounting principles generally accepted in the United States. The preparation of our financial statements requires us to make estimates and judgments that affect the reported amount of assets, liabilities, revenues and expenses. These estimates are based on information that is currently available to us and on various other assumptions that we believe to be reasonable under the circumstances. Actual results could vary significantly from those estimates under different assumptions and conditions.

Critical accounting policies are defined as those significant accounting policies that are most critical to an understanding of a company’s financial condition and results of operation. We consider an accounting estimate or judgment to be critical if (i) it requires assumptions to be made that were uncertain at the time the estimate was made, and (ii) changes in the estimate or different estimates that could have been selected could have a material impact on our results of operations or financial condition.

Principles of Consolidation

The consolidated financial statements include the accounts of Maverick Oil and Gas, Inc. and its subsidiaries. All significant intercompany transactions and balances associated with the consolidated operations have been eliminated.

Successful Efforts Accounting

The Company follows the successful efforts method to account for its crude oil and natural gas operations. Under this method of accounting, all costs associated with oil and gas lease acquisition costs, successful exploratory wells and all development wells are capitalized and amortized on a unit-of-production basis over the remaining life of proved developed reserves and proved reserves on a field basis. Unproved leasehold costs are capitalized pending the results of exploration efforts. Exploration costs, including geological and geophysical expenses, exploratory dry holes and delay rentals, are charged to expense when incurred.

Impairment of Properties

Maverick reviews proved properties at the field level when management determines that events or circumstances indicate that the recorded carrying value of the properties may not be recoverable. Such events include a projection of future oil and natural gas reserves that will be produced from a field, the timing of this future production, future costs to produce the oil and natural gas, and future inflation levels. If the carrying amount of an asset exceeds the sum of the undiscounted estimated future net cash flows the Company recognizes impairment expense equal to the difference between the carrying value and the fair value of the asset which is estimated to be the expected present value of future net cash flows from proved reserves, utilizing a risk-free rate of return. The Company cannot predict the amount of impairment charges that may be recorded in the future. Unproved leasehold costs are reviewed periodically and a loss is recognized to the extent, if any, that the cost of the property has been impaired.

Valuation of Property and Equipment

The Company follows the provisions of Statement of Financial Accounting Standards No. 144 “Accounting for Impairment or Disposal of Long-Lived Assets” (“SFAS 144”). SFAS 144 requires that the Company’s long-lived assets, including its oil and gas properties, be assessed for potential impairment in their carrying values whenever events or changes in circumstances indicate such impairment may have occurred. An impairment is recognized when the estimated undiscounted future net cash flows of the asset are less than its carrying value. Any such impairment is recognized based on the differences in the carrying value and estimated fair value of the impaired asset.

SFAS 144 provides for future revenue from the Company’s oil and gas production to be estimated based upon prices at which management reasonably estimates such products will be sold. These estimates of future product prices may differ from current market prices of oil and gas. Any downward revisions to management’s estimates of future production or product prices could result in an impairment of the Company’s oil and gas properties in subsequent periods.

The long-lived assets of the Company, which are subject to evaluation, consist primarily of oil and gas properties. During the fiscal year ended August 31, 2005 the company recorded an impairment loss of $5,710,416 on proved oil gas reserves and exploration expenses related to unproved properties of $4,739,630.

Other Property and Equipment

Other property and equipment of the Company consists primarily of computer equipment, vehicles and furniture and fixtures, which are depreciated over estimated useful lives, ranging from three to seven years, on a straight-line basis. Repairs and maintenance are expensed as incurred while costs incurred that extend the useful life are capitalized.

Asset Retirement Obligations

The company follows the provisions of Financial Accounting Standards Board Statement No. 143, “Accounting for Asset Retirement Obligations” (SFAS No. 143). This accounting standard requires entities to record the fair value of a liability for an asset retirement obligation in the period in which it is incurred. When the liability is initially recorded, the entity capitalizes a cost by increasing the carrying amount of the related long-lived asset. Over time, the liability is accreted to its present value each period, and the capitalized cost is depreciated over the useful life of the related asset. Upon settlement of the liability, an entity either settles the obligation for its recorded amount or incurs a gain or loss upon settlement. The Company adopted SFAS 143 as of January 1, 2003. The adoption of SFAS No. 143 did not have a material effect on the Company’s financial position or results of operations.

Revenue Recognition

The Company recognizes oil and natural gas revenue for its interest in producing wells as oil and natural gas is produced and sold from those wells. Oil and natural gas sold by the Company is not significantly different from the Company’s share of production.

Income Taxes

The Company is subject to income and other related taxes in areas in which it operates. When recording income tax expense, certain estimates are required by management due to timing and the impact of future events on when income tax expenses and benefits are recognized by the Company. The Company evaluates periodically its tax operating loss and other carryforwards to determine whether a gross deferred tax asset, as well as a related valuation allowance, should be recognized in its financial statements.

Cash and Cash Equivalents

Cash equivalents are considered to be all highly liquid investments having an original maturity of three months or less.

Equity Method

Under the guidance of Emerging Issues Task Force D-46, Accounting for Limited Partnership Investments Maverick uses the equity method to account for all of its limited partnership and membership interests that represent an ownership interest that exceeds 5% of the applicable entity, but is less than 50% of the applicable entity. Under the equity method of accounting, Maverick’s proportionate share of the investees’ net income or loss is included in Loss on equity investments in the condensed consolidated statements of operations. Each investment is evaluated each reporting period for impairment.

NOTE 3. STOCK BASED COMPENSATION

Maverick follows the provisions of SFAS No. 123. As permitted under SFAS No. 123, Maverick has continued to utilize APB 25 in accounting for its stock-based compensation to employees. Had compensation expense for the twelve months ended August 31, 2005 and 2004 been determined under the fair value provisions of SFAS No. 123, as amended by SFAS 148, Maverick’s net loss and net loss per share would have been:

	Twelve Months ended August 31,
	2005	2004
Net loss as reported	$(29,142,004)	$(155,731)
Add: Stock-based employee compensation expense included in reported net income determined under APB No. 25, net of related tax effects	494,607	—
Deduct: Total stock-based employee compensation expense determined under fair-value-based method for all awards, net of related tax effects	(946,504)	(5,666)

Pro forma net loss	$(29,593,901)	$(161,397)

Loss per share:
Basic as reported	$(0.36)	$(0.00)
Basic pro forma	$(0.37)	$(0.00)

NOTE 4. INVESTMENT IN LIMITED PARTNERSHIP

PHT Resendez, L.P.

During October 2004, Maverick purchased a 19.8% interest of PHT Resendez, L.P. (PHT Resendez), a Delaware limited partnership, in exchange for a capital contribution of $1,000,000. PHT Resendez was formed to purchase leasehold interests in certain oil and gas prospects on 1,248.2 acres located in Zapata County, Texas.

At the discretion of PHT Gas, LLC, the general partner, available cash will be distributed first to all limited partners to the extent of their unreturned capital balances until all unreturned capital balances have been returned and then 75% to the limited partners in proportion to their respective percentage interests and 25% to PHT Gas, LLC.

NOTE 5. NOTES PAYABLE

3% unsecured demand notes

On October 12, 2004, MBE borrowed $300,000 pursuant to a 3% unsecured demand note payable and repaid the loan as of February 28, 2005.

On October 29, 2004, MBE borrowed $300,000 pursuant to a 3% unsecured demand note payable and repaid the loan as of August 31, 2005.

NOTE 6. CONVERTIBLE DEBENTURE

On November 18, 2004, Maverick borrowed $1,000,000 pursuant to a convertible note agreement with DDH Resources II, Limited (DDH). The convertible note was due at the earliest of six months or when Maverick completed an equity raise of at least $5,000,000. Interest accrued at 12% per annum. At maturity date or at the option of the lender, the note and accrued interest were convertible into shares of common stock at a conversion rate of $1.10. To induce DDH into making the loan, Maverick issued 500,000 warrants exercisable for 3 years at $2.00. Based on the conversion rate of $1.10. As a result of this transaction, Maverick recorded a beneficial conversion feature on the note in the amount of $626,914 accounted for a as a note discount, amortized over the life of the loan. In addition, Maverick valued the warrants, via the Black-Scholes method, and an additional $263,278 discount on the note was recorded. On March 1 2005, DDH exercised its option to convert this note into 942,565 shares of stock. The note discount has been fully amortized as of August 31, 2005.

As of August 31, 2004 Maverick issued a 12% Senior Secured Note dated July 14, 2004 of $1,850,000 to the Trident Growth Fund, LP (Trident). On January 16, 2005, because Maverick was not in compliance with its obligation under the loan agreement, Trident agreed to modify the loan agreement to the following terms: The note became convertible commencing January 16, 2005 and terminating March 31, 2005, all amounts due and owing under the note shall, at the option of Trident, be converted into shares of common stock at a conversion rate of $1.00. Based on the conversion rate of $1.00, Maverick has recorded a beneficial conversion feature on the note in the amount of $1,165,000 which was recorded as a note discount. This discount is being amortized over the life of the loan. As of August 31, 2005, Maverick had amortized the entire discount.

On March 7, 2005, the Trident note was converted into 1,850,000 shares of common stock.

As discussed in Note 12, during October 2005 the Company entered into a Securities Purchase agreement with Trident Growth Fund, L.P. to borrow $2,000,000 in exchange for a convertible debenture and warrants to purchase 500,000 of Maverick’s Common Stock. The 12% interest convertible debenture has a principal amount of $2,000,000 and must be repaid on or before October 26, 2006. The warrant has a term of 5 years.

NOTE 7. STOCKHOLDERS EQUITY

As disclosed in Note 6, Maverick issued 500,000 warrants, exercisable for 3 years, to purchase its common stock at $2.00.

In January and February 2005, Maverick issued 28,535,000 shares of common stock for net proceeds of $25,483,291 in a private placement to investors.

In February 2005, Maverick issued 125,000 shares of common stock valued at $198,750 to Westport Strategic Partners for services.

On March 10, 2005, the Company issued 4,500,000 shares of common stock and options and warrants to purchase an aggregate of 4,500,000 shares of the Maverick’s common stock to the former members of Hurricane Energy, LLC, in connection with the purchase of all the membership interests of Hurricane. Options to purchase 3,690,000 shares of common stock were issued under the 2005 Stock Incentive Plan at an exercise price of $2.395 per share. Maverick also issued warrants to purchase 810,000 shares of our common stock. One-half of these warrants are exercisable commencing on the first anniversary of the closing at an exercise price of $1.75 per share. The balance of the warrants can be exercised commencing on the second anniversary of the closing at an exercise price of $1.92 per share. The warrants have the term of three years.

During March 2005, Maverick issued warrants to purchase 200,000 shares of its common stock at an exercise price of $1.25 per share to a third party in consideration for consulting services. The warrants had a fair value of $275,508.

During March 2005, the Company issued 1,600,000 shares to DDH Resources II, Limited, and 250,000 shares to Trident Growth Fund, LP, each in conversion and full payment of approximately $1,850,000 principal amount remaining due under a note issued by a subsidiary.

During March 2005, the Company issued warrants to former employees to purchase 450,000 shares of its common stock in exchange for services. The warrants had an intrinsic value of $418,500 at the grant date, with an exercise price of $1.50. The market value on grant date was $2.43. These warrants have a term of 3 years.

During August and September 2005, the company granted 240,000 stock options to three of its non-employee directors to each purchase 80,000 shares of common stock, provided the director remains on the Company’s Board of Directors through the vesting period. One-half (50%) of these options vest during August and September 2006 and the remaining 50% vest during August and September 2007. These options have an exercise price ranging from $1.02 to $1.22 per share and expire during 2015. The average fair value of each option granted was $0.96. All options were granted with an exercise price equal to the market price on the trading day prior to the date of grant. The fair value was estimated on the date of grant using the Black-Scholes option-pricing model with an expected average volatility of 101% and a risk-free interest rate of 2%.

As disclosed in Note 12, during November 2005 Maverick sold 200,000 investment units, each unit consisting of ten shares of the Company’s common stock and one warrant to purchase four shares of common stock of the Company. The warrants have a term of five years.

NOTE 8. HURRICANE ENERGY, LLC TRANSACTION

On March 10, 2005, Maverick acquired 100% of the outstanding membership interests of Hurricane Energy, LLC, a Delaware Limited Liability Company (Hurricane). Hurricane’s membership interests were acquired for aggregate consideration of 4.5 million shares of Maverick’s common stock, and a combination of options and warrants to acquire an additional 4.5 million shares of Maverick’s common stock. The aggregate fair value of Maverick’s equity instruments issued as consideration for Hurricane’s membership interests totaled $16,113,443.

Since Hurricane remained a development stage company from its inception (on November 23, 2003) through the date of the acquisition, and since at the time of the acquisition its management team constituted its principal assets, the transaction was not accounted for as a business combination, but rather, as a purchase of the net assets acquired.

The membership interests of Hurricane were acquired from a group of 11 members, eight of whom owned approximately 22% of Hurricane (the Hurricane Investors), and three of whom managed and owned approximately 78% of Hurricane (the Hurricane Founders). The Hurricane Founders agreed to become the executive officers of Maverick.

The 4.5 million shares of Maverick common stock were valued at $11,790,000. Of the 4.5 million shares of Maverick’s common stock issued, 3,510,000 shares were issued to the Hurricane Founders and 990,000 shares were issued to the Hurricane Investors. At closing, 1,125,000 (25%) of the shares were issued to the Hurricane Founders and the Hurricane Investors. The remaining 3,375,000 shares (75%) are being held in escrow until the first anniversary of the transaction. To receive the balance of their shares, the Hurricane Founders must continue to be employed at the first anniversary. As of August 31, 2005, Maverick has expensed $8,054,044 of the fair value of these shares and allocated $71,608 to the value of the net assets acquired from Hurricane. The remaining balance of $3,735,956, relating solely to the Hurricane Founders shares being held in escrow, is being accounted for as deferred compensation and will be recognized ratably as an expense up through the first anniversary.

Of the options and warrants issued, options to acquire 3,690,000 shares of Maverick’s common stock were issued to the Hurricane Founders in connection with their agreement to become Maverick’s executive officers (the Hurricane Founders Options) and warrants to acquire 810,000 shares of Maverick’s common stock were issued to the Hurricane Investors (the Hurricane Investors Warrants). The Hurricane Founders Options vest at 20% per annum assuming continued employment. The intrinsic value of the Hurricane Founders Options on the date of grant was $830,250 and is being expensed ratably over the next sixty months. As of August 31, 2005, Maverick has expensed $76,107 of the value of the Hurricane Founders Options. The fair value of the Hurricane Investors Warrants was $957,747 and has been fully expensed as of August 31, 2005.

NOTE 9. INCOME TAXES

The Company uses the liability method, where deferred taxes and liabilities are determined based on the expected future tax consequences of temporary differences between the carrying amounts of assets and liabilities for financial and income tax reporting purposes. During fiscal 2005 and 2004, the company incurred net losses and, therefore, has no tax liability. The net deferred tax asset generated by the loss carry-forward has been fully reserved. The cumulative net operating loss carry-forward is approximately $19.2 million at August 31, 2005, and will expire in the years 2024 through 2025.

At August 31, 2005, deferred tax assets consisted of the following:

2005
Deferred tax assets
Net operating loss carryforward	$6,706,000
Valuation allowance	(6,706,000)

Net deferred tax asset	$—

NOTE 10. COMMITMENTS AND CONTINGENCIES

Leases

During the second quarter of our fiscal year 2005, the Company entered into operating lease agreements for its principal offices located in Fort Lauderdale, Florida and the field office located in Dallas, Texas at a total monthly minimum cost of approximately $9,200 and $5,900 respectively. The Florida lease expires in 2008 and the Texas lease expires in 2010. Total rent expense for the fiscal year ended August 31, 2005 was $37,974.

Future minimum annual rental payments for these leases are as follows:

Year ending August 31,
2006	$190,474
2007	199,607
2008	122,187
2009	77,857
2010	54,971

$645,096

NOTE 11. LOSS ON EARNEST MONEY DEPOSIT

During the third quarter of fiscal 2005, Maverick instituted a litigation to recover a $5 million earnest money deposit paid in connection with the attempted purchase of the shares of Camden Resources, Inc. During October 2005, the Company entered into a settlement of the dispute and recovered $750,000 of the earnest money deposit. Accordingly, the 2005 financial statements reflect a loss on earnest money deposit of $4,250,000.

NOTE 12. SUBSEQUENT EVENTS

Convertible Debenture and Warrants

On October 26, 2005, Maverick borrowed $2,000,000 from Trident Growth Fund, LP in exchange for a convertible debenture and warrants to purchase 500,000 shares of our common stock. The convertible debenture has a principal amount of $2,000,000 and bears interest at 12%. It must be repaid on or before October 26, 2006, and is secured by all Maverick’s assets (subject to a subordination agreement relating to Maverick Woodruff County, LCC). The debenture is convertible into Maverick shares of common stock at the lesser of $1.00 per share or the price per share of common stock and common stock equivalents sold in the first “Qualifying Transaction” after the issuance of the debenture. A “Qualifying Transaction” is (a) an equity and/or debt financing in which we receive gross proceeds of at least $3,000,000 and (b) a merger, consolidation, sale of all or substantially all of our assets, a tender or exchange offer for our common stock, or a reclassification or compulsory share exchange. The conversion price is subject to customary anti-dilution adjustments and a “full ratchet” adjustment in the event of the issuance of common stock or common stock equivalents for a price less than the then conversion price of the debenture.

The warrant has a term of 5 years and bears an exercise price equal to the lesser of $1.00 per share or the price per share of common stock and common stock equivalents sold in the first “Qualifying Transaction” (as defined above) after the issuance of the warrant. The number of shares issuable upon exercise of the warrant will increase by 500,000 for each 150 day period following the issuance of the warrant that the debenture remains unpaid in full. The exercise price of the warrant is subject to customary anti-dilution adjustments and a “full ratchet” adjustment in the event of the issuance of common stock or common stock equivalents for a price less than the then exercise price of the warrant.

Barnett Shale project Operatorship

From inception of the Barnett Shale project through October 19, 2005, Reichmann Petroleum Corp served as the managing partner of RBE and as the operator of the 1,942 acre portion of the project. Dyke Ferrell, the principal shareholder of Reichmann Petroleum, owned an approximate 13% interest in RBE. During October 2005, Maverick acquired the 13% interest in RBE from Mr. Ferrell in consideration for the purchase price of $1,750,000 and 250,000 shares of our common stock. Of the purchase price, $250,000 has been paid and the balance of $1,500,000 shall be paid on or before January 19, 2006 subject to completion by Maverick of a financial audit of all relevant financial and other data relating to the operation of RBE by Reichmann Petroleum. In connection with this purchase, the Company became the managing member of RBE and operator of the 1,942 acre portion of the project.

Millenium Global Investments, Ltd.

On November 28, 2005, Maverick sold 200,000 investment units at a price of $10 per unit to Millenium Global Investments, Ltd., with each unit consisting of ten (10) shares of the Company’s common stock and one (1) warrant to purchase four (4) shares of its common stock subject to an exercise price of $1.70 per share and a term of five (5) years.

NOTE 13. SUPPLEMENTARY FINANCIAL INFORMATION FOR OIL AND GAS PRODUCING ACTIVITIES (UNAUDITED)

      All of our operations are directly related to oil and gas producing activities located in Texas and Colorado.

Capitalized Costs Relating to Oil and Gas Producing Activities

August 31,	2005	2004
Proved oil and gas properties	$6,038,896	$—
Unproved oil and gas properties	5,249,902	3,529,835

Total capitalized costs	11,288,798	3,529,835
Less accumulated depreciation and amortization	(135,210)	—

Net Capitalized Costs	$11,153,588	$3,529,835

Costs Incurred in Oil and Gas Producing Activities

For the Fiscal Years Ended August 31,	2005	2004
Acquisition of proved properties	$509,369	$—
Acquisition of unproved properties	4,734,219	3,121,344
Development costs	13,965,421	—
Exploration costs	4,739,630	7,038
Asset retirement costs recognized according to SFAS No. 143	—	—

Total Costs Incurred	$23,948,639	$3,128,382

Results of Operations from Oil and Gas Producing Activities

For the Fiscal Years Ended August 31,	2005	2004
Oil and gas revenues	$283,785	$—
Production costs	(135,452)	—
Production taxes	(19,201)	—
Depreciation and amortization	(135,210)	—

Results of operations before income taxes	(6,078)	—
Provision for income taxes	—	—

Results of Oil and Gas Producing Operations	$(6,078)	$—

Proved Reserves

Our proved oil and gas reserves have been estimated by independent petroleum engineers. Proved reserves are the estimated quantities that geologic and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions. Proved developed reserves are the quantities expected to be recovered through existing wells with existing equipment and operating methods. Due to the inherent uncertainties and the limited nature of reservoir data, such estimates are subject to change as additional information becomes available. The reserves actually recovered and the timing of production of these reserves may be substantially different from the original estimate. Revisions result primarily from new information obtained from development drilling and production history; acquisitions of oil and gas properties; and changes in economic factors. Our proved reserves are summarized in the table below.

	Crude Oil and Natural Gas Liquids Bbls.	Natural Gas Mcf
Reserves at September 1, 2004	—	—
Extensions, discoveries and other additions	16,799	1,019,087
Revisions of prior estimates	—	—
Production	(1,399)	(31,687)

Reserves at August 31, 2005	15,400	987,400

Proved producing reserves	12,200	346,500

Standardized Measure

The standardized measure of discounted future net cash flows (“standardized measure”) and changes in such cash flows are prepared using assumptions required by the Financial Accounting Standards Board. Such assumptions include the use of year-end prices for oil and gas and year-end costs for estimated future development and production expenditures to produce year-end estimated proved reserves. Discounted future net cash flows are calculated using a 10% rate.

As of August 31, 2005 and 2004, estimated well abandonment costs, net of salvage, are deducted from the standardized measure using year-end costs. Such abandonment costs are recorded as a liability on the consolidated balance sheet, using estimated values of the projected abandonment date and discounted using a risk-adjusted rate at the time the well is drilled or acquired.

The standardized measure does not represent management’s estimate of our future cash flows or the value of proved oil and gas reserves. Probable and possible reserves, which may become proved in the future, are excluded from the calculations. Furthermore, year-end prices used to determine the standardized measure of discounted cash flows, are influenced by seasonal demand and other factors and may not be the most representative in estimating future revenues or reserve data.

Price and cost revisions are primarily the net result of changes in year-end prices, based on beginning of year reserve estimates. Quantity estimate revisions are primarily the result of the extended economic life of proved reserves and proved undeveloped reserve additions attributable to increased development activity.

The standardized measure of discounted estimated future net cash flows related to proved crude oil and natural gas reserves at August 31, 2005 and 2004 is as follows:

Standardized Measure of Discounted Future Cash Flows:

	2005	2004
Future cash inflows	$10,864,200	$—
Future production costs	(1,661,300)	—
Future development costs	(851,800)	—
Future income taxes	—	—

Future net cash flows	8,351,100	—
10% annual discount	(3,075,500)	—

Standardized measure of discounted net cash flows	$5,275,600	$—

Share of equity method investee’s standardized measure of discounted future net cash flows	$895,600	$—

The primary changes in the standardized measure of discounted estimated future net cash flows for the year ended August 31, 2005 and 2004 are as follows:

Changes in Standardized Measure of Discounted Future Cash Flows:

	2005	2004
Balance at September 1	$—	$—
Net changes in prices and production costs	—	—
Net changes in future development costs	—	—
Sales of oil and gas produced, net	(164,000)	—
Extensions, discoveries and other additions	5,439,600	—
Revisions of previous quantity estimates	—	—
Previously estimated development costs incurred	—	—
Net change in income taxes	—	—
Accretion of discount	—	—
Other	—	—

Balance at August 31, 2005	$5,275,600	$—

MAVERICK OIL AND GAS, INC AND SUBSIDARIES
CONSOLIDATED BALANCE SHEETS
(Unaudited)

	February 28, 2006	August 31, 2005
ASSETS
Current Assets:
Cash	$3,906,622	$3,008,854
Accounts receivable	1,009,619	881,410
Prepaid expenses and advances to operators	2,311,605	501,459

Total Current Assets	7,227,846	4,391,723
Property, Plant and Equipment:
Oil and natural gas properties, successful efforts method of accounting:
Proved properties, net	9,483,204	5,903,686
Unproved properties not being amortized, net of impairment	14,516,510	5,249,902
Furniture and equipment, net of accumulated depreciation of $32,893 and $18,199	736,420	221,285

Total Property, Plant and Equipment, Net	24,736,134	11,374,873
Other assets	2,154,891	342,768
Investments in limited partnership	—	962,199

Total Assets	$34,118,871	$17,071,563

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current Liabilities:
Accounts payable and accrued expenses	$2,288,977	$3,060,657
Payables for oil and gas interests	355,842	353,265
Notes payable	36,995	48,451
Current maturities of convertible debentures	1,666,667	—

Total Current Liabilities	4,348,481	3,462,373
Non-Current Liabilities:
Fair value of derivatives	23,635,380	—
Convertible debentures, net of discount	8,814,699	—
Other liabilities	18,000	18,000

Total Non-Current Liabilities	32,468,079	18,000
Minority Interest	901,351	889,475
Stockholders’ Equity (Deficit):
Preferred stock, $.001 par value, authorized 10,000,000 shares; none issued and outstanding	—	—
Common stock, $.001 par value, authorized 200,000,000 shares; 99,022,565 shares issued and outstanding at February 28, 2006 and 96,472,565 shares issued and outstanding at August 31, 2005	99,023	96,473
Additional paid-in capital	49,707,884	45,687,506
Deferred compensation	—	(3,735,956)
Accumulated deficit	(53,405,947)	(29,346,308)

Total Stockholders’ Equity (Deficit)	(3,599,040)	12,701,715

Total Liabilities and Stockholders’ Equity (Deficit)	$34,118,871	$17,071,563

See accompanying Notes to Consolidated Financial Statements.

MAVERICK OIL AND GAS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended February 28,		Six Months Ended February 28,
	2006	2005	2006	2005
Oil and gas sales revenues	$362,319	$—	$1,173,488	$—
Expenses:
Lease operating expenses	254,272	—	312,121	—
Exploration costs	40,361	55,124	62,436	69,849
Share based compensation	3,457,977	—	5,223,778	—
General and administrative	2,252,338	615,594	3,726,498	751,158
Depreciation, depletion and amortization	651,664	1,173,771	905,474	1,277,331
Impairment	—	2,692,110	—	2,692,110
Loss on equity investment	—	59,696	—	59,696

Total expenses	6,656,612	4,596,295	10,230,307	4,850,144

Loss before minority interest	(6,294,293)	(4,596,295)	(9,056,819)	(4,850,144)
Minority interest	(4,391)	486,215	(54,328)	495,328

Loss from operations	(6,298,684)	(4,110,080)	(9,111,147)	(4,354,816)
Other income (expense):
Change in fair value of derivatives	(13,559,429)	—	(13,559,429)	—
Interest expense	(1,392,038)	—	(1,442,900)	—
Interest income	44,996	—	53,837	—

Total other income (expense)	(14,906,471)	—	(14,948,492)	—

Net loss to common shareholders	$(21,205,155)	$(4,110,080)	$(24,059,639)	$(4,354,816)

Basic and diluted loss per common share	$(0.21)	$(0.06)	$(0.25)	$(0.07)

Weighted average common shares outstanding	98,929,232	70,564,775	98,006,267	65,459,144

See accompanying Notes to Consolidated Financial Statements.

MAVERICK OIL AND GAS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Six Months Ended February 28,
	2006	2005
Cash Flows from Operating Activities:
Net loss	$(24,059,639)	$(4,354,816)
Adjustments to reconcile net loss to net cash used in operating activities:
Share based compensation	5,223,778	198,750
Minority interest	54,328	(495,328)
Depreciation, depletion and amortization	905,474	1,277,331
Impairment	—	2,692,110
Loss on equity investment	—	59,696
Amortization of discount	1,173,384	—
Change in fair value of derivatives	13,559,429	—
Changes in working capital:
Increase in accounts receivable	(128,209)	—
Increase in prepaid expenses, advances to operators and other	(2,067,306)	(1,145,500)
Increase (decrease) in accounts payable and accrued expenses	(1,997,565)	95,467

Net cash used in operating activities	(7,336,326)	(1,672,290)

Cash Flows from Investing Activities:
Purchase of oil and gas properties	(12,724,716)	(8,944,535)
Acquisition of office building	(422,792)	—
Purchase of furniture and equipment	(110,788)	—

Net cash used in investing activities	(13,258,296)	(8,944,535)

Cash Flows from Financing Activities:
Proceeds from issuance of common stock, net of issuance costs	1,860,000	25,396,291
Proceeds from issuance of debt	21,154,850	1,600,000
Proceeds from minority interest owner	488,997	100,000
Repayment of debt	(2,011,457)	(359,000)

Net cash provided by financing activities	21,492,390	26,737,291

Net Increase in Cash	897,768	16,120,466

Cash at the Beginning of Period	3,008,854	596,748

Cash at the End of Period	$3,906,622	$16,717,214

Supplemental disclosure of cash flow information
Cash paid during the period for:
Interest	$47,309	$—
Taxes	$—	$—

See accompanying Notes to Consolidated Financial Statements.

MAVERICK OIL AND GAS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

NOTE 1 — BASIS OF PRESENTATION

The unaudited consolidated financial statements included herein have been prepared by Maverick Oil and Gas, Inc. (“us”, “we” or the “Company”), without audit, pursuant to the rules and regulations of the Securities and Exchange Commission. The financial statements reflect all adjustments that are, in the opinion of management, necessary to fairly present such information. All such adjustments are of a normal recurring nature. Although we believe that the disclosures are adequate to make the information presented not misleading, certain information and footnote disclosures, including a description of significant accounting policies normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America (“US GAAP”), have been condensed or omitted pursuant to such rules and regulations.

These financial statements should be read in conjunction with the financial statements and the notes thereto included in our 2005 Annual Report on Form 10-KSB filed with the Securities and Exchange Commission. The results of operations for interim periods are not necessarily indicative of the results for any subsequent quarter or the entire fiscal year ending August 31, 2006.

NOTE 2 — STOCK BASED COMPENSATION

During February 2005, the Company adopted a Stock Incentive Plan (the “Stock Incentive Plan”) which covers 10,000,000 shares of common stock. Under its terms, employees, officers and directors of the Company and its subsidiaries are currently eligible to receive non-qualified stock options, restricted stock awards and incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986 (the “Code”). In addition, advisors and consultants who perform services for the Company or its subsidiaries are eligible to receive non-qualified stock options under the Stock Incentive Plan. The Stock Incentive Plan is administered by the Board of Directors or a committee designated by the Board of Directors.

All stock options granted under the Stock Incentive Plan are exercisable for a period of up to ten years from the date of grant. The Company may not grant incentive stock options pursuant to the Stock Incentive Plan at exercise prices which are less than the fair market value of the common stock on the date of grant. The term of an incentive stock option granted under the Stock Incentive Plan to a stockholder owning more than 10% of the issued and outstanding common stock may not exceed five years and the exercise price of an incentive stock option granted to such stockholder may not be less than 110% of the fair market value of the common stock on the date of grant. The Stock Incentive Plan contains certain limitations on the maximum number of shares of the common stock that may be awarded in any calendar year to any one individual for the purposes of Section 162(m) of the Code.

In addition to the stock options covered by the Stock Incentive Plan, the Company has outstanding options to purchase 450,000 shares of common stock.

Prior to September 1, 2005 we accounted for stock based compensation under Statement of Financial Accounting Standards No. 123 “Accounting for Stock-Based Compensation” (“123”). As permitted under this standard, compensation cost was recognized using the intrinsic value method described in Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” (“APB 25”). Effective December 1, 2005, the Company has adopted Statement of Financial Accounting Standards No. 123 (Revised 2004), “Share-Based Payment” (“FAS 123R”) and applied the provisions of the Securities and Exchange Commission Staff Accounting Bulletin No. 107 using the modified-prospective transition method. Prior periods were not restated to reflect the impact of adopting the new standard. As a result of the adoption of FAS 123R, stock-based compensation expense recognized during the quarter ended February 28, 2006 includes compensation expense for all share-based payments granted on or prior to, but not yet vested as of August 31, 2005, based on the grant date fair value estimated in accordance with the original provisions of FAS 123, and compensation cost for all share-based payments granted on or subsequent to September 1, 2005, based on the grant date fair value estimated in accordance with the provisions of FAS 123R.

APB 25 did not require any compensation expense to be recorded in the financial statements if the exercise price of the award was not less than the market price on the date of grant. Since all options granted by the Company had exercise prices equal or greater than the market price on the date of grant, no compensation expense was recognized for stock option grants prior to September 1, 2005.

During the quarter ended February 28, 2006, the Company recognized stock-based compensation expenses of $304,370 related to outstanding stock options according to the provisions of FAS 123R, using the modified-prospective transition method. This total includes $154,101 corresponding to the amount that would have been recognized during our fiscal quarter ended November 30, 2005 had we adopted the provisions of FAS 123R as of that period. We have determined that the expense that would have been recognized during our prior quarter does not have a material effect on the results of operations and earnings per share information previously reported for that period, and accordingly, we have recognized this amount in the results of operations for our quarter ended February 28, 2006.

Prior to the adoption of FAS 123R and for the six months ended February 28, 2006, no tax benefits from the exercise of stock options has been recognized as no options have vested or have been exercised. Any future excess tax benefits derived from the exercise of stock options will be recorded prospectively and reported as cash flows from financing activities in accordance with FAS 123R.

The following table illustrates the effect on operating results and per share information had the Company accounted for share-based compensation in accordance with FAS 123R for the periods indicated:

	Three Months Ended February 28, 2005	Six Months Ended February 28, 2005
Net loss, as reported	$(4,110,080)	$(4,354,816)
Add: Stock-based employee compensation expense included in reported net income, net of related tax effects	0	0
Deduct: Total stock-based employee compensation expense determined under fair value based method for all awards, net of related tax effects	0	0

Pro forma net loss	$(4,110,080)	$(4,354,816)

Net loss per common share:
Net loss per common share, as reported	$(.06)	$(.07)
Net loss per common share, pro forma	$(.06)	$(.07)

The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following assumptions:

	February 28, 2006	February 28, 2005
Expected life (years)	2.98	—
Risk-free interest rate	3.29%	—%
Expected Volatility	41.77%	—
Expected Dividend yield	0.0%	—%

The range of risk free interest rates used in the Black-Scholes option pricing model (the “Model”) was 3.2% to 4.6%. The range of expected volatility used in the model was 31.3% to 56.1%.

A summary of the options issued by the Company for the six months ended February 28, 2006 is as follows:

	Options	Weighted- Average Exercise Price per Share	Weighted- Average Remaining Contractual Term (in years)	Aggregate Intrinsic Value
Outstanding on August 31, 2005	4,340,000	$2.26	8.28
Granted	240,000	$1.14	9.69
Exercised	—	—	—
Forfeited/Canceled	—	—	—

Outstanding on February 28, 2006	4,580,000	$2.20	8.35	$19,200

Exercisable on February 28, 2006	450,000	$1.50	1.62	—

The weighted-average grant-date fair value for the six months ended February 28, 2006 and February 28, 2005 was $0.34/share and $0.00/share, respectively. No options were exercised or vested during the periods ended February 28, 2006 and February 28, 2005. The unrecognized share based compensation cost related to stock option expense at February 28, 2006 is $259,579 and will be recognized over a weighted average of 2.4 years.

In accordance with APB 25, the Company recorded compensation expense for restricted stock awards based on the fair market value on the date of grant. The fair value was recorded as deferred compensation in a separate component of shareholders’ equity and expensed over the vesting period. In accordance with FAS 123R, during the quarter ended February 28, 2005, the deferred compensation balance of $2,011,569 was reclassified to paid-in-capital.

Stock-based compensation expense recognized for restricted stock awards was $1,970,288 and $0 for the three months ended February 28, 2006 and February 28, 2005, respectively; and $3,694,576 and $0 for the six months ended February 28, 2006 and February 28, 2005, respectively. The unrecognized compensation cost related to the unvested restricted shares at February 28, 2006 is $128,061 and will be recognized over a weighted-average period of 3.8 years.

       A summary of the activity of restricted stock under the Company’s compensation plans during the quarter ended February 28, 2006 is as follows:

	Shares	Weighted Average Grant Date Fair Value
Outstanding on August 31, 2005	3,510,000	$9,196,200
Granted	300,000	246,000
Vested	—	—
Forfeited/Canceled	—	—

Outstanding on February 28, 2006	3,810,000	$9,442,200

NOTE 3 — CURRENT PROJECTS

Zapata County

On October 1, 2005, the owners of the PHT Resendez Limited Partnership elected to dissolve the partnership and distribute the assets to the members in proportion to their membership interest in the Limited Partnership. These assets consisted of some cash, a producing gas well, and leasehold interests in oil and gas properties in Zapata County, Texas. Accordingly, we no longer report our investment on an equity method basis, but consolidate the revenues and expenses into our income statement and reflect the investment in cash and fixed asset sections of the balance sheet.

Fayetteville Shale

During October 2005, our subsidiary, Maverick Woodruff County, LLC, borrowed $1,000,000 to finance lease acquisitions in the Fayetteville Shale project. The loan was secured by a pledge of the membership interests of Maverick Woodruff County, LLC. However, the loan automatically converted into shares of the common stock of one of our Fayetteville project participants in February 2006 when we acquired and distributed to this participant its prorata interest in 50,000 leasehold acres.

Barnett Shale

From inception of the project through October 19, 2005, Reichmann Petroleum Corp served as the managing partner of RBE and as the operator of a 1,942 acre portion of the project. Dyke Ferrell, the principal shareholder of Reichmann Petroleum, owned an approximate 13% interest in RBE. During October 2005, we acquired the 13% interest in RBE from Mr. Ferrell for $1,750,000 and 250,000 shares of our common stock, for a total purchase price of $2,037,500. Of the cash purchase price, $250,000 was paid in October 2005, and the balance of $1,500,000 was paid in January 2006. In connection with this purchase, we became the managing member of RBE and operator of the 1,942 acre portion of the project.

NOTE 4 — CONVERTIBLE DEBENTURES AND WARRANTS LIABILITY

During October 2005, our subsidiary, Maverick Woodruff County, LLC, borrowed $1,000,000 to finance lease acquisitions in the Fayetteville Shale project. The loan was secured by a pledge of the membership interests of Maverick Woodruff County, LLC. However, the loan automatically converted into shares of the common stock of one of our Fayetteville project participants in February 2006 when we acquired and distributed to this participant its prorata interest in 50,000 leasehold acres.

During October 2005, we sold convertible debentures and warrants to Trident Growth Fund, L.P. for gross proceeds of $2,000,000. The convertible debentures had a principal amount of $2,000,000 and bore interest at 12% per annum (the “Trident 2005 Debentures”). The warrants are exercisable over a five year term for 500,000 shares of common stock at an exercise price of $1.00 per share (the “Trident 2005 Warrants”). At its inception, we recorded a beneficial conversion feature on the Trident 2005 Debentures in the amount of $602,966, accounted for as a note discount to be amortized over the life of the loan. The Trident 2005 Debentures were paid in full in January 2006. Upon repayment, the remaining unamortized note discount was recognized as interest expense.

Following the January 6, 2006 issuance of $20 million of secured convertible debentures, as discussed below, and by application of anti-dilution provisions, the exercise price of the Trident 2005 Warrants was reduced to $.9376 per share, and the number of warrants was increased to 533,276. Also, following the January 6, 2006 issuance of $20 million of secured convertible debentures, as discussed below, and by application of anti-dilution provisions, the exercise price of 200,000 warrants issued to Trident during July 2004 (the “Trident 2004 Warrants”) was reduced to $.9376 per share, and the number of warrants was increased to 213,310.

On January 6, 2006, we sold secured convertible debentures and warrants for gross proceeds of $20,000,000. The secured convertible debentures have an aggregate principal amount of $20,000,000 and are convertible into 21,331,058 shares of our common stock, based upon an initial conversion price of $0.9376 per share, which is subject to anti-dilution adjustments The warrants are exercisable for 31,996,587 shares of our common stock over a five year period with, 21,331,059 having an initial exercise price of $0.9376 per share, 5,332,764 having an initial exercise price of $1.50 per share, and the remaining 5,332,764 having an initial exercise price of $2.00 per share. The exercise prices of the warrants are subject to anti-dilution adjustments. We agreed to register the resale of the shares of common stock issuable upon conversion of the secured convertible debentures and exercise of the warrants. The registration rights agreement contains a liquidated damages provison that has been determined to be uneconomic.

As a result, we have determined that the conversion feature of the secured convertible debentures and the warrants issued with the secured convertible debentures are embedded derivative instruments pursuant to SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended. Under the provisions of EITF Issue No. 00-19, “Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock,” the accounting treatment of these derivative financial instruments requires that the Company record the derivatives at their fair values as of the inception date of the note agreements and at fair value as of each subsequent balance sheet date as a liability. Any change in fair value is recorded as non-operating, non-cash income or expense at each balance sheet date. The Company estimates fair value using the Black-Scholes option pricing model. This model requires the use of estimates such as the expected holding period, the expected future volatility of the company’s common stock and the risk-free rate of return over the holding period. These estimates directly affect the reported amounts of the derivative instrument liabilities. At February 28, 2006, the Company estimated the fair value of the conversion feature and warrant liability and related expense at $13,559,429.

NOTE 5 — STOCKHOLDERS’ EQUITY

During August and September 2005, we granted stock options to three non-employee directors. Each of the options granted entitle the director to purchase 80,000 shares of common stock, provided that he remains on the Company’s Board of Directors through the vesting period. One-half (50%) of these options vest during August and September 2006 and the remaining 50% vest during August and September 2007. These options have an exercise price ranging from $1.02 to $1.22 per share and expire during 2015. The average fair value of each option granted was $0.96. All options were granted with an exercise price equal to the market price on the trading day prior to the date of grant. The fair value was estimated on the date of grant using the Black-Scholes option-pricing model with an expected average volatility of 40% and a risk-free interest rate of 4%.

On November 28, 2005, we sold 200,000 investment units at a price of $10 per unit to Millenium Global Investments, Ltd., with each unit consisting of ten (10) shares of our common stock and one (1) thirty month warrant to purchase four (4) shares of our common stock at an exercise price of $1.70 per share. The Millenium warrants were restructured following our January 6, 2006 issuance of secured convertible debentures and associated warrants. As restructured, Millenium surrendered warrants to purchase 800,000 shares of our common stock at an exercise price of $1.70 per share, in exchange for warrants to purchase 2,000,000 shares of our common stock; of which 1,000,000 were issued at an exercise price of $.9376 per share; 500,000 at an exercise price of $1.50 per share; and 500,000 at an exercise price of $2.00 per share.

On December 2, 2005, we issued 250,000 shares of our common stock to Reichmann Petroleum as part of the purchase price for an additional interest in RBE, LLC, as more fully described in Note 2.

During February 2006, we granted stock options to a non-employee director entitling him to purchase 80,000 shares of common stock, provided that he remains on the Company’s Board of Directors through the vesting period. One-half (50%) of these options vests during February 2007 and the remaining 50% vests during February 2008. These options have an exercise price of $1.39 per share and expire during 2016. The average fair value of the option granted was $1.39. The options were granted with an exercise price equal to the market price on the trading day prior to the date of grant. The fair value was estimated on the date of grant using the Black-Scholes option-pricing model with an expected average volatility of 54% and a risk-free interest rate of 4%.

During the quarter ended February 28, 2006, we issued 300,000 shares of our restricted common stock under our 2005 Incentive Stock Plan to certain officers and employees. The shares are subject to annual vesting over a three-year period.

NOTE 6 — SUBSEQUENT EVENTS

On April 4, 2006, our Maverick Woodruff County, LLC subsidiary borrowed $2.5 million from BAMCO, LLC, one of our Fayetteville Shale project partners. The loan was used for the acquisition of additional leasehold acreage in our Fayetteville Shale project, and is secured by a first lien position on such acreage. The loan is due to mature on the earlier of (i) July 4, 2006, or (ii) out of the proceeds of any capital contributed to the project by our Fayetteville Shale partners, together with a $100,000 loan origination fee and accrued interest at the rate of 8% per annum. To date, $1.0 million of this loan has been repaid.

On April 3, 2006, we agreed to issue up to 115,000 shares of our common stock to our investor relations firm pursuant to an agreement dated August 2005, under which approximately 60,000 of the shares have been earned through February 28, 2006, and the balance to be earned through the end of fiscal 2006.

In consideration for certain financial advisory services, during April 2006 we agreed to issue warrants to purchase 200,000 shares of our common stock at an exercise price of $2.00 per share to an investment banker. These warrants will not be issued, however, until we have increased our authorized capital stock.

No dealer, salesman or any other person has been authorized to give any information or to make any representations other than those contained in this prospectus in connection with the offer made by the prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by Maverick Oil and Gas, Inc. This prospectus does not constitute an offer to sell or solicitation of an offer to buy any securities in any jurisdiction in which such offer or solicitation is not authorized, or in which the person making such offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make such offer or solicitation. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstance, create any implication that there has been no change in the affairs of Maverick Oil and Gas, Inc. or that the information contained herein is correct as of any time subsequent to the date hereof.

MAVERICK OIL AND GAS, INC.

77,847,023 SHARES OF COMMON STOCK

PRELIMINARY PROSPECTUS

April    , 2006

Part II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The following is an estimate of the expenses which will be incurred by the Company in connection with the issuance and distribution of the securities being registered.

SEC filing fee	$12,305
Legal fees and expenses	50,000
Accountants’ fees and expenses	20,000
Miscellaneous expenses	18,500

Total	$100,805

Item 14. Indemnification of Directors and Officers

Section 78.138 of the Nevada Revised Statutes provides that a director or officer is not individually liable to the corporation or its shareholders or creditors for any damages as a result of any act or failure to act in his capacity as a director or officer unless it is proven that (1) his act or failure to act constituted a breach of his fiduciary duties as a director or officer and (2) his breach of those duties involved intentional misconduct, fraud or a knowing violation of law.

This provision is intended to afford directors and officers protection against and to limit their potential liability for monetary damages resulting from suits alleging a breach of the duty of care by a director or officer. As a consequence of this provision, shareholders of our company will be unable to recover monetary damages against directors or officers for action taken by them that may constitute negligence or gross negligence in performance of their duties unless such conduct falls within one of the foregoing exceptions. The provision, however, does not alter the applicable standards governing a director’s or officer’s fiduciary duty and does not eliminate or limit the right of our company or any shareholder to obtain an injunction or any other type of non-monetary relief in the event of a breach of fiduciary duty.

Item 15. Recent Sales of Unregistered Securities

      • In July 2004, we issued ten (10) year warrants to purchase 200,000 shares of our common stock at $1.00 per share to Trident Growth Fund, L.P. in connection with a $2,050,000 loan made by Trident to MBE (the “Trident 2004 Loan”). The exercise price of the warrants is subject to customary anti-dilution adjustments and a “full ratchet” adjustment in the event of the issuance of common stock or common stock equivalents for a price less than the then exercise price of the warrants. The warrants were issued in a private placement transaction exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), pursuant to Section 4(2) of the Securities Act and Rule 506 of SEC Regulation D, without the payment of underwriting discounts or commissions to any person.

      • In August 2004, we sold one million investment units at $2.00 per Unit to AltaFin, B.V., a Netherland Antilles corporation, with each unit consisting of two shares of our common stock and one warrant to purchase a share of our common stock at a purchase price of $2.00 per share and exercisable for a five (5) year period. The units were sold in a private placement transaction exempt from the registration requirements of the Securities Act, pursuant to Section 4(2) of the Securities Act and Rule 506 of SEC Regulation D, without the payment of underwriting discounts or commissions to any person.

      • During August 2004, we issued warrants to purchase 300,000 shares of our common stock at an exercise price of $1.50 per shares to HMA Advisors, Inc. in consideration of consulting services. These shares were exempt from registration under the Securities Act in reliance on section 4(2)

of the Securities Act and the “safe harbor” private-offering exemption provided by Rule 506 of Regulation D promulgated under the Securities Act.

      • On November 18, 2004 we entered into a convertible note agreement with DDH Resources II, Limited (“DDH”) whereby DDH loaned us $1,000,000. To induce the loan, we issued to DDH warrants to purchase 500,000 shares of our common stock exercisable for 3 (three) years at $2.00 per share. The warrants were issued in a private placement transaction exempt from the registration requirements of the Securities Act, pursuant to Section 4(2) of the Securities Act and Rule 506 of SEC Regulation D, without the payment of underwriting discounts or commissions to any person.

      • Effective as of December 28, 2004, we agreed to issue three (3) year warrants to purchase 100,000 shares of our common stock at an exercise price of $2.00 per share to Brockington Securities, Inc. in consideration of general investment banking and financial advisory services rendered relative to our financing efforts. The warrants were issued in a private placement transaction exempt from the registration requirements of the Securities Act, pursuant to Section 4(2) of the Securities Act and Rule 506 of SEC Regulation D, without payment of underwriting discounts or commissions to any person.

      • On January 11, 2005, we issued 125,000 shares of our common stock to Westport Strategic Partners, Inc. in consideration of consulting services. These shares were exempt from registration under the Securities Act in reliance on section 4(2) of the Securities Act and the “safe harbor” private-offering exemption provided by Rule 506 of Regulation D promulgated under the Securities Act.

      • During January and February 2005, we completed a private financing transaction in which we realized gross offering proceeds of $28,435,000. In the transaction, we issued 14,217,500 investment units at a price of $2.00 per unit. Each unit contained two shares of our common stock and a three-year warrant to purchase a share of our common stock at a price of $2.00 per share. In connection with this transaction, we paid aggregate investment banking fees and sales commissions of $2,843,500, non-accountable expenses of $148,000, and we issued warrants to purchase 792,750 shares of our common stock at an exercise price of $1.20 per share to the placement agent for the transaction. The units were exempt from the registration requirements of the Securities Act of 1933, as amended, in reliance on Section 4(2) of the Act and Regulation S of the Act, as well as the safe harbor private offering exemption provided by Rule 506 of Regulation D, promulgated under the Act.

      • On March 10, 2005, we issued 4,500,000 shares of our common stock and options and warrants to purchase an aggregate of 4,500,000 shares of our common stock to the former members of Hurricane Energy, LLC, in connection with our purchase of all of the membership interests of Hurricane. Options to purchase 3,690,000 shares of our common stock were issued under our 2005 Stock Incentive Plan at an exercise price of $2.395 per share. We also issued warrants to purchase 810,000 shares of our common stock. One-half of these warrants are exercisable, commencing on the first anniversary of the closing, at an exercise price of $1.75 per share. The balance of the warrants can be exercised, commencing on the second anniversary of the closing, at an exercise price of $1.925 per share. The warrants have a term of three years. The shares, options, and warrants were issued in a private placement transaction exempt from the registration requirements of the Securities Act, pursuant to Section 4(2) of the Securities Act and Rule 506 of SEC Regulation D.

The shares, options, and warrants were issued to the following individuals:

Name	Number of Shares	Number of Options	Number of Warrants
V. Ray Harlow	1,170,000	1,230,000	0
John Ruddy	1,170,000	1,230,000	0
James Parrish	1,170,000	1,230,000	0
Lance E. Johnson	63,948	0	45,000
Robert A. Solberg	63,948	0	45,000
Terry C. McEwen	63,948	0	45,000
Susan Hightower	63,948	0	45,000
Cornelius Dupre II	487,892	0	450,000
Michael T. Lynch	118,420	0	90,000
Anthony J. Weido	63,948	0	45,000
Kurt R. Peters	63,948	0	45,000

      • During March 2005, we issued warrants to purchase 200,000 shares of our common stock at an exercise price of $1.25 per share for a period of three (3) years to Birchwood Capital, Inc. in consideration of consulting services. These shares were issued in a private placement transaction exempt from the registration requirements of the Securities Act, pursuant to Section 4(2) of the Securities Act.

      • During March 2005, we issued warrants to purchase 150,000 shares of our common stock at an exercise price of $1.50 per share for a period of three (3) years to Carlo Seidel, our former interim chief financial officer, in consideration of consulting services. These shares were issued in a private placement transaction exempt from the registration requirements of the Securities Act, pursuant to Section 4(2) of the Securities Act.

      • During March 2005, we issued 1,600,000 shares of our common stock to DDH Resources II, Limited, and 250,000 shares to Trident Growth Fund, LP, each in conversion and full payment of the $1,850,000 principal amount remaining due under the Trident 2004 Loan. The shares were issued in a private placement transaction exempt from the registration requirements of the Securities Act, pursuant to Sections 3(a)(9) and 4(2) of the Securities Act.

      • During March 2005, we issued 942,565 shares of our common stock to DDH upon conversion of a $1 million loan made by DDH to us on November 18, 2004. The shares of our common stock issued to DDH were issued in a transaction exempt from the registration requirements of the Securities Act pursuant to Sections 3(a)(9) and 4(2) thereunder.

      • On October 26, 2005, we issued to Trident Growth Fund, LP, a $2,000,000 a convertible debenture and warrants to purchase 500,000 shares of our common stock. The convertible debenture has a principal amount of $2,000,000 and bears interest at 12%. It must be repaid on or before October 26, 2006, and is secured by a security interest in all of our assets (subject to a subordination agreement relating to Maverick Woodruff County, LCC). The debenture is convertible into our shares of common stock at the lesser of $1.00 per share or the price per share of common stock and common stock equivalents sold in the first “Qualifying Transaction” after the issuance of the debenture, (which is defined as an equity and/or debt financing in which we receive gross proceeds of at least $3,000,000). The conversion price is subject to customary anti-dilution adjustments and a “full ratchet” adjustment in the event of the issuance of common stock or common stock equivalents for a price less than the then conversion price of the debenture. The warrants have a term of 5 years and bear an exercise price equal to the lesser of $1.00 per share or the price per share of common stock and common stock equivalents sold in the first “Qualifying Transaction” (as defined above) after the issuance of the warrants. The number of shares issuable upon exercise of the warrants will increase by 500,000 for each 150 day period following the issuance of the warrants that the debenture remains unpaid in full. The exercise price of the warrants is subject to customary anti-dilution adjustments and a “full ratchet” adjustment in the event of the issuance of common stock or common stock equivalents for a price less than the then exercise price of the warrants. The convertible debenture and the warrants were issued to Trident Growth Fund, LP., an accredited investor in a private placement transaction exempt from registration requirements of the Securities Act of 1933, pursuant to Section 4(2) of the Securities Act and Rule 506 of SEC Regulation D, without the payment of underwriting discounts or commissions (other than a 3% loan origination fee paid to Trident).

      • On November 28, 2005, we sold 200,000 investment units at a price of $10 per unit to Millenium Global High Yield Fund, Ltd., with each unit consisting of ten (10) shares of our common stock and one (1) warrant to purchase four (4) shares of our common stock subject to an exercise price of $1.70 per share and a term of thirty (30) months. The units were sold in a private placement transaction exempt from the registration requirements of the Securities Act, pursuant to Section 4(2), Rule 506 of SEC Regulation D and Regulation S of the Securities Act without the payment of underwriting discounts or commissions to any person. During February 2006, the warrant component of the units was restructured and modified with Millenium surrendering its original warrants in lieu of warrants to purchase 2,000,000 shares of our stock; 1,000,000 of which have an exercise price of .9376, 500,000 of which have an exercise price of $1.50 and 500,000 of which have an exercise price of $2.00.

      • During December 2005, we issued 250,000 shares of our common stock to Reichmann Petroleum in partial consideration for the purchase of an additional 13% interest in RBE, LLC. The shares of common stock were issued in a private placement transaction exempt from the registration requirements of the Securities Act of 1933, pursuant to Section 4(2) of the Securities Act and Rule 506 of SEC Regulation D.

      • On January 5, 2006, the Company issued Secured Convertible Debentures in the principal amount of $20 million and Warrants to purchase up to 31,996,587 shares of the Company’s Common Stock. The Secured Convertible Debentures are convertible into 21,331,058 shares of the Company’s Common Stock, based upon an initial conversion price of $0.9376 per share, which is subject to anti-dilution adjustments. Of the Warrants, 21,331,059 have an initial exercise price of $0.9376 per share, 5,332,764 have an initial exercise price of $1.50 per share, and the remaining 5,332,764 have an initial exercise price of $2.00 per share. The exercise prices of the Warrants are subject to anti-dilution adjustments. The Company has agreed to register the resale of the shares of common stock issuable upon conversion of the Secured Convertible Debentures and exercise of the Warrants. If the Company fails to timely register the shares, it will be subject to certain financial penalties. The Secured Convertible Debentures and Warrants were issued to institutional accredited investors in reliance upon the exemption from registration provided by Section 4(2) of the Securities Act of 1933, as amended (the “Securities Act”) and Rule 506 promulgated by the Commission thereunder. In connection with the transaction, the Company paid placement agency fees of 7% of the gross proceeds and issued to the placement agents warrants to purchase 1,493,174 shares of the Company’s common stock (7% of the shares issuable upon conversion of the Secured Convertible Debenture).

Item 16. Exhibits and Financial Statement Schedules

The following is a complete list of Exhibits filed as part of this Registration Statement, which are incorporated herein:

      (a) Exhibits

Exhibit Number	Description
2.1	Plan and Agreement of Merger between the Registrant and Waterloo Ventures, Inc. (2)
2.2	LLC Interest Purchase Agreement dated March 9, 2005 between the Registrant and the Members of Hurricane Energy, LLC (3)
3.1	Articles of Incorporation(1)
3.2	Amended and Restated By-Laws (7)
3.3	Certificate of Amendment to the Articles of Incorporation (4)
4.1	Securities Purchase Agreement between Trident Growth Fund, LP and Maverick Oil and Gas, Inc. dated as of October 26, 2005 (8)
4.2	12% Senior Secured Convertible Debenture of Maverick Oil and Gas, Inc. dated October 26, 2005(8)
4.3	Pledge of Stock Agreement between Trident Growth Fund, LP and Maverick Oil and Gas, Inc. dated as of October 26, 2005 (8)
4.4	Security Agreement between Trident Growth Fund, LP and Maverick Oil and Gas, Inc. dated as of October 26, 2005 (8)
4.5	Common Stock Purchase Warrant Agreement between Trident Growth Fund, LP and Maverick Oil and Gas, Inc. dated as of October 26, 2005 (8)
4.6	Letter Agreement dated between Trident Growth Fund, LP and Maverick Oil and Gas, Inc. as of October 26, 2005, resulting in a modification to the Security Agreement (8)
4.7	Letter Agreement between Trident Growth Fund, LP and Maverick Oil and Gas, Inc. dated as of November 15, 2005, resulting in a modification to the warrant granted to Trident (9)
5.1	Opinion of Buchanan Ingersoll PC (11)
5.2	Opinion of Woodburn and Wedge (11)
10.1	Operating Agreement of Maverick Basin Exploration , LLC, dated June 23, 2004(2)
10.2	Amendment to Operating Agreement of Maverick Basin Exploration, LLC, dated July 14, 2004(2)
10.3	Amendment to Operating Agreement of Maverick Basin Exploration, LLC, dated July 28, 2004(2)
10.4	Amendment to Operating Agreement of Maverick Basin Exploration, LLC, dated August 6, 2004(2)
10.5	Amendment to Operating Agreement of Maverick Basin Exploration, LLC, dated October 12, 2004(2)
10.6	Amendment to Operating Agreement of Maverick Basin Exploration, LLC, dated November 30, 2004(2)
10.7	RBE LLC Operating Agreement, dated August 2, 2004(2)
10.8	Amendment to RBE LLC Operating Agreement, dated August 8, 2004(2)
10.9	Amendment to RBE LLC Operating Agreement, dated December 1, 2004(2)
10.10	Employment Agreement with Michael Garland dated July 27, 2004(2)
10.11	Warrant Certificate between the Registrant and AltaFin B.V. dated August 2, 2004(2)
10.12	Option Agreement between the Registrant and Michael Garland dated July 27, 2004(2)
10.13	Subscription Agreement between the Registrant and PHT Resendez Partners, L.P. dated October 5, 2004(2)
10.14	Warrant Certificate between the Registrant and Trident Growth Fund, L.P. dated July 31, 2004(2)

10.15	Interest Purchase Agreement between the Registrant and Ferrell RBE Holdings, LLC dated July 2004(2)
10.16	Interest Purchase Agreement between the Registrant and South Oil, Inc. dated July 2004(2)
10.17	Promissory Note between the Registrant and Trident Growth Fund, LP dated July 14, 2004(2)
10.18	Security Agreement between the Registrant and Trident Growth Fund, LP dated July 14, 2004(2)
10.19	Guaranty between the Registrant and Trident Growth Fund, LP dated July 14, 2002(2)
10.20	Registration Rights Agreement dated March 9, 2005 between the Registrant and the Founders of Hurricane Energy, LLC (3)
10.21	Escrow Agreement dated March 9, 2005 between the Registrant and the Members of Hurricane Energy, LLC (3)
10.22	Employment Agreement dated March 9, 2005 between the Registrant and V. Ray Harlow (3)
10.23	Employment Agreement dated March 9, 2005 between the Registrant and John A. Ruddy (3)
10.24	Employment Agreement dated March 9, 2005 between the Registrant and James Parrish (3)
10.25	The Registrant’s 2005 Stock Option Plan (9)
10.26	Stock Purchase Agreement dated as of April 6, 2005 among Louisa K. Becker, James N. Dettl, Steven K. Miller, Bryant H. Patton, Marcus W. Rhoades, Robert N. Skinner and Yorktown Energy Partners IV, L.P. (Sellers), Camden Resources, Inc. and Maverick Oil and Gas, Inc.(6)
10.27	Form of Securities Purchase Agreement between Millenium Global High Yield Fund, Ltd. and Maverick Oil and Gas Inc., dated as of November 29, 2005(9)
10.28	Form of Common Stock Purchase Warrant between Millenium Global High Yield Fund, Ltd. and Maverick Oil and Gas, Inc., dated as of November 29, 2005(9)
10.29	Securities Purchase Agreement dated January 5, 2006 (relating to the sale of Secured Convertible Debentures and associated Warrants)(10)
10.30	Form of Secured Convertible Debenture dated January 5, 2006(10)
10.31	Form of Warrant dated January 5, 2006(10)
10.32	Form of Registration Rights Agreement dated January 5, 2006(10)
10.33	Form of Security Agreement dated January 5, 2006(10)
14.1	Code of Business Conduct and Ethics(9)
21.1	Subsidiaries of the Registrant (9)
23.1	Consent of Malone & Bailey, PC (12)
23.2	Consent of Morgan & Company (12)
23.3	Consent of counsel (included in Exhibit 5.1 opinion)
23.4	Consent of counsel (included in Exhibit 5.2 opinion)
23.5	Consent of Miller and Lents, Ltd. (11)

(1) Incorporated by reference to our Registration Statement on Form SB-2 filed with the Commission on October 14, 2002.

(2) Incorporated by reference to our Annual Report on 10-KSB filed with the Commission on December 3, 2004.

(3) Incorporated by reference to our Current Report on Form 8-K filed with the Commission on March 15, 2005.

(4) Incorporated by reference to our Current Report on Form 8-K filed with the Commission on June 3, 2005.

(5) Incorporated by reference to our Current Report on Form 8-K filed with the Commission on November 1, 2005.

(6) Incorporated by reference to our Current Report on Form 8-K filed with the Commission on April 12, 2005.

(7) Incorporated by reference to the Registrant’s current Report on Form 8-K filed with the Commission on January 4, 2006.

(8) Incorporated by reference to our Current Report on Form 8-K filed with the Commission on November 1, 2005.

(9) Incorporated by reference to the Registrant’s Annual Report on Form 10-KSB filed with the Commission on November 29, 2005.

(10) Incorporated by reference to our Current Report on Form 8-K filed with the Commission on January 9, 2006.

(11) Previously filed with Registration Statement on Form S-1 (No. 333-131913).

(12) Filed herewith.

Item 17. Undertakings

      The undersigned Registrant hereby undertakes:

      (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

      (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

      (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

      (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

      (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

       (4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

       (i) If the undersigned Registrant is relying on Rule 430B:

       (A) Each prospectus filed by the Registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

       (B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof, Provided however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

       (ii) If the undersigned Registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

       (5) That, for the purpose of determining liability of the undersigned Registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

       (i) Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

       (ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;

       (iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and

       (iv) Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

       (6) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing this Amendment No. 2 and has authorized this Amendment No. 2 to be signed on its behalf by the undersigned, in Fort Lauderdale, Florida, on April 20 , 2006.

MAVERICK OIL AND GAS, INC.

Date: April 20, 2006	/s/ V. Ray Harlow V. Ray Harlow Chief Executive Officer
Date: April 20, 2006	/s/ John Ruddy John Ruddy Chief Financial Officer and Principal Accounting Officer

      In accordance with the requirements of the Securities Act of 1933, this Amendment No. 2 has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

Signature	Title	Date
/s/ V. Ray Harlow V. Ray Harlow	Chief Executive Officer	April 20, 2006
/s/ John Ruddy John Ruddy	Chief Financial Officer and Principal Accounting Officer	April 20, 2006
* Lance E. Johnson	Director	April 20, 2006
* David Preng	Director	April 20, 2006
* Andrej Rucigaj	Director	April 20, 2006
* Matthew Fitzgerald	Director	April 20, 2006
* /s/ V. Ray Harlow V. Ray Harlow, Attorney-in-Fact Dated: April 20, 2006

EXHIBIT INDEX

Exhibit Number	Description
23.1	Consent of Malone & Bailey, PC
23.2	Consent of Morgan & Company